Exhibit 2.1

BUNKER HILL MINING CORP.

AND

SILVER47 EXPLORATION CORP.

ARRANGEMENT AGREEMENT

DATED August 20, 2026

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5.4	Covenants of Bunker Hill Relating to the Arrangement	89
5.5	Mutual Covenants	91
5.6	Covenants Relating to Third Party Consents and Approvals	93
5.7	Covenants Relating to Regulatory Approvals	94

Article 6 CONDITIONS		96

6.1	Mutual Conditions Precedent	96
6.2	Additional Conditions Precedent to the Obligations of Bunker Hill	97
6.3	Additional Conditions Precedent to the Obligations of Silver47	98
6.4	Satisfaction of Conditions	99

Article 7 ADDITIONAL AGREEMENTS		99

7.1	Notice and Cure Provisions	99
7.2	Non-Solicitation	100
7.3	Superior Proposals and Right to Match	103
7.4	Expenses and Termination Fees	105
7.5	Access to Information; Confidentiality	108
7.6	Insurance and Indemnification	109

Article 8 TERM, TERMINATION, AMENDMENT AND WAIVER		109

8.1	Term	109
8.2	Termination	109
8.3	Amendment	112
8.4	Waiver	112

Article 9 GENERAL PROVISIONS		112

9.1	Privacy	112
9.2	Notices	113
9.3	Governing Law; Waiver of Jury Trial	114
9.4	Injunctive Relief	114
9.5	Time of Essence	114
9.6	Entire Agreement, Binding Effect and Assignment	114
9.7	Severability	115
9.8	Counterparts, Execution	115

Schedule A — Plan of Arrangement

Schedule B — Arrangement Resolution

Schedule C — Regulatory Approvals

Schedule D — Director and Officer Appointments

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ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated August 20, 2026

BETWEEN:

BUNKER HILL MINING CORP., a corporation existing under the laws of Nevada (“Bunker Hill”)

AND:

SILVER47 EXPLORATION CORP., a corporation existing under the laws of British Columbia (“Silver47”)

WHEREAS:

A.	Bunker Hill proposes to acquire all of the issued and outstanding Silver47 Shares pursuant to the Arrangement, as provided in this Agreement.

B.	The Silver47 Board, after consultation with its financial and legal advisors and reviewing the Silver47 Fairness Opinion, has unanimously (i) determined that the business combination between Silver47 and Bunker Hill to be effected by way of the Plan of Arrangement and the entry into this Agreement are in the best interests of Silver47 and the Silver47 Shareholders, (ii) approved the transactions contemplated by this Agreement, (iii) determined to recommend approval of the Arrangement Resolution by the Silver47 Shareholders, and (iv) directed that approval of the Arrangement Resolution be submitted for consideration at a special meeting of the Silver47 Shareholders.

C.	The Bunker Hill Board, after consultation with its financial and legal advisors and reviewing the Bunker Hill Fairness Opinion, has unanimously (i) determined that the business combination between Silver47 and Bunker Hill to be effected by way of the Plan of Arrangement and the entry into this Agreement are in the best interests of Bunker Hill and the Bunker Hill Shareholders, (ii) approved the transactions contemplated by this Agreement, (iii) determined to recommend approval of the Bunker Hill Resolutions by the Bunker Hill Shareholders, and (iv) directed that approval of the Bunker Hill Resolutions be submitted for consideration at a special meeting of the Bunker Hill Shareholders.

D.	In furtherance of such business combination between Silver47 and Bunker Hill, the Silver47 Board has agreed to submit the Plan of Arrangement to the Silver47 Shareholders and the Court for approval as contemplated hereby, and the Bunker Hill Board has agreed to submit the Bunker Hill Resolutions to the Bunker Hill Shareholders for approval.

THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, expression of interest, or inquiry, whether oral or written, from, or public announcement of intention by, any person or group of persons acting jointly or in concert (as such term is defined in NI 62-104) (other than a Party or any of its affiliates) made after the date hereof relating to: (i) any acquisition, sale, disposition, lease, license, joint venture, royalty, stream, long-term supply agreement or other arrangement having the same economic effect as an acquisition, sale or disposition, direct or indirect, of: (a) the assets of a Party and/or one or more of its subsidiaries (including shares of subsidiaries of such Party) that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of such Party and its subsidiaries taken as a whole, or which contribute 20% or more of the consolidated revenue of the Party and its subsidiaries, taken as a whole (in each case based upon the most recent publicly available consolidated financial statements of the Party); or (b) 20% or more of any voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for such voting or equity securities) of a Party or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of such Party and its subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of the Party and its subsidiaries, taken as a whole (in each case based upon the most recent publicly available consolidated financial statements of the Party); (ii) any take-over bid, tender offer, treasury issuance, exchange offer or other offer for any class of voting or equity securities of a Party that, if consummated, would result in such person or group of persons beneficially owning 20% or more of any class of voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of a Party; or (iii) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a Party or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of such Party and its subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of the Party and its subsidiaries, taken as a whole (in each case based upon the most recent publicly available consolidated financial statements of the Party);

“affiliate” except where otherwise indicated, has the meaning ascribed thereto in NI 45-106, in force as of the date of this Agreement;

“Agreement” means this arrangement agreement, including all schedules annexed hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Arrangement” means the arrangement pursuant to the provisions of Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto in accordance with Section 8.3 hereof, or the Plan of Arrangement, or at the direction of the Court in the Final Order with the prior written consent of each of Bunker Hill and Silver47, all acting reasonably;

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“Arrangement Resolution” means the special resolution of the Silver47 Shareholders approving the Arrangement to be considered at the Silver47 Meeting, substantially in the form and content of Schedule B hereto;

“associate” has the meaning ascribed to such term in the Securities Act;

“BCBCA” means the Business Corporations Act (British Columbia);

“BCSC” means the British Columbia Securities Commission;

“Board” means, in respect of Silver47, the Silver47 Board and in respect of Bunker Hill, the Bunker Hill Board;

“Board Recommendation” means, in respect of Silver47, the Silver47 Board Recommendation and, in respect of Bunker Hill, the Bunker Hill Board Recommendation;

“Bunker Hill Benefit Plans” has the meaning ascribed to such term in Section 4.1(ii);

“Bunker Hill Board” means the board of directors of Bunker Hill as the same is constituted from time to time;

“Bunker Hill Board Recommendation” has the meaning ascribed to such term in Section 2.2(b)(ii);

“Bunker Hill Budget” means the Bunker Hill Budget as disclosed in Schedule 1.1 of the Bunker Hill Disclosure Letter;

“Bunker Hill Charter Amendment Resolution” means the proposal for the Bunker Hill Shareholders to approve the amendment (the “Bunker Hill Charter Amendment”) to the articles of incorporation of Bunker Hill to increase the authorized Bunker Hill Shares from 100,000,000 shares to 400,000,000 shares;

“Bunker Hill Compensation Option Certificates” means the compensation option certificates, as amended, dated September 29, 2025 and March 5, 2026, representing the compensation options previously issued by Bunker Hill;

“Bunker Hill Compensation Options” means the Bunker Hill Share compensation options issued under the terms of the Bunker Hill Compensation Option Certificates;

“Bunker Hill Convertible Debentures” means, collectively, the Series 1 Convertible Debentures, the Series 2 Convertible Debentures, the Series 3 Convertible Debentures, as amended, each as defined in the Bunker Hill Public Disclosure Record;

“Bunker Hill Convertible Securities” means the Bunker Hill Compensation Options, Bunker Hill Options, Bunker Hill Warrants, Bunker Hill DSUs and Bunker Hill RSUs;

“Bunker Hill Data Room Information” means the information contained in the files, reports, data, documents and other materials relating to Bunker Hill and the Bunker Hill Subsidiary as provided in the electronic data rooms hosted by Bunker Hill in connection with the transactions contemplated hereby as of August 19, 2026;

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“Bunker Hill Deferred Share Unit Plan” means the deferred share unit plan of Bunker Hill made effective on April 21, 2020;

“Bunker Hill Disclosure Letter” means the disclosure letter executed by Bunker Hill and delivered to Silver47 in connection with the execution of this Agreement;

“Bunker Hill DSU” means a deferred share unit issued pursuant to the Bunker Hill Deferred Share Unit Plan;

“Bunker Hill Expense Reimbursement” has the meaning ascribed to such term in Section 7.4.10;

“Bunker Hill Fairness Opinion” has the meaning ascribed to such term in Section 2.2(b)(i);

“Bunker Hill Financial Statements” has the meaning ascribed to such term in Section 4.1(k);

“Bunker Hill Locked-up Shareholders” means (i) each of the senior officers and directors of Bunker Hill, and (ii) certain other significant securityholders of Bunker Hill, including Teck Resources Limited and Sprott Private Resource Streaming & Royalty Corp.;

“Bunker Hill Material Contracts” has the meaning ascribed to such term in Section 4.1(cc);

“Bunker Hill Material Permits” has the meaning ascribed to such term in Section 4.1(dd);

“Bunker Hill Meeting” means the special meeting of the Bunker Hill Shareholders, including any adjournment or postponement thereof, to be called and held to consider and, if thought appropriate, approve the Bunker Hill Resolutions;

“Bunker Hill Options” means the outstanding options to purchase Bunker Hill Shares granted under the Bunker Hill Stock Option Plan;

“Bunker Hill Property” means the Bunker Hill Mine located in Coeur D’Alene Mining District, in the cities of Kellogg and Warnder and in Shoshone County, Idaho, USA, which is comprised and covers, inter alia, Bunker Hill’s and the Bunker Hill Subsidiary’s mining rights, properties and other assets;

“Bunker Hill Proxy Statement” means the notice of the Bunker Hill Meeting and accompanying proxy statement, including all schedules, appendices and exhibits thereto, to be sent to the Bunker Hill Shareholders in connection with the Bunker Hill Meeting, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement;

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“Bunker Hill Public Disclosure Record” means all documents and information required to be filed or furnished, as applicable, by Bunker Hill under applicable Securities Laws on SEDAR+ or to the SEC, during the two years prior to the date hereof;

“Bunker Hill Regulatory Authorities” has the meaning ascribed to such term in Section 4.1(hh);

“Bunker Hill Regulatory Authorizations” has the meaning ascribed to such term in Section 4.1(hh);

“Bunker Hill Resolutions” means the Bunker Hill Share Issuance Resolution and the Bunker Hill Charter Amendment Resolution;

“Bunker Hill Restricted Share Unit Plan” means the restricted share unit plan of Bunker Hill adopted by the Bunker Hill Shareholders on June 11, 2026, as amended;

“Bunker Hill RSU” means a restricted share unit issued pursuant to the Bunker Hill Restricted Share Unit Plan;

“Bunker Hill Share Issuance Resolution” means the proposal for the Bunker Hill Shareholders to approve the issuance of Bunker Hill Shares in connection with the Arrangement;

“Bunker Hill Shareholder Approval” means, together, (a) the approval of the Bunker Hill Share Issuance Resolution by a simple majority of the votes cast by the Bunker Hill Shareholders present in person or by proxy at the Bunker Hill Meeting, as required by the rules of the TSX and, if applicable, the NYSE American and (b) the approval of the Bunker Hill Charter Amendment Resolution by a majority of the votes entitled to be cast by the Bunker Hill Shareholders at the Bunker Hill Meeting;

“Bunker Hill Shareholders” means the holders of outstanding Bunker Hill Shares;

“Bunker Hill Shares” means the shares of common stock, par value $0.000001 per share, of Bunker Hill;

“Bunker Hill Stock Option Plan” means the amended and restated stock option plan of Bunker Hill adopted by the Bunker Hill Shareholders on June 11, 2026;

“Bunker Hill Subsidiary” means Silver Valley Metals Corp.;

“Bunker Hill Technical Report” means (i) the NI 43-101 amended and restated technical report dated September 30, 2022, entitled “Technical Report and Pre-Feasibility Study for Underground Mining, Milling and Concentration of Lead, Silver and Zinc at the Bunker Hill Mine, Coeur D’Alene Mining District, Shoshone County, Idaho, USA”, effective August 29, 2022, as filed on SEDAR+; and (ii) the S-K 1300 technical report summary dated April 14, 2023, entitled “S-K 1300 Technical Report Summary Bunker Hill Mine Pre-Feasibility Study Coeur D’Alene Mining District Shoshone County, Idaho, USA”, effective August 29, 2022, as filed with the SEC;

“Bunker Hill Termination Fee Event” has the meaning ascribed to such term in Section 7.4.6;

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“Bunker Hill Third Party Consents and Approvals” means those consents and approvals, other than Regulatory Approvals, required from any third party to proceed with the transactions contemplated by this Agreement and the Plan of Arrangement, as set out in the Bunker Hill Disclosure Letter;

“Bunker Hill Voting Agreements” means the voting agreements (including all amendments thereto) between Silver47 and the Bunker Hill Locked-up Shareholders setting forth the terms and conditions upon which they agree to vote their Bunker Hill Shares in favour of the Bunker Hill Resolutions;

“Bunker Hill Warrant Certificates” means the warrant certificates, dated August 9, 2024, October 1, 2024, November 15, 2024, January 7, 2025, November 21, 2025 and June 5, 2025, representing certain Bunker Hill Warrants;

“Bunker Hill Warrant Indentures” means the warrant indentures, dated June 5, 2025, September 29, 2025 and March 5, 2026, representing certain Bunker Hill Warrants;

“Bunker Hill Warrants” means the Bunker Hill Share purchase warrants issued under the terms of the Bunker Hill Warrant Certificates and Bunker Hill Warrant Indentures;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia or Toronto, Ontario;

“Canadian Securities Laws” means the Securities Act and all other applicable Canadian provincial and territorial securities Laws;

“Change in Recommendation” has the meaning ascribed to such term in Section 7.2.1;

“Circular” means, in respect of Silver47, the Silver47 Circular and, in respect of Bunker Hill, the Bunker Hill Proxy Statement;

“Competition Act” shall mean the Competition Act (Canada) and the regulations promulgated thereunder, as amended from time to time;

“Concession” means any mining concession, claim, lease, licence, permit or other right to explore for, exploit, develop, mine or produce minerals or any interest therein which a Party or any of its subsidiaries owns or has a right or option to acquire or use;

“Confidentiality Agreement” means the agreement between Bunker Hill and Silver47 dated February 3, 2026 pursuant to which Bunker Hill has been provided with access to confidential information of Silver47 and Silver47 has been provided with access to confidential information of Bunker Hill;

“Consideration” means the consideration to be received pursuant to the Plan of Arrangement for each Silver47 Share that is issued and outstanding immediately prior to the Effective Time, consisting of the Consideration Shares;

“Consideration Shares” means the Bunker Hill Shares to be issued to the Silver47 Securityholders pursuant to the Arrangement;

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“Contract” means any contract, agreement, license, franchise, lease, arrangement or other right or obligation to which Silver47 or Bunker Hill or any of their respective subsidiaries is a party or by which Silver47 or Bunker Hill or any of their respective subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

“Corrupt Practices Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.) and the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder), or any applicable anti-bribery and anti-corruption Laws;

“Court” means the Supreme Court of British Columbia;

“DC&P” has the meaning ascribed to such term in Section 3.1(n);

“Depositary” means any trust company, bank or financial institution agreed to in writing between Bunker Hill and Silver47 (each acting reasonably) to act as depositary in relation to the Arrangement;

“Effective Date” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, unless a different time on the Effective Date is agreed to by the Parties and set out in an instrument in writing for that purpose that is executed by the Parties;

“Environment” means the air, water (surface or ground water), land (including the surface soils and surficial materials) and all living organisms and the interacting natural systems that include components of the air, land, water and inorganic matters and living organisms, and the environment or natural environment as defined in any Environmental Law, and “Environmental” shall have a corresponding meaning;

“Environmental Laws” means all applicable federal, provincial, state, local and foreign Laws, imposing liability or standards of conduct for, or relating to, the regulation of activities or Hazardous Substances in connection with, or for, or to, the protection of human health and safety, as either relate to exposure to Hazardous Substances, the Environment or the conservation of use and protection of natural resources;

“Environmental Liabilities” means, with respect to any person, all liabilities, remedial, rehabilitation, closure, and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, (including punitive damages, property damages, consequential damages, environmental damages, and treble damages), costs and expenses, fines, penalties, cost of environmental compensation and sanctions incurred as a result of, or related to, any claim, suit, action, administrative order, closure plan, investigation, proceeding or demand by any person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law arising under, or related to, any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release whether on, at, in, under, from or about or in the vicinity of any real or personal property;

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“Environmental Permits” means all permits, waivers, consents, regulatory agreements, licenses, written authorizations, concessions, certificates, approvals, program participation requirements, sign-offs or registrations required by or available with or from any Governmental Entity under any Environmental Laws;

“Exchange Ratio” means 0.1724 of a Bunker Hill Share for each Silver47 Share;

“Exchanges” means the TSX and the TSXV and, if the Bunker Hill Shares are listed on the NYSE American at the relevant time, the NYSE American;

“Final Order” means the final order of the Court, after being informed of the intention to rely upon the exemption from the registration requirements under Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares and the Replacement Convertible Securities pursuant to the Arrangement, made pursuant to Section 291(4) of the BCBCA, approving the Arrangement, in form and substance acceptable to Silver47 and Bunker Hill, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court at any time prior to the Effective Date (provided that any such amendment, modification, supplementation or variation is acceptable to each of Silver47 and Bunker Hill, each acting reasonably), or, if appealed, then, as affirmed or as amended on appeal (provided that any such amendment is acceptable to each of Silver47 and Bunker Hill, each acting reasonably) unless such appeal is withdrawn, abandoned or denied;

“Government Official” means (i) any official, employee, agent or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any official, employee, agent or representative of, or any person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity or (iii) any official, employee, agent or representative of, or any person acting in an official capacity for or on behalf of, a public international organization;

“Governmental Entity” means: (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, bureau, board or authority of any of the foregoing; (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (d) any stock exchange, including the Exchanges; or (e) any government-run, government-owned, or government-controlled entity;

“Hazardous Substance” means any solid, liquid, gas, substance, radiation, vibration, heat, or material, including constituent components, such as a pollutant, contaminant, waste, chemical, toxic, flammable, explosive, infectious, radioactive, ignitable, corrosive, tailings, reactive, dangerous, designated, residual or otherwise hazardous or deleterious substance, as each may be regulated, identified, or defined under any Environmental Laws;

“IAS 34” has the meaning ascribed to such term in Section 3.1(m);

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“ICFR” has the meaning ascribed to such term in Section 3.1(n);

“IFRS” means International Financial Reporting Standards, at the relevant time, prepared on a consistent basis;

“including” means including without limitation, and “include” and “includes” each have a corresponding meaning;

“Intellectual Property” means any licenses for or other rights to use, any inventions, patent applications, patents, trade-marks (both registered and unregistered), trade names, copyrights, trade secrets and other proprietary information of a Party or a subsidiary;

“Interim Order” means the interim order of the Court, after being informed of the intention to rely upon the exemption from the registration requirements under Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares and the Replacement Convertible Securities pursuant to the Arrangement, made pursuant to Section 291(2) of the BCBCA, following the application contemplated by Section 2.3(a) hereof, in form and substance acceptable to each of Silver47 and Bunker Hill, each acting reasonably, providing for, among other things, declarations and directions in respect of the notice to be given in respect of, and the calling and holding of the Silver47 Meeting, as the same may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of Silver47 and Bunker Hill, each acting reasonably);

“International Trade Laws” means any of the following: (a) any Laws concerning the importation of merchandise and other items (including technology, services, and software), including but not limited to those administered by U.S. Customs and Border Protection, (b) any Laws concerning the exportation or re-exportation of items (including technology, services, and software), including but not limited to those administered by Canada, the United States, the European Union, the United Kingdom, or any other applicable export controls regime, or (c) any Sanctions Laws;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including the Exchanges), and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing, other than Permitted Liens;

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“Material Adverse Effect” means in respect of Silver47 or Bunker Hill, as applicable, any change, effect, event, occurrence or state of facts that either individually or in the aggregate with other such changes, effects, events, occurrences or states of fact, is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, assets, properties, financial condition or liabilities of that person and its subsidiaries, on a consolidated basis, except any change, effect, event, occurrence or state of facts resulting from or relating to: (i) the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby (including the impact of any of the foregoing on the relationships, contractual or otherwise, of such Party with its customers, suppliers, service providers and employees); (ii) changes in general economic, securities, financial, banking or currency exchange markets including, without limitation, the imposition or adjustment of tariffs provided that such changes do not have a materially disproportionate effect on that person relative to comparable silver mining companies; (iii) any change in IFRS, U.S. GAAP or changes in applicable regulatory accounting requirements applicable to the industries in which such Party conducts business, or that results from any action taken for the purpose of complying with any of the foregoing; (iv) any natural disaster provided that it does not have a materially disproportionate effect on that person relative to comparable silver mining companies; (v) changes or developments affecting the silver mining industry generally or silver prices (on a current or forward basis), provided that such changes do not have a materially disproportionate effect on that person relative to comparable silver mining companies; (vi) generally applicable changes in applicable Law provided that it does not have a materially disproportionate effect on that person relative to comparable silver mining companies; (vii) the commencement or continuation of any war, armed hostilities or acts of terrorism provided that it does not have a materially disproportionate effect on that person relative to comparable silver mining companies; (viii) changes in political or civil conditions in any jurisdiction in which such person’s assets and/or its business and operations are located provided that such changes do not have a materially disproportionate effect on that person relative to comparable silver mining companies; (ix) any change or development in political policy conditions in Canada or the U.S. provided that it does not have a materially disproportionate effect on that person relative to comparable silver mining companies; (x) any decrease in the market price or any decline in the trading volume of that person’s common shares on the Exchanges (it being understood that the causes underlying such change in market price or trading volume (other than those in items (i) to (ix) above) may be taken into account in determining whether a Material Adverse Effect has occurred); and (xi) any actions taken or omitted to be taken by such person pursuant to this Agreement to obtain any approvals, consents, registrations, permits, or authorizations for the completion of the transactions contemplated by this Agreement; provided, however, that references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a Material Adverse Effect has occurred;

“Material Contract” means, in respect of any person, any Contract entered into outside the ordinary course of business of such person (except for any earn-in, option, joint venture or similar agreement not relating to the Bunker Hill Property or the Silver47 Properties, as applicable) to which such person is party: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect; (ii) under which such person or any of its subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $2,000,000 in the aggregate; (iii) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $2,000,000; (iv) providing for the establishment, organization or formation of any joint venture that is material to it; (v) under which such person or any of its subsidiaries is obligated to make or expects to receive payments in excess of $1,000,000 over the remaining term of the Contract; (vi) that limits or restricts such person or any of its subsidiaries from engaging in any line of business or any geographic area in any material respect; or (vii) that is otherwise material to such person and its subsidiaries, considered as a whole; and, for greater certainty, with respect to Silver47, includes the Material Contracts listed in Schedule 3.1(ee) of the Silver47 Disclosure Letter and, with respect to Bunker Hill, includes the Material Contracts listed in Schedule 4.1(cc) of the Bunker Hill Disclosure Letter;

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“Material Employees” means senior management and executive officers as set out in the Bunker Hill Disclosure Letter and the Silver47 Disclosure Letter, as applicable;

“material fact” has the meaning ascribed to such term in the Securities Act provided, that with respect to any documents filed or furnished by Bunker Hill or Silver47 with or to the SEC, “material fact” means a fact that is “material”, where “material” has the meaning ascribed thereto under the U.S. Exchange Act;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators;

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators;

“NI 54-101” means National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer;

“NI 62-104” means National Instrument 62-104 – Takeover Bids and Issuer Bids;

“NYSE American” shall mean the NYSE American LLC;

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person; provided that in any event such action is not unreasonable or unusual;

“Outside Date” means January 31, 2027 or such later date as may be agreed to by the Parties and set out in an instrument in writing for that purpose that is executed by the Parties;

“Party” means any of Silver47 or Bunker Hill, as the case may be, and “Parties” means each of them, as applicable;

“Permit” means any license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of and from any Governmental Entity;

“Permitted Liens” means, with respect to Silver47, the Permitted Liens identified in the Silver47 Disclosure Letter and, with respect to Bunker Hill, the Permitted Liens identified in the Bunker Hill Disclosure Letter;

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“person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A hereto, and any amendments or variations thereto made in accordance with Section (ii) hereof or the Plan of Arrangement or at the direction of the Court (with the prior written consent of each of Silver47 and Bunker Hill, each acting reasonably);

“Qualified Person” shall have the meaning ascribed to such term in NI 43-101, in respect of any technical information prepared in accordance with or required to comply with NI 43-101, and the meaning ascribed to such term in S-K 1300, in respect of any technical information prepared in accordance with or required to comply with S-K 1300;

“Receiving Party” has the meaning ascribed to such term in Section 7.3.1(a);

“Regulatory Approvals” means the sanctions, rulings, consents, orders, exemptions, permits, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities described in Schedule C attached hereto;

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping or leaching of Hazardous Substance into the Environment;

“Replacement Convertible Securities” means (i) the Replacement Options and (ii) the Replacement Warrants;

“Replacement Options” has the meaning given thereto in the Plan of Arrangement;

“Replacement Warrants” has the meaning given thereto in the Plan of Arrangement;

“Representatives” has the meaning ascribed to such term in Section 7.2.1;

“Research Capital” means Research Capital Corporation;

“Responding Party” has the meaning ascribed to such term in Section 7.3.1(a);

“Response Period” has the meaning ascribed to such term in Section 7.3.1(b);

“Returns” means all reports, forms, elections, declarations, designations, notices, filings, information statements, returns and other documents, including any amended filings, schedules, attachments, supplements, appendices and exhibits thereto, that are filed or required to be filed with any Governmental Entity in connection with any Taxes, and whether in tangible or electronic form;

“S-K 1300” means Subpart 1300 of Regulation S-K under the U.S. Exchange Act and Item 601(b)(96) of Regulation S-K under the U.S. Exchange Act;

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“Sanctioned Country” means any country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws;

“Sanctioned Person” means, at any time, any person that is the target of Sanctions Laws, including (a) the government or government agency of a Sanctioned Country; (b) any person domiciled, organized or resident under the laws of, or determined to be resident in, a Sanctioned Country; (c) any person identified in any Sanctions Laws-related list of listed, designated, blocked or denied persons maintained by the United States (including OFAC and the United States Department of State), Canada (including Global Affairs Canada and Public Safety Canada), the United Kingdom (including His Majesty’s Treasury), United Nations Security Council, the European Union, or any European Union member state; or (d) any person directly or indirectly owned (50% or more) or Controlled by, or acting for or on behalf of, or at the direction of, any such person or persons described in the foregoing clauses (a), (b) or (c). For purposes of the definition of this definition, “Control” means that (a) a person holds, directly or indirectly, 50% or more of the shares or ownership interests in the entity or 50% or more of the voting rights in the entity, (b) a person is able, directly or indirectly, to (i) appoint or remove, or has appointed or removed, a majority of the members of the entity’s board of directors or similar governing body, (ii) alter the powers of the entity’s board of directors or similar governing body, or (iii) for purposes of the Special Economic Measures Act (Canada) only, change the composition or powers of the entity’s board of directors or (c) it is reasonable to conclude, having regard to all the circumstances, that a person is able, directly or indirectly and through any means, to direct the entity’s activities;

“Sanctions Laws” means any economic sanctions administered by Canada, including but not limited to the Special Economic Measures Act (Canada) (and the regulations promulgated thereunder), the United Nations Act (Canada) (and the regulations promulgated thereunder), the Criminal Code (Canada) (and the regulations promulgated thereunder), the Freezing Assets of Corrupt Foreign Officials Act (Canada) (and the regulations promulgated thereunder), or the Justice for Victims of Corrupt Foreign Officials Act (Canada) (and the regulations promulgated thereunder), the United States, including but not limited to the OFAC or the U.S. State Department, the United Nations, the European Union, the United Kingdom, or any other applicable economic sanctions regimes;

“Schedule 14A” means Schedule 14A under the U.S. Exchange Act;

“SEC” means the United States Securities and Exchange Commission;

“SEC Clearance” means the earliest of (a) confirmation from the SEC that the Bunker Hill Proxy Statement is not to be reviewed by the SEC, (b) if Bunker Hill has not otherwise been informed by the SEC that the SEC intends to review the Bunker Hill Proxy Statement, the 11th calendar day immediately following the date of filing of the preliminary Bunker Hill Proxy Statement with the SEC and (c) if Bunker Hill receives comments from the SEC with respect to the Bunker Hill Proxy Statement, confirmation from the SEC that it has no further comments on the Bunker Hill Proxy Statement;

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof;

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“Securities Act” means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Authorities” means the BCSC and the applicable securities commissions and other securities regulatory authorities in each of the other provinces and territories of Canada, or the United States, or any state or other jurisdiction in the United States, including the SEC;

“Securities Laws” means collectively, the Canadian Securities Laws and the U.S. Securities Laws;

“SEDAR+” means the System for Electronic Data Analysis and Retrieval+ described in National Instrument 13-101 – System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators and available for public view at www.sedarplus.ca;

“Silver47” has the meaning ascribed to such term in the recitals;

“Silver47 Advisory Warrant Certificates” means the warrant certificates, as amended, each dated January 14, 2026, September 16, 2025, August 1, 2025 and November 1, 2024;

“Silver47 Advisory Warrants” means Silver47 Share purchase warrants issued under the terms of the Silver47 Advisory Warrant Certificates;

“Silver47 Benefit Plans” has the meaning ascribed to such term in Section 3.1(kk)(i);

“Silver47 Board” means the board of directors of Silver47 as constituted from time to time;

“Silver47 Board Recommendation” has the meaning ascribed to such term in Section 2.2(a)(ii);

“Silver47 Broker Warrant Certificates” means the warrant certificates, as amended, each dated January 14, 2026, September 16, 2026, August 1, 2025 and November 1, 2024;

“Silver47 Broker Warrants” means Silver47 Share purchase warrants issued under the terms of the Silver47 Broker Warrant Certificates;

“Silver47 Circular” means the notice of the Silver47 Meeting and accompanying management information circular (including all schedules, appendices and exhibits thereto, and information incorporated by reference therein) to be sent to the Silver47 Shareholders in connection with the Silver47 Meeting, including any amendments or supplements thereto;

“Silver47 Convertible Securities” means Silver47 Options, Silver47 Warrants, Silver47 Advisory Warrants, Silver47 Broker Warrants, Silver47 Finder Warrants, Silver47 Restricted Warrants, Silver47 Unrestricted Warrants and Silver47 RSUs;

“Silver47 Data Room Information” means the information contained in the files, reports, data, documents and other materials relating to Silver47 and the Silver47 Subsidiaries as provided in the electronic data rooms hosted by Silver47 in connection with the transactions contemplated hereby as of August 19, 2026;

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“Silver47 Director Nominees” has the meaning ascribed to such term in Section 5.4(g);

“Silver47 Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by Silver47 and delivered to Bunker Hill concurrently with the execution of this Agreement;

“Silver47 Dissent Rights” means the rights of dissent exercisable by registered Silver47 Shareholders as of the record date of the Silver47 Meeting, in respect of the Arrangement, as described in Section 4.1 of the Plan of Arrangement;

“Silver47 Expense Reimbursement” has the meaning ascribed to such term in Section 7.4.9;

“Silver47 Fairness Opinion” has the meaning ascribed to such term in Section 2.2(a)(i);

“Silver47 Financial Statements” has the meaning ascribed to such term in Section 3.1(m);

“Silver47 Finder Warrant Certificates” means the warrant certificates, as amended, each dated January 14, 2026, April 4, 2025, April 2, 2025, March 21, 2025, March 12, 2025, March 5, 2025, November 1, 2024, June 6, 2024, June 2, 2024, June 28, 2022, and certain other finder warrant certificates issued in 2022;

“Silver47 Finder Warrants” means Silver47 Share purchase warrants issued under the terms of the Silver47 Finder Warrant Certificates;

“Silver47 Incentive Securities” means Silver47 Options and Silver47 RSUs;

“Silver47 Locked-up Shareholders” means (i) each of the senior officers and directors of Silver47, and (ii) certain other significant Silver47 Securityholders agreed to between Silver47 and Bunker Hill;

“Silver47 Material Contracts” has the meaning ascribed to such term in Section 3.1(ee);

“Silver47 Material Permits” has the meaning ascribed to such term in Section 3.1(ff);

“Silver47 Material Properties” means the following mineral property interests of Silver47:

(a) those patented and unpatented lode claims comprising the “The Hughes Silver- Gold Property” located in Nye County in Nevada, U.S.; and

(b) those patented and unpatented lode claims comprising the “Mogollon Silver-Gold Property” located in Catron County in New Mexico, U.S.;

“Silver47 Material Subsidiaries” means those subsidiaries of Silver47 described in Schedule 3.1(c)(i) of the Silver47 Disclosure Letter as being Material Subsidiaries of Silver47;

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“Silver47 Meeting” means the special meeting of the Silver47 Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought advisable, approving the Arrangement Resolution and for any other purpose as may be set out in the Silver47 Circular;

“Silver47 Omnibus Incentive Plan” means the omnibus incentive plan of Silver47 adopted by the board of directors of Silver47 on December 8, 2025 and approved by Silver47 Shareholders on January 21, 2026, being the effective date of the plan;

“Silver47 Options” means options to acquire Silver47 Shares granted pursuant to or otherwise subject to the Silver47 Omnibus Incentive Plan or the Summa Silver Option Plan;

“Silver47 Properties” means the Red Mountain Property, the Hughes Property, the Mogollon Property, the Kennedy Property, the Adams Plateau Property and the Michelle Property, each as more particularly described in the Silver47 Public Disclosure Record;

“Silver47 Public Disclosure Record” means all documents and information required to be filed or furnished, as applicable, by Silver47 under applicable Securities Laws on SEDAR+ during the two years prior to the date hereof;

“Silver47 Regulatory Authorities” has the meaning ascribed to such term in Section 3.1(jj);

“Silver47 Regulatory Authorizations” has the meaning ascribed to such term in Section 3.1(jj);

“Silver47 Restricted Warrant Certificates” means the warrant certificates, as amended, each dated November 1, 2024;

“Silver47 Restricted Warrants” means Silver47 Share purchase warrants issued under the terms of the Silver47 Restricted Warrant Certificates;

“Silver47 RSU” means a restricted share unit issued pursuant to the Silver47 Omnibus Incentive Plan;

“Silver47 Securityholders” means holders of the Silver47 Shares, Silver47 Options, Silver47 RSUs, Silver47 Warrants, Silver47 Advisory Warrants, Silver47 Broker Warrants, Silver47 Finder Warrants, Silver47 Restricted Warrants and Silver47 Unrestricted Warrants;

“Silver47 Shareholders” means the holders of the Silver47 Shares;

“Silver47 Shares” means the common shares in the capital of Silver47;

“Silver47 Subsidiaries” has the meaning ascribed to such term in Section 3.1(c)(i);

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“Silver47 Technical Reports” means, collectively (i) the technical reports prepared for Silver47 entitled “Technical Report on the Red Mountain VMS Property, Bonnifield Mining District, Alaska, USA” dated June 28, 2024 with an effective date of January 12, 2024, (ii) the technical report prepared for Silver47 entitled “Technical Report and Mineral Resource Estimate For The Hughes Silver-Gold Property, Nye County, Nevada, USA” dated March 3, 2025, with an effective date of October 22, 2024, and (iii) the technical report prepared for Silver47 entitled “NI 43-101 Technical Report on Mineral Resources at the Mogollon Silver-Gold Property, Catron County, New Mexico, USA” dated March 2, 2025, with an effective date of November 22, 2024.

“Silver47 Termination Fee Event” has the meaning ascribed to such term in Section 7.4.5;

“Silver47 Third Party Consents and Approvals” means those consents and approvals, other than Regulatory Approvals, required from any third party to proceed with the transactions contemplated by this Agreement and the Plan of Arrangement, as set out in the Silver47 Disclosure Letter;

“Silver47 Unrestricted Warrant Certificates” means the warrant certificates, as amended, each dated November 1, 2024;

“Silver47 Unrestricted Warrants” means Silver47 Share purchase warrants issued under the terms of the Silver47 Unrestricted Warrant Certificates;

“Silver47 Voting Agreements” means the voting agreements (including all amendments thereto) between Bunker Hill and the Silver47 Locked-up Shareholders setting forth the terms and conditions upon which they agree to vote their Silver47 Shares in favour of the Arrangement Resolution;

“Silver47 Warrant Certificates” means the warrant certificates, as amended, each dated July 8, 2021, June 28, 2022, November 28, 2022, June 2, 2024, June 6, 2024, November 1, 2024, November 6, 2024, March 5, 2025, March 12, 2025, March 21, 2025, April 2, 2025, April 4, 2025, August 1, 2025, September 16, 2025, January 14, 2026 and February 17, 2026;

“Silver47 Warrant Indentures” means the warrant indentures, as amended, each dated November 1, 2024, June 17, 2025, August 1, 2025, September 16, 2025, and January 14, 2026;

“Silver47 Warrants” means Silver47 Share purchase warrants issued under the terms of the Silver47 Warrant Certificates and Silver47 Warrant Indentures;

“Sprott Investor Rights Agreement” means the investor rights agreement dated June 5, 2025, between Bunker Hill and an affiliate of Sprott Private Resource Streaming & Royalty Corp.;

“subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary;

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“Summa Silver” means Summa Silver Corp.;

“Summa Silver Option Plan” means the stock option plan of Summa Silver adopted by the board of directors of Summa Silver on February 5, 2024, and approved by the shareholders of Summa Silver on March 26, 2024, being the effective date of the plan;

“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal made by a third party or third parties acting jointly or in concert with one another after the date of this Agreement that relates to the acquisition of 100% of the outstanding voting shares of a Party (the “Target”) (other than voting shares owned by the person making the Superior Proposal) or all or substantially all of the consolidated assets of the Target and its subsidiaries, taken as a whole that is not obtained in violation of this Agreement, or any agreement between the person making such Superior Proposal and the Target; and (i) complies with all applicable Laws; (ii) that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the person making such proposal; (iii) that, in the case of an Acquisition Proposal to acquire 100% of the outstanding voting shares of the Target, is made available to all shareholders of the Target on the same terms and conditions; (iv) that is not subject to a due diligence or access condition (but, for greater certainty, may include a customary access covenant); (v) that is not subject to a financing condition; (vi) in respect of which the Target’s board of directors determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors, that having regard for all of its terms and conditions, and such other factors deemed to be relevant by the board of directors of the Target, including certainty of financing, likelihood of obtaining regulatory approvals and the expected timing and likelihood of consummation, such Acquisition Proposal, would, if consummated in accordance with its terms, result in a transaction more favourable to the holders of its voting shares from a financial point of view than the Arrangement; and (vii) the Target has sufficient financial resources available to pay or has made arrangements to pay any Termination Fee payable pursuant to the terms hereof in accordance with the terms hereof;

“Superior Proposal Agreement” has the meaning ascribed to such term in Section 7.3.1;

“Supplemental Warrant Certificates” means supplemental certificates, or other appropriate instruments evidencing adjustments to the Silver47 Warrants, to be entered into by Bunker Hill in connection with the Silver47 Warrants;

“Supplemental Warrant Indentures” means supplemental indentures, or other appropriate instruments evidencing adjustments to the Silver47 Warrants, to be entered into by Bunker Hill in connection with the Silver47 Warrants;

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended from time to time;

“Taxes” means, with respect to any person, all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, digital services taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, ecological taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, global minimum or “Pillar 2” taxes, goods and services taxes, harmonized sales taxes, mining duties (whether assessed on explored or exploited surface area, related to mining or non-mining activities, based on sales, profits, production, volume or otherwise measured in any manner under applicable Law), contributions, duties, government charges or fees, tariffs, customs duties, surtaxes or other taxes of any kind whatsoever imposed or charged by any Governmental Entity, any requirement to pay or repay any amount to a Governmental Entity in respect of a tax credit, refund, rebate, governmental grant or subsidy, overpayment, or similar adjustment of Taxes, and any instalments in respect thereof, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not, and “Tax” means any one of such Taxes;

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“Teck Investor Rights Agreement” means the investor rights agreement dated June 5, 2025, between Bunker Hill and Teck Resources Limited;

“Termination Fee” has the meaning ascribed to such term in Section 7.4.4;

“Third Party Consents and Approvals” means the Silver47 Third Party Consents and Approvals and the Bunker Hill Third Party Consents and Approvals;

“Title Opinions” means title opinions in respect of the Silver47 Material Properties;

“Transaction Personal Information” has the meaning ascribed to such term in Section 9.1;

“Transmittal Letter” means the letter of transmittal sent to holders of Silver47 Shares for use in connection with the Arrangement;

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code;

“TSX” means the Toronto Stock Exchange;

“TSXV” means the TSX Venture Exchange;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“U.S. GAAP” means generally accepted accounting principles in the United States.

“U.S. Investment Company Act” means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“U.S. Securities Laws” means the U.S. Exchange Act, the U.S. Securities Act and all other applicable U.S. federal securities laws;

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“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder; and

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections, paragraphs and Schedules, and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States and “$” refers to United States dollars.

1.6	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made shall be made in a manner consistent with IFRS, consistently applied.

1.7	Knowledge

In this Agreement, references to “the knowledge of Silver47” means the actual knowledge of the Executive Chairman, Chief Executive Officer, and Chief Financial Officer, in each case after reasonable enquiry within Silver47 and the Silver47 Material Subsidiaries and references to “the knowledge of Bunker Hill” means the actual knowledge of the Executive Chairman, Chief Executive Officer, and Chief Financial Officer, in each case after reasonable enquiry within Bunker Hill and the Bunker Hill Subsidiary.

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1.8	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	—	Plan of Arrangement
Schedule B	—	Arrangement Resolution
Schedule C	—	Regulatory Approvals
Schedule D	—	Bunker Hill Directors and Officers

Article 2
THE ARRANGEMENT

2.1	Arrangement and Meetings

(a)	Silver47 and Bunker Hill agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

(b)	In the event either the Silver47 Meeting or the Bunker Hill Meeting is postponed or adjourned in accordance with the terms of this Agreement, the Silver47 Meeting or the Bunker Hill Meeting, as applicable, shall also be adjourned or postponed in order to ensure that the Silver47 Meeting and Bunker Hill Meeting occur on the same day.

2.2	Approvals

(a)	Silver47 represents and warrants to Bunker Hill that:

(i)	the Silver47 Board has received an oral opinion to be subsequently confirmed in writing (the “Silver47 Fairness Opinion”) from Research Capital that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set out therein, the Consideration to be received by Silver47 Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Silver47 Shareholders;

(ii)	the Silver47 Board, after receiving financial and legal advice and the Silver47 Fairness Opinion, has unanimously: (A) determined that the business combination between Silver47 and Bunker Hill to be effected by way of the Plan of Arrangement and the entry into this Agreement are in the best interests of Silver47 and the Silver47 Shareholders, (B) approved the transactions contemplated by this Agreement, (C) determined to recommend approval of the Arrangement Resolution by the Silver47 Shareholders (the “Silver47 Board Recommendation”) and (D) directed that approval of the Plan of Arrangement be submitted for consideration at a special meeting of Silver47 Shareholders.

(b)	Bunker Hill represents and warrants to Silver47 that:

(i)	the Bunker Hill Board has received an oral opinion to be subsequently confirmed in writing (the “Bunker Hill Fairness Opinion”) from Evans & Evans, Inc., that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set out therein, the Exchange Ratio is fair, from a financial point of view, to Bunker Hill;

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(ii)	the Bunker Hill Board, after evaluating the Arrangement in consultation with Bunker Hill’s management and legal and financial advisors, has unanimously: (A) determined that the business combination between Silver47 and Bunker Hill to be effected by way of the Plan of Arrangement and the entry into this Agreement are in the best interests of Bunker Hill and the Bunker Hill Shareholders, (B) approved the transactions contemplated by this Agreement, (C) determined to recommend approval of the Bunker Hill Resolutions by the Bunker Hill Shareholders (the “Bunker Hill Board Recommendation”) and (D) directed that approval of the Bunker Hill Resolutions be submitted for consideration at a special meeting of Bunker Hill Shareholders.

2.3	Court Orders

Silver47 shall apply to the Court, in a manner acceptable to Bunker Hill, acting reasonably, pursuant to Section 291 of the BCBCA and, in cooperation with Bunker Hill to schedule the Interim Order hearing with the Court for a date that is (i) if Bunker Hill files or is required to file a Schedule 14A proxy statement with the SEC in connection with the Bunker Hill Meeting, on or about the 15th calendar day immediately following the date of filing of the preliminary Bunker Hill Proxy Statement with the SEC; provided that Silver47 shall reschedule such hearing if the SEC Clearance is not obtained (or not obtainable) by the third Business Day prior to the date of the hearing; provided further that in the event such hearing is rescheduled, Silver47 shall use commercially reasonable efforts to reschedule such hearing to occur as soon as reasonably practicable following the receipt of SEC Clearance or (ii) if Bunker Hill does not file and is not required to file a Schedule 14A proxy statement with the SEC in connection with the Bunker Hill Meeting, on or before November 15, 2026, in each case subject to the availability of the Court and subject to and in accordance with the requirements of NI 54-101 with respect to the Silver47 Meeting. Silver47 shall prepare, file and diligently pursue an application to the Court for the Interim Order and Final Order, as follows:

(a)	As soon as reasonably practicable following the date of execution of this Agreement, Silver47 shall file, proceed with and diligently pursue an application to the Court for the Interim Order which application shall provide, among other things:

(i)	for each class of persons to whom notice is to be provided in respect of the Arrangement and the Silver47 Meeting and the manner in which such notice is to be provided;

(ii)	for confirmation of the record date for the Silver47 Meeting (the “Record Date”), for the purposes of determining the Silver47 Shareholders entitled to notice of and to vote at the Silver47 Meeting (which date shall be fixed and filed by Silver47 in consultation with Bunker Hill, acting reasonably);

(iii)	that the Silver47 Meeting may be held as a virtual or hybrid meeting, and that Silver47 Shareholders that participate in the Silver47 Meeting through virtual means, if applicable, will be deemed to be present at the Silver47 Meeting;

(iv)	for the calling and holding of the Silver47 Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement;

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(v)	that the requisite approval for the Arrangement Resolution shall be the affirmative vote of at least:

(A)	66⅔% of the votes cast on the Arrangement Resolution by the Silver47 Shareholders present in person or by proxy at the Silver47 Meeting and voting as a single class; and

(B)	as required by MI 61-101, a simple majority of the votes cast on the Arrangement Resolution by the Silver47 Shareholders present in person or by proxy at the Silver47 Meeting, voting as a single class, excluding, for this purpose, the votes cast by those persons whose votes are required to be excluded by MI 61-101 (collectively, the “Silver47 Shareholder Approval”);

(vi)	that in all other respects, other than as ordered by the Court in the Interim Order, the terms, conditions and restrictions of Silver47’s constating documents, including quorum requirements and other matters, shall apply in respect of the Silver47 Meeting;

(vii)	for the grant of Silver 47 Dissent Rights to the Silver47 Shareholders who are registered holders of Silver47 Shares as of the Record Date;

(viii)	that each Silver47 Securityholder shall have the right to appear before the Court at the hearing of the Court to approve the application for the Final Order, provided that they submit a response by the time and in the manner stipulated in the Interim Order;

(ix)	that the Silver47 Meeting may be adjourned or postponed from time to time by Silver47 in accordance with the terms of this Agreement, or as otherwise agreed to by the Parties, without the need for additional approval of the Court and without the necessity of first convening the Silver47 Meeting or first obtaining any vote of the Silver47 Shareholders respecting the adjournment or postponement, and notice of any such adjournment(s) or postponement(s) shall be given by such method as the Silver47 Board may determine is appropriate in the circumstance;

(x)	that the Record Date for Silver47 Shareholders entitled to notice of, and to vote at, the Silver47 Meeting shall not change in respect of any adjourned or postponed Silver47 Meeting(s) or any other change unless required by the Court or by Law;

(xi)	that the Parties intend to rely upon the Section 3(a)(10) Exemption, subject to and conditioned on the Court’s determination that the Arrangement is substantively and procedurally fair to the Silver47 Securityholders following a hearing at which the Silver47 Securityholders are permitted to appear and be heard, with respect to the issuance of the Consideration Shares and the Replacement Convertible Securities to the Silver47 Securityholders pursuant to the Arrangement, to implement the transactions contemplated hereby in respect of the Silver47 Securityholders;

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(xii)	for the notice requirements with respect to the application to the Court for the Final Order; and

(xiii)	for such other matters Bunker Hill or Silver47 may reasonably require, subject to obtaining the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed, or conditioned.

2.4	Silver47 Meeting

Subject to receipt of the Interim Order and the terms of this Agreement:

(a)	Silver47 agrees to convene and conduct the Silver47 Meeting in accordance with the Interim Order, Silver47’s constating documents, Section 2.1(b) hereof and applicable Laws by November 15, 2026; however, in the event that Bunker Hill files or is required to file a Schedule 14A proxy statement with the SEC in connection with the Bunker Hill Meeting, the Silver47 Meeting shall be held as promptly as reasonably practicable following the SEC Clearance of the Bunker Hill Proxy Statement, and Silver47 shall use commercially reasonable efforts to schedule the Silver47 Meeting on the same date and at the same time as the date and time of the Bunker Hill Meeting.

(b)	Silver47 will use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution, including, if so requested by Bunker Hill and determined by Silver47 to be prudent in the circumstances, using proxy solicitation services, provided that Silver47 shall not be required to solicit from the Silver47 Shareholders proxies in favour of the approval of the Arrangement Resolution, or take any other actions under this Section 2.4(a), if a Change in Recommendation has been made in accordance with Section 7.2.1.

(c)	Silver47 will advise Bunker Hill as Bunker Hill may reasonably request, and at least on a daily basis on each of the last ten Business Days prior to the date of the Silver47 Meeting, as to the tally of the proxies received by Silver47 in respect of the Arrangement Resolution.

(d)	Silver47 will give notice to Bunker Hill of the Silver47 Meeting and allow Bunker Hill’s Representatives and legal counsel to attend the Silver47 Meeting.

(e)	Except to comply with applicable Law, judgment, decree or order of any Governmental Entity, Section 2.1(b) or Section 7.3.5 hereof, Silver47 will not adjourn (other than due to a lack of quorum), postpone or cancel the Silver47 Meeting without the prior written consent of Bunker Hill and the obligations of Silver47 under this Section 2.4(e) will not be affected by the commencement, public proposal, public disclosure or communications to Silver47 or another person of any Acquisition Proposal relating to Silver47.

(f)	Silver47 will not change the Record Date for Silver47 Shareholders entitled to notice of, and to vote at, the Silver47 Meeting in connection with any adjourned or postponed Silver47 Meeting(s) unless required by the Court or by Law.

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(g)	Silver47 will not, without the prior written consent of Bunker Hill, waive the deadline for the submissions of proxies by the Silver47 Shareholders for the Silver47 Meeting.

(h)	Silver47 will promptly advise Bunker Hill of any communication (written or oral) from any person in opposition to the Arrangement Resolution or notice of dissent or purported exercise (written or oral) by any Silver47 Shareholder of Silver47 Dissent Rights received by Silver47 in relation to the Arrangement Resolution and any withdrawal of Silver47 Dissent Rights received by Silver47 and any written communications sent by or on behalf of Silver47 to any Silver47 Shareholder exercising or purporting to exercise Silver47 Dissent Rights in relation to the Arrangement Resolution. Silver47 will provide Bunker Hill with an opportunity to review and comment on any written communications sent by or on behalf of Silver47 to any Silver47 Shareholder who is exercising or purporting to exercise Silver47 Dissent Rights in relation to the Arrangement Resolution and will not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Silver47 Dissent Rights without the prior written consent of Bunker Hill, with such consent not to be unreasonably withheld.

(i)	Silver47 will not recognize any purported notice of exercise of Silver47 Dissent Rights delivered after the deadline to deliver a notice of exercise of Silver47 Dissent Rights without the prior written consent of Bunker Hill, with such consent not to be unreasonably withheld.

(j)	Promptly upon the request of Bunker Hill, Silver47 will use its commercially reasonable efforts to prepare or cause to be prepared and provide to Bunker Hill a list of holders of the securities of Silver47 of all classes, as well as a security position listing from each depositor of its securities, including CDS Clearing and Depositary Services Inc., and will obtain and will deliver to Bunker Hill thereafter on request (acting reasonably) supplemental lists setting out any changes thereto, all such deliveries to be in printed form and, if available, in computer-readable format.

(k)	Subject to applicable Law, Silver47 shall keep Bunker Hill informed of any requests or comments (written or oral) made by Securities Authorities in connection with the Silver47 Meeting.

2.5	Silver47 Circular

(a)	Silver47 shall prepare the Silver47 Circular in compliance with applicable Securities Laws and, as soon as reasonably practicable after obtaining the Interim Order (subject to Bunker Hill providing to Silver47 all information contemplated in Section 2.5(c) in final form), file the Silver47 Circular in all jurisdictions where the same is required to be filed and mail the same as required by the Interim Order and in accordance with all applicable Laws, in all jurisdictions where the same is required, complying in all material respects with all applicable Laws on the date of mailing thereof.

(b)	Silver47 shall ensure that the Silver47 Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Silver47 Circular will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any information relating to Bunker Hill, and its affiliates) and shall provide the Silver47 Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Silver47 Meeting. Subject to Section 7.2, the Silver47 Circular will include the unanimous recommendation of the Silver47 Board that the Silver47 Shareholders vote in favour of the Arrangement Resolution, and a statement that each director of Silver47 intends to vote all of such director’s Silver47 Shares (including any Silver47 Shares issued upon the exercise of any Silver47 Convertible Securities) in favour of the Arrangement Resolution, subject to the other terms of this Agreement and the Silver47 Voting Agreements.

(c)	Bunker Hill will furnish to Silver47 all such information regarding Bunker Hill and its affiliates and the Consideration Shares, as may be reasonably required by Silver47 in the preparation of the Silver47 Circular and other documents related thereto. Bunker Hill shall also use commercially reasonable efforts to obtain any necessary consents from Qualified Persons and its auditors to the use of any financial or technical information required to be included in the Silver47 Circular. Bunker Hill shall ensure that no such information will include any untrue statement of a material fact or omit to state a material fact required to be stated in the Silver47 Circular in order to make any information so furnished or any information concerning Bunker Hill not misleading in light of the circumstances in which it is disclosed and shall constitute full, true and plain disclosure of such information concerning Bunker Hill.

(d)	Bunker Hill and its legal counsel shall be given a reasonable opportunity to review and comment on the Silver47 Circular, prior to the Silver47 Circular being printed and mailed to the Silver47 Shareholders and filed with the Securities Authorities, and reasonable consideration shall be given to any comments made by Bunker Hill and its legal counsel, provided that all information relating solely to Bunker Hill and its affiliates, included in the Silver47 Circular shall be in form and content satisfactory to Bunker Hill, acting reasonably. Silver47 shall provide Bunker Hill with a final copy of the Silver47 Circular prior to mailing to the Silver47 Shareholders.

(e)	Silver47 and Bunker Hill shall each promptly notify the other if at any time before the Effective Date it becomes aware (in the case of Silver47 only with respect to Silver47 and in the case of Bunker Hill only with respect to Bunker Hill) that the Silver47 Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Silver47 Circular, and the Parties shall co-operate in the preparation of any amendment or supplement to the Silver47 Circular, as required or appropriate, and Silver47 shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Silver47 Circular to the Silver47 Shareholders and, if required by the Court or applicable Laws, file the same with the Securities Authorities and as otherwise required.

(f)	Subject to applicable Law, Silver47 shall keep Bunker Hill informed of any requests or comments (written or oral) made by Securities Authorities in connection with the Silver47 Circular.

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2.6	Bunker Hill Meeting

Subject to the terms of this Agreement:

(a)	Bunker Hill agrees to convene and conduct the Bunker Hill Meeting in accordance with Bunker Hill’s constating documents, Section 2.1(b) hereof and applicable Laws by November 15, 2026; however, in the event that Bunker Hill files or is required to file a Schedule 14A proxy statement with the SEC in connection with the Bunker Hill Meeting, the Bunker Hill Meeting shall be held as promptly as reasonably practicable following the SEC Clearance of the Bunker Hill Proxy Statement, and Bunker Hill shall use commercially reasonable efforts to schedule the Bunker Hill Meeting on the same date and at the same time as the date and time of the Silver47 Meeting;

(b)	Bunker Hill will use its commercially reasonable efforts to solicit proxies in favour of the approval of the Bunker Hill Resolutions at the Bunker Hill Meeting, including, if so requested by Silver47 and determined by Bunker Hill to be prudent in the circumstances, using proxy solicitation services, provided that Bunker Hill shall not be required to solicit from the Bunker Hill Shareholders proxies in favour of the approval of the Bunker Hill Resolutions, or take any other actions under this Section 2.6(a), if a Change in Recommendation has been made in accordance with Section 7.2.1.

(c)	Bunker Hill will advise Silver47 as Silver47 may reasonably request, and at least on a daily basis on each of the last ten Business Days prior to the date of the Bunker Hill Meeting, as to the tally of the proxies received by Bunker Hill in respect of the Bunker Hill Resolutions.

(d)	Bunker Hill will give notice to Silver47 of the Bunker Hill Meeting and allow Silver47’s Representatives and legal counsel to attend the Bunker Hill Meeting.

(e)	Except to comply with applicable Law, judgment, decree or order of any Governmental Entity, Section 2.1(b) or Section 7.3.5 hereof, Bunker Hill will not adjourn (other than due to a lack of quorum), postpone or cancel the Bunker Hill Meeting without the prior written consent of Silver47 and the obligations of Bunker Hill under this Section 2.6(e) will not be affected by the commencement, public proposal, public disclosure or communications to Bunker Hill or another person of any Acquisition Proposal relating to Bunker Hill.

(f)	Bunker Hill will not change the record date for Bunker Hill Shareholders entitled to notice of, and to vote at, the Bunker Hill Meeting in connection with any adjourned or postponed Bunker Hill Meeting(s) unless required by Law.

(g)	Bunker Hill will not, without the prior written consent of Silver47, waive the deadline for the submissions of proxies by the Bunker Hill Shareholders for the Bunker Hill Meeting.

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(h)	Bunker Hill will promptly advise Silver47 of any communication (written or oral) from any person in opposition to the Bunker Hill Resolutions received by Bunker Hill and any written communications sent by or on behalf of Bunker Hill to any Bunker Hill Shareholder in relation to the Bunker Hill Resolutions.

(i)	Promptly upon the request of Silver47, Bunker Hill will use its commercially reasonable efforts to prepare or cause to be prepared and provide to Silver47 a list of Bunker Hill Shareholders of all classes, as well as a security position listing from each depositor of its securities, including CDS Clearing and Depositary Services Inc. and Cede & Co., and will obtain and will deliver to Silver47 thereafter on demand supplemental lists setting out any changes thereto, all such deliveries to be in printed form and, if available, in computer-readable format.

(j)	Subject to applicable Law, Bunker Hill shall keep Silver47 informed of any requests or comments (written or oral) made by Securities Authorities, the TSX and any other applicable securities market in connection with the Bunker Hill Meeting.

2.7	Bunker Hill Proxy Statement

(a)	Bunker Hill shall prepare the Bunker Hill Proxy Statement in compliance with applicable Securities Laws and if applicable, as soon as reasonably practicable (subject to Silver47 providing to Bunker Hill all information contemplated in Section 2.7(d) in final form), file the Bunker Hill Proxy Statement with the SEC in all jurisdictions where the same is required to be filed, and, following SEC Clearance of the Bunker Hill Proxy Statement, duly take all lawful action to mail the Bunker Hill Proxy Statement to each Bunker Hill Shareholder as required under applicable Laws.

(b)	Bunker Hill shall ensure that the Bunker Hill Proxy Statement complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Bunker Hill Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any information relating to Silver47 and its affiliates) and shall provide Bunker Hill Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Bunker Hill Meeting. Subject to Section 7.2, the Bunker Hill Proxy Statement will include the unanimous recommendation of the Bunker Hill Board that Bunker Hill Shareholders vote in favour of the Bunker Hill Resolutions, and a statement that each director of Bunker Hill intends to vote all of such director’s Bunker Hill Shares (including any Bunker Hill Shares issued upon the exercise of any Bunker Hill Convertible Securities) in favour of the Bunker Hill Resolutions, subject to the other terms of this Agreement and the Bunker Hill Voting Agreements.

(c)	Silver47 will furnish to Bunker Hill all such information regarding Silver47, its affiliates and the Silver47 Shares as may be reasonably required by Bunker Hill in the preparation of the Bunker Hill Proxy Statement and other documents related thereto, including any information required for the preparation by Bunker Hill of pro forma financial statements. Silver47 shall also use commercially reasonable efforts to obtain any necessary consents from Qualified Persons and its auditors to the use of any financial or technical information required to be included in the Bunker Hill Proxy Statement. Silver47 shall ensure that no such information will include any untrue statement of a material fact or omit to state a material fact required to be stated in the Bunker Hill Proxy Statement in order to make any information so furnished or any information concerning Silver47 not misleading in light of the circumstances in which it is disclosed and shall constitute full, true and plain disclosure of such information concerning Silver47.

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(d)	Silver47 and its legal counsel shall be given a reasonable opportunity to review and comment on the Bunker Hill Proxy Statement, prior to the Bunker Hill Proxy Statement being printed and mailed to the Bunker Hill Shareholders or filed with the Securities Authorities, and reasonable consideration shall be given to any comments made by Silver47 and its counsel, provided that all information relating solely to Silver47 included in the Bunker Hill Proxy Statement shall be in form and content satisfactory to Silver47, acting reasonably. Bunker Hill shall provide Silver47 with a final copy of the Bunker Hill Proxy Statement prior to mailing to the Bunker Hill Shareholders.

(e)	Silver47 and Bunker Hill shall each promptly notify the other if at any time before the Effective Date it becomes aware (in the case of Silver47 only with respect to Silver47 and in the case of Bunker Hill only with respect to Bunker Hill) that the Bunker Hill Proxy Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Bunker Hill Proxy Statement, and the Parties shall co-operate in the preparation of any amendment or supplement to the Bunker Hill Proxy Statement, as required or appropriate, and Bunker Hill shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Bunker Hill Proxy Statement to the Bunker Hill Shareholders and, if required by applicable Laws, file the same with the Securities Authorities and as otherwise required.

(f)	Bunker Hill shall keep Silver47 informed of any requests or comments (written or oral) made by Securities Authorities, the TSX and any other applicable securities market in connection with the Bunker Hill Proxy Statement.

2.8	Solicitation of Proxies

Bunker Hill may, at any time, directly or through a soliciting dealer or proxy solicitation agent, actively solicit proxies in favour of the Arrangement Resolution. Silver47 may, at any time, directly or through a soliciting dealer or proxy solicitation agent, actively solicit proxies in favour of the Bunker Hill Resolutions.

2.9	Final Order

If: (i) the Interim Order is obtained; (ii) the Silver47 Shareholder Approval is obtained at the Silver47 Meeting by the Silver47 Shareholders as provided for in the Interim Order; and (iii) the Bunker Hill Shareholder Approval is obtained, subject to the terms of this Agreement, Silver47 shall as soon as reasonably practicable thereafter and in any event within four Business Days following obtaining the Silver47 Shareholder Approval at the Silver47 Meeting, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291(4) of the BCBCA, which shall be in form and substance satisfactory to Silver47 and Bunker Hill, each acting reasonably.

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2.10	Court Proceedings

Subject to the terms of this Agreement, Silver47 will diligently pursue both the Interim Order and the Final Order, and Bunker Hill will cooperate with, assist and consent to Silver47 seeking the Interim Order and the Final Order, including by providing Silver47 on a timely basis information reasonably required to be supplied by Bunker Hill in connection therewith. Silver47 will provide legal counsel to Bunker Hill with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give due consideration to all such comments. Silver47 will also provide legal counsel to Bunker Hill on a timely basis with copies of any response to petition and any evidence or other documents served on Silver47 or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom. Subject to applicable Law, Silver47 will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except with Bunker Hill prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require Bunker Hill to agree or consent to any increase in the consideration or other modification or amendment to such filed or served materials that expands or increases Bunker Hill’s obligations set forth in this Agreement.

In addition, Silver47 will not object to Bunker Hill’s legal counsel making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate; provided that Silver47 is advised of the nature of any such submissions with reasonably sufficient time prior to such hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. Silver47 will also consult with Bunker Hill with respect to the defence or settlement of any securityholder of Silver47 or derivative proceeding relating to the Arrangement or transactions contemplated by this Agreement and shall not settle in respect of any such proceeding without Bunker Hill’s prior written consent.

2.11	Payment of Consideration

Following receipt of the Final Order and at least one Business Day prior to the Effective Time, Bunker Hill will deposit Consideration Shares, in escrow (the terms and conditions of such escrow to be satisfactory to the Depositary and the Parties, acting reasonably) and sufficient to satisfy the aggregate Consideration payable to the Silver47 Shareholders pursuant to the Arrangement. All payment of any kind in settlement or satisfaction of the rights of any Silver47 Shareholder exercising Silver47 Dissent Rights will be made by, and from the funds set aside prior to the Effective Time by, Silver47.

2.12	Closing

(a)	Closing of the Arrangement shall occur, and the Arrangement shall become effective, on the third Business Day following the satisfaction or waiver of all conditions to completion of the Arrangement set out in Article 6 (excluding any conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable Party or Parties for whose benefit such conditions exist) or on such other time and date as may be agreed upon by the Parties in writing, and the Arrangement shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable Laws. From and after the Effective Time, the Plan of Arrangement shall have effect as provided by applicable Law, including the BCBCA.

(b)	The closing of the Arrangement will take place (i) by the exchange of documents by PDF or other electronic means, or (ii) at such other place as may be agreed to by the Parties, in each case on the Effective Date at such time as may be agreed to by the Parties, acting reasonably.

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2.13	Announcement and Shareholder Communications

Bunker Hill and Silver47 shall jointly publicly announce the transactions contemplated hereby promptly following the execution of this Agreement by Bunker Hill and Silver47, the text and timing of each such announcement to be approved by Bunker Hill and Silver47 in advance, acting reasonably. Bunker Hill and Silver47 agree to co-operate in the preparation of presentations, if any, to the Silver47 Shareholders and the Bunker Hill Shareholders regarding the Plan of Arrangement, and neither Silver47 nor Bunker Hill shall: (i) issue any news release or otherwise make public announcements with respect to this Agreement or the Plan of Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); or (ii) make any filing with any Governmental Entity or with any Exchange with respect thereto without prior consultation with the other Party; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, Exchange rules, or pursuant to any Acquisition Proposal or Change in Recommendation in accordance with Article 7, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.14	Withholding Taxes

Bunker Hill, Silver47, the Depositary, and their respective agents, as applicable (in this paragraph, the “payor”), shall each be entitled to deduct and withhold, or direct any person to deduct or withhold on their behalf, from any consideration payable (whether in cash or in kind, and including for avoidance of doubt the Consideration Shares) or otherwise deliverable to any person under this Agreement and the Plan of Arrangement (including any payment to Silver47 Shareholders who have duly and validly exercised Silver47 Dissent Rights) such amounts as the payor is required to deduct or withhold therefrom under any applicable Law in respect of Taxes. For the purposes hereof and the Plan of Arrangement, all such deducted or withheld amounts shall be treated as having been paid to the person in respect of which such deduction or withholding was made on account of the obligation to make payment to such person thereunder, provided that such deducted or withheld amounts are actually and timely remitted to the appropriate Governmental Entity when required by Law by, or on behalf of, the payor. Each payor is hereby authorized to sell or otherwise dispose of, on behalf of such person in respect of which a deduction or withholding was made, such portion of any Consideration Shares or other security deliverable to such person as is necessary to provide sufficient funds to the payor to enable it to comply with such deduction or withholding requirement and the payor shall notify such person thereof and remit the applicable portion of the net proceeds of such sale (after deducting all reasonable commissions, fees and other reasonable expenses in respect of such sale) to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person. Any such sale will be made in accordance with applicable Laws and at prevailing market prices, and no payor shall be under any obligation to obtain a particular price, or indemnify any person, in respect of a particular price, for the portion of the Consideration Shares or other securities, as applicable, so sold. No payor will be liable for any loss arising out of any such sale.

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2.15	U.S. Securities Law Matters

The Parties intend that the Arrangement shall be carried out such that the issuance of the Consideration Shares to Silver47 Securityholders in exchange for Silver47 Shares and the issuance of the Replacement Convertible Securities to Silver47 Securityholders in exchange for Silver47 Convertible Securities, in each case, qualifies for the exemption from the registration requirements of the U.S. Securities Act provided by the Section 3(a)(10) Exemption and applicable U.S. state securities laws in reliance upon similar exemptions under applicable U.S. state securities laws. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth in this Section 2.15. In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the Court hearing required to issue the Interim Order;

(c)	the Court will be required to satisfy itself as to the substantive and procedural fairness of the Arrangement to the Silver47 Securityholders;

(d)	the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement;

(e)	the Final Order will expressly state that the Arrangement is approved by the Court as being substantively and procedurally fair to the Silver47 Securityholders to whom Consideration Shares and Replacement Convertible Securities will be issued;

(f)	the Parties will ensure that each Silver47 Securityholder entitled to receive Consideration Shares and Replacement Convertible Securities on completion of the Arrangement will (i) be given adequate notice, in a timely manner, advising them of their right to attend the Court hearing and providing them with sufficient information necessary for them to exercise that right and (ii) be advised that the Consideration Shares and Replacement Convertible Securities issuable pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act and will be issued by Bunker Hill in reliance on the Section 3(a)(10) Exemption, and that certain restrictions on resale under the securities laws of the United States, including, as applicable, Rule 144 under the U.S. Securities Act, may be applicable with respect to securities issued to affiliates (as defined in Rule 144 under the U.S. Securities Act) of Bunker Hill;

(g)	the Interim Order will specify that each Silver47 Securityholder entitled to receive Consideration Shares or Replacement Convertible Securities on completion of the Arrangement will have the right to appear before the Court at the Court hearing on the Final Order so long as such Silver47 Securityholder enters an appearance within a reasonable time and in accordance with the requirements of the Section 3(a)(10) Exemption;

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(h)	holders of Silver47 Convertible Securities entitled to receive Replacement Convertible Securities will be advised that the Replacement Convertible Securities issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by Bunker Hill in reliance on the exemption from registration under the U.S. Securities Act pursuant to Section 3(a)(10) thereof, but that such exemption does not exempt the issuance of securities upon the delivery of Bunker Hill Shares underlying such Replacement Convertible Securities; therefore, the underlying Bunker Hill Shares issuable in respect of the Replacement Convertible Securities, if any, cannot be issued in reliance on the Section 3(a)(10) Exemption; and the Bunker Hill Shares underlying the Replacement Convertible Securities, if any, may only be issued pursuant to an effective registration statement or a then available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws, if any; and

(i)	Bunker Hill will request that the Final Order include a statement to substantially the following effect: “This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Bunker Hill, pursuant to the Plan of Arrangement.”

2.16	U.S. Tax Matters

The Arrangement is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code and the Treasury Regulations promulgated thereunder, and this Agreement, together with the Plan of Arrangement, is intended to be, and is hereby adopted as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the U.S. Tax Code and for purposes of Sections 354 and 361 of the U.S. Tax Code. Each Party agrees to treat the Arrangement as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code for all United States federal income tax purposes, to treat this Agreement, together with the Plan of Arrangement, as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the U.S. Tax Code, and to not take any position on any Tax return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the U.S. Tax Code. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth herein and to not take any action, or knowingly fail to take any action, if such action or failure to act would reasonably be expected to prevent the Arrangement from qualifying as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code. Bunker Hill shall prepare and timely file in accordance with applicable Treasury Regulations (including by posting a copy on an accessible portion of its website) a properly completed IRS Form 8937 reporting the Arrangement as a “reorganization” within the meaning of Section 368(a) of the U.S. Tax Code.

2.17	Silver47 Convertible Securities

The Parties agree that all Silver47 Convertible Securities that are not exercised or converted into Silver47 Shares prior to the Effective Time shall be treated in accordance with the provisions of the indenture or other instrument governing such securities and the Plan of Arrangement, and the Parties shall take all such reasonable steps as may be necessary or desirable to give effect to the foregoing including, without limitation, the execution of supplemental indentures, joinder agreements or other instruments.

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Article 3
REPRESENTATIONS AND WARRANTIES Of SILVER47

3.1	Representations and Warranties

Silver47 hereby represents and warrants to and in favour of Bunker Hill as follows, except to the extent that such representations and warranties are qualified by the Silver47 Disclosure Letter and acknowledges that Bunker Hill is relying upon such representations and warranties in connection with the entering into of this Agreement that:

(a)	Board Approval. As of the date hereof, the Silver47 Board, after consultation with its financial and legal advisors, has determined that the Plan of Arrangement is in the best interests of Silver47 and that the Consideration to be received by the Silver47 Shareholders is fair, from a financial point of view, and has resolved unanimously to recommend to the Silver47 Shareholders that they vote in favour of the Arrangement Resolution. The Silver47 Board has approved the Arrangement pursuant to the Plan of Arrangement and the execution and performance of this Agreement.

(b)	Organization and Qualification. Silver47 and each of its subsidiaries is a corporation duly incorporated or an entity duly created and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Silver47 and each of its subsidiaries: (A) has all Permits necessary to conduct its business substantially as now conducted, as such business is disclosed in the Silver47 Public Disclosure Record, except where the failure to have such Permit would not reasonably be expected to have a Material Adverse Effect on Silver47; and (B) is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing would not reasonably be expected to have a Material Adverse Effect on Silver47.

(c)	Subsidiaries.

(i)	Silver47 does not have any subsidiaries other than the Silver47 Material Subsidiaries and those subsidiaries described in Schedule 3.1(c)(i) of the Silver47 Disclosure Letter (collectively, including the Silver47 Material Subsidiaries, “Silver47 Subsidiaries”), which are each duly incorporated or formed, as applicable, and validly existing and in good standing under the laws of the jurisdiction of their incorporation or formation and have the requisite corporate and legal power and capacity to own their assets as now owned and to carry on their business as it is now being carried on.

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(ii)	Silver47 Subsidiaries are duly qualified to carry on business in each jurisdiction in which the nature or character of their properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

(iii)	Silver47 is, directly or indirectly, the legal, beneficial and registered owner of all of the issued shares or equity interests of Silver47 Subsidiaries and Silver47 Subsidiaries have no outstanding agreement, subscription, warrant, option, right or commitment (nor have Silver47 Subsidiaries granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating them to issue or sell any of its shares or equity interests, including any security or obligation of any kind convertible into or exchangeable or exercisable for any shares, an equity interest or other securities of Silver47 Subsidiaries. All of the issued and outstanding shares or equity interests in the capital of each of Silver47 Subsidiaries have been duly authorized and validly issued and are fully-paid and non-assessable, and all such shares are, except pursuant to restrictions on transfer contained in constating documents or by-laws, owned free and clear of all Liens of any kind or nature whatsoever and are free of any other restrictions including any restrictions on the right to vote, sell or otherwise dispose of such shares or other equity interests.

(iv)	Except for the shares or equity interest owned by Silver47 in Silver47 Subsidiaries, whether directly or indirectly, neither Silver47 nor Silver47 Subsidiaries owns, beneficially, any shares in the capital of any corporation, and neither Silver47 nor Silver47 Subsidiaries holds any securities or obligations of any kind convertible into or exchangeable for shares in the capital of any corporation. Neither Silver47 nor Silver47 Subsidiaries are a party to any agreement to acquire any shares in the capital of any corporation.

(v)	The Silver47 Data Room Information includes complete and correct copies of the constating documents of the Silver47 Subsidiaries, as amended to the date of this Agreement, and includes, in all material respects, complete and correct copies of the resolutions or minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the shareholders of Silver47 Subsidiaries, the board of directors of Silver47 Subsidiaries and each committee thereof, excluding any minutes (or portion thereof) in relation to this Agreement.

(d)	Authority Relative to this Agreement. Silver47 has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Silver47 and the performance by Silver47 of its obligations under this Agreement have been duly authorized by the Silver47 Board and except for the Interim Order, the Final Order, approval of the Silver47 Circular by the Silver47 Board and Silver47 Shareholder Approval, no other corporate proceedings on its part are necessary to authorize this Agreement or the Arrangement. This Agreement has been duly executed and delivered by Silver47 and constitutes a legal, valid and binding obligation of Silver47, enforceable against Silver47 in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally, and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

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(e)	Required Approvals. No material authorization, licence, permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Entity is required to be obtained or made by or with respect to Silver47 for the execution and delivery of this Agreement, the performance by Silver47 of its obligations hereunder or the completion by Silver47 of the Arrangement, other than:

(i)	the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii)	the Final Order and any filings required in order to obtain the Final Order;

(iii)	such filings and other actions required under applicable Securities Laws and the rules and policies of the TSXV as are contemplated by this Agreement;

(iv)	the Regulatory Approvals;

(v)	the Silver47 Third Party Consents and Approvals; and

(vi)	any other authorizations, licences, permits, certificates, registrations, consents, approvals, filings and notifications with respect to which the failure to obtain or make same would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

(f)	No Violation. Other than as disclosed in Section 3.1(f) of the Silver47 Disclosure Letter, neither the authorization, execution and delivery of this Agreement by Silver47 nor the completion of the transactions contemplated by this Agreement or the Arrangement, nor the performance of its obligations thereunder, nor compliance by Silver47 with any of the provisions of this Agreement will:

(i)	violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require, other than the Silver47 Third Party Consents and Approvals and Regulatory Approvals that relate to Silver47, any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration of indebtedness under, or result in the creation of any Lien upon, any of the properties or assets of Silver47 or any of its subsidiaries, or cause any indebtedness to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on Silver47 or Silver47 Subsidiaries, under any of the terms, conditions or provisions of:

(A)	their respective articles, charters or by-laws or other comparable organizational documents; or

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(B)	any Permit or Material Contract to which Silver47 or Silver47 Subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Silver47 or any of its subsidiaries is bound; or

(ii)	subject to obtaining the Regulatory Approvals,

(A)	result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws applicable to Silver47 or Silver47 Subsidiaries or any of their respective properties or assets; or

(B)	cause the suspension or revocation of any Permit currently in effect relating to Silver47 or any of Silver47 Subsidiaries,

(except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations, creations of Liens, suspensions or revocations which, or any consents (expressly excluding the Silver47 Third Party Consents and Approvals and the Regulatory Approvals), approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect on Silver47);

(iii)	give rise to any rights of first refusal or other similar third party rights, or trigger any change in control or influence provisions, rights of first offer or first refusal or any similar provisions or any restrictions or limitation under any such note, bond, mortgage, indenture, contract, license, franchise, Silver47 Material Contract or Permit.

The Silver47 Third Party Consents and Approvals are the only consents and approvals required from any third party under any Contracts of Silver47 or any of its subsidiaries in order for Silver47 and the Silver47 Subsidiaries to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement.

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(g)	Capitalization.

(i)	The authorized capital of Silver47 consists of an unlimited number of Silver47 Shares and an unlimited number of special shares. As at August 19, 2026 there are: (A) 209,625,021 Silver47 Shares issued and outstanding and nil special shares issued and outstanding; (B) 18,216,330 Silver47 Options outstanding providing for the issuance of an aggregate of 18,216,330 Silver47 Shares upon the exercise thereof; (C) 180,000 Silver47 RSUs outstanding providing for the issuance of an aggregate of 180,000 Silver47 Shares upon the settlement thereof; and (D) an aggregate of 67,795,018 Silver47 Warrants, Silver47 Advisory Warrants, Silver47 Broker Warrants, Silver47 Finder Warrants, Silver47 Restricted Warrants and Silver47 Unrestricted Warrants outstanding providing for the issuance of an aggregate of 67,795,018 Silver47 Shares upon the settlement thereof. Except as set forth in the Silver47 Public Disclosure Record and except for the stock options, restricted share units and share purchase warrants described in the preceding sentence, none of which are issuable in connection with the Arrangement, Silver47 has no other outstanding agreement, subscription, warrant, option, right or commitment or other right or privilege (whether by law, pre-emptive or contractual), nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment, obligating it to issue or sell any Silver47 Shares or other voting or equity securities, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Silver47 Shares or other voting or equity security. All outstanding Silver47 Shares have been, and all Silver47 Shares issuable upon the exercise or vesting of rights under stock options, restricted share units, deferred share units and common share purchase warrants in accordance with their terms have been duly authorized and, upon issuance, will be, validly issued as fully paid and non-assessable shares of Silver47 and are not and will not be, as applicable, subject to or issued in violation of, any pre-emptive rights.

(ii)	Section 3.1(g) of the Silver47 Disclosure Letter sets forth a schedule, as of the date hereof, of all outstanding options and warrants to acquire Silver47 Shares and, as applicable, the number, exercise price, date of grant, expiration date, vesting schedule thereof, and the names of the holders of such Silver47 securities. Except as set out in Schedule 3.1(g) of the Silver47 Disclosure Letter, Silver47 has no other outstanding agreement, subscription, warrant, option, right or commitment or other right or privilege (whether by law, pre-emptive or contractual), nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment, obligating it to issue or sell any Silver47 Shares or other equity or voting securities, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Silver47 Shares or other equity or voting security of Silver47.

(iii)	There are no outstanding contractual obligations of Silver47 to repurchase, redeem or otherwise acquire any Silver47 Shares.

(iv)	Other than pursuant to the Silver47 Omnibus Incentive Plan, Silver47 does not have any share or stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Silver47 Share price, income or any other attribute of or related to Silver47.

(v)	The Silver47 Shares are listed and posted for trading on the TSXV and Frankfurt Stock Exchange and quoted on the OTCQX and, except for such listings and trading, no securities of Silver47 are listed or quoted for trading on any other stock or securities exchange or market or registered under any securities Laws.

(vi)	No holder of securities issued by Silver47 or Silver47 Subsidiaries has any right to compel Silver47 or the Silver47 Subsidiaries to register or otherwise qualify securities for public sale in Canada, the United States or elsewhere.

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(h)	Shareholder and Similar Agreements. Silver47 is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Silver47 or Silver47 Subsidiaries.

(i)	Reporting Status and Securities Laws Matters. Silver47 is a “reporting issuer” within the meaning of applicable Securities Laws in Alberta, British Columbia, Ontario, Manitoba, New Brunswick, Newfoundland and Labrador, Northwest Territories, Nova Scotia, Nunavut, Prince Edward Island, Quebec, Saskatchewan and the Yukon Territory (the “Silver47 Reporting Jurisdictions”) and is not on the list of reporting issuers in default under applicable Securities Laws, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Silver47, and Silver47 is not in default of any material provision of applicable Securities Laws or the policies, rules or regulations of the TSXV. Trading in Silver47 Shares on the TSXV is not currently halted or suspended. All Silver47 Shares issued and outstanding, and all Silver47 Shares issuable under any Contract, have been duly approved for listing on the TSXV. No delisting, suspension of trading or cease trading order with respect to any securities of Silver47 is pending or, to the knowledge of Silver47, threatened. To the knowledge of Silver47, no inquiry, review or investigation (formal or informal) of Silver47 by any securities commission or similar regulatory authority under applicable Securities Laws or the TSXV is in effect or ongoing or expected to be implemented or undertaken. Silver47 has not taken any action to cease to be a reporting issuer in each of the provinces and territories of Canada nor has Silver47 received notification from any securities commission or similar regulatory authority seeking to revoke the reporting issuer status of Silver47. Other than in respect of the Securities Laws of Silver47 Reporting Jurisdictions, Silver47 is not subject to continuous disclosure or other public reporting requirements under any Securities Laws. Silver47 Subsidiaries are not subject to continuous disclosure or other disclosure requirements under any Securities Laws or the securities Laws of any other jurisdiction. The documents and information comprising the Silver47 Public Disclosure Record, as at the respective dates they were filed, were in compliance in all material respects with applicable Securities Laws and, where applicable, the rules and policies of the TSXV and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Silver47 is up-to-date in all forms, reports, statements and documents, including financial statements and management’s discussion and analysis, required to be filed by Silver47 under applicable Securities Laws and the rules and policies of the TSXV. Silver47 has not filed any confidential material change report that at the date hereof remains confidential. There are no outstanding or unresolved comments in comment letters from any securities commission or similar regulatory authority with respect to any of the Silver47 Public Disclosure Record and, to the knowledge of Silver47, neither Silver47 nor any of the Silver47 Public Disclosure Record is subject of an ongoing audit, review, comment or investigation by any securities commission or similar regulatory authority or the TSXV. To the knowledge of Silver47, it is in material compliance with the rules and regulations of any over-the-counter market on which its securities are quoted.

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(j)	U.S. Securities Law Matters.

(i)	Silver47 is a “foreign private issuer” within the meaning of Rule 405 of Regulation C under the U.S. Securities Act.

(ii)	Silver47 is not registered, and is not required to be registered, as an “investment company” pursuant to the U.S. Investment Company Act.

(iii)	Neither Silver47 nor Silver47 Subsidiaries have, nor is it required to have, any class of securities registered under the U.S. Exchange Act, nor is Silver47 subject to any reporting obligation (whether active or suspended) pursuant to Section 15(d) of the U.S. Exchange Act.

(k)	Foreign Investment. Silver47 does not engage in: (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture or servicing of “covered investment critical infrastructure” in the United States within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

(l)	Public Filings. Silver47 has filed or furnished, as applicable, all documents required to be filed or furnished by it in accordance with applicable Securities Laws, with the Securities Authorities or the TSXV. All such documents and information comprising Silver47 Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto): (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (ii) complied in all material respects with the requirements of applicable Securities Laws, the U.S. Exchange Act and the U.S. Securities Act, and any amendments to the Silver47 Public Disclosure Record required to be made have been filed on a timely basis with the Securities Authorities or the TSXV. Silver47 has not filed any confidential material change report with any Securities Authorities or the SEC that at the date of this Agreement remains confidential. There has been no change in a material fact or a material change (as such terms are defined under the Securities Act) in any of the information contained in the Silver47 Public Disclosure Record, except for changes in material facts or material changes that are reflected in a subsequently filed document included in the Silver47 Public Disclosure Record.

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(m)	Silver47 Financial Statements. Silver47’s audited consolidated financial statements as at and for the fiscal years ended July 31, 2025 and 2024 and unaudited condensed interim consolidated financial statements as at and for the three months ended January 31, 2026, including the notes thereto (collectively, the “Silver47 Financial Statements”) were prepared in accordance with IFRS consistently applied (except as otherwise indicated in such financial statements and the notes thereto). Silver47 Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Silver47 and the Silver47 Subsidiaries as at the respective dates and periods thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments). Silver47 Financial Statements reflect all reserves required by IFRS in respect of all material contingent liabilities, if any, of Silver47 and the Silver47 Subsidiaries on a consolidated basis. The condensed interim consolidated financial statements of Silver47 as at and for the three months ended January 31, 2026, have been prepared in accordance with International Accounting Standard 34 “Interim Financial Reporting” (“IAS 34”) as issued by the International Accounting Standards Board. There has been no material change in Silver47’s accounting policies since July 31, 2025, except as disclosed in the notes to Silver47 Financial Statements.

(n)	Disclosure Controls and Internal Controls. Silver47 has designed such disclosure controls and procedures (“DC&P”), or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that information required to be disclosed by Silver47 in its annual filings, interim filings or other reports filed or submitted under securities legislation is accumulated and communicated to Silver47’s Chief Executive Officer and Chief Financial Officer to allow timely decisions regarding required disclosure, in the manner required by applicable securities legislation. Silver47 maintains systems of “internal control over financial reporting” (“ICFR”) that have been designed by, or under the supervision of, its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, in the manner required by applicable securities legislation. Since August 1, 2025, Silver47’s auditors and the audit committee of the Silver47 Board have not been advised of: (A) any deficiency, or a combination of deficiencies, in the design or operation of internal controls over financial reporting, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Silver47’s internal control over financial reporting.

(o)	Corrupt Practices Legislation. Neither Silver47, Silver47 Subsidiaries, nor any of their respective officers, directors, or employees, nor to the knowledge of Silver47, any agents or representatives acting for or on behalf of Silver47 or any Silver47 Subsidiaries is taking or to the knowledge of Silver47 has within the past five years taken, been engaged in or is alleged to have engaged in any action which would cause Silver47 or any of its subsidiaries to be in violation of applicable Corrupt Practices Laws. Without limiting any of the foregoing, neither Silver47, Silver47 Subsidiaries, nor any of their respective officers, directors, or employees, or to the knowledge of Silver47, any agents or representatives acting for or on behalf of Silver47 or any of Silver47 Subsidiaries has (i) paid, offered, promised, or authorized the payment of money or anything of value, directly or indirectly, to any Government Official, any political party, or any other person for the purpose of influencing any act or decision or to secure any improper advantage in violation of Corrupt Practices Laws or (ii) received from any Governmental Entity or any other person any written notice of any actual, suspected, or potential violation of any Corrupt Practices Laws, or conducted an internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Entity concerning any actual, suspected, or potential violation of any Corrupt Practices Laws.

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(p)	International Trade Laws. Neither Silver47, Silver47 Subsidiaries, nor any of their respective officers, directors, employees, or to the knowledge of Silver47, its agents or representatives acting on behalf of Silver47 (i) is a Sanctioned Person or organized or resident in a Sanctioned Country; (ii) is or has been in the past five years engaged in taking any action or alleged to have engaged in taking any action in violation of applicable International Trade Laws or which would cause Silver47 or any Silver47 Subsidiaries to be in violation of applicable International Trade Laws; (iii) has received from any Governmental Entity or any other person any written notice of any violation of any applicable International Trade Law, or conducted an internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Entity concerning any actual, suspected, or alleged violation of any applicable International Trade Law. In addition, no counterparty to any streaming agreement or royalty agreement in respect of any mining property or mineral interest of Silver47 or Silver47 Subsidiaries (i) is a Sanctioned Person or located, organized or resident in a Sanctioned Country, and (ii) no such streaming agreement, royalty agreement, mining property or mineral interest is itself the subject of Sanctions Laws.

(q)	International Trade and Corrupt Practices Compliance and Policies. Silver47 and the Silver47 Subsidiaries, and to the knowledge of Silver47, its respective officers, directors, and employees are in compliance with all applicable International Trade Laws and applicable Corrupt Practices Laws. Silver47 and the Silver47 Subsidiaries have adopted, implemented and maintained policies and procedures reasonably designed to promote compliance with International Trade Laws and Corrupt Practices Laws, to the extent applicable.

(r)	Books and Records. The financial books, records and accounts of Silver47 and the Silver47 Subsidiaries, have in all material respects, been maintained in accordance with applicable Law, in accordance with IFRS and, in each case, are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Silver47 and the Silver47 Subsidiaries and accurately and fairly reflect the basis for Silver47 Financial Statements.

(s)	Minute Books. The minute books of Silver47 and each of the Silver47 Subsidiaries are true and correct in all material respects; they contain the duly signed minutes of all meetings of the boards of directors and shareholders and all resolutions passed by the boards of directors and the shareholders thereof except for minutes relating to the proposed transaction between Bunker Hill and Silver47; provided that minutes for recent meetings of the Silver47 Board and committees thereof which have not been finalized as of the date hereof will be finalized and included in the minute books in accordance with Silver47’s past practice.

(t)	No Undisclosed Liabilities. Silver47 and the Silver47 Subsidiaries on a consolidated basis have no material outstanding indebtedness or liabilities and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person, that are material to Silver47, other than those specifically identified in Silver47 Financial Statements, Schedule 3.1(t) of the Silver47 Disclosure Letter or incurred in the ordinary course of business since the date of the most recent Silver47 Financial Statements.

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(u)	Auditors. Silver47’s auditors are independent with respect to Silver47 within the meaning of the rules of professional conduct applicable to auditors in Canada and there has never been a “reportable event” (within the meaning of Section 4.11 of National Instrument 51-102 – Continuous Disclosure Obligations) with Silver47’s auditors.

(v)	No Material Change. Except as disclosed in the Silver47 Public Disclosure Record, since July 31, 2025 (i) there has been no material change in respect of Silver47 and the Silver47 Subsidiaries, taken as a whole, and the debt, business and material property of Silver47 and the Silver47 Subsidiaries, on a consolidated basis, conform in all material respects to the description thereof contained in the Silver47 Public Disclosure Record; (ii) there has been no dividend or distribution of any kind declared, paid or made by Silver47 on any Silver47 Shares; (iii) there has not been a material change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of Silver47 and the Silver47 Subsidiaries taken as a whole; and (iv) Silver47 and the Silver47 Subsidiaries have carried on business in the ordinary course.

(w)	Litigation. Except as set out in Schedule 3.1(w) of the Silver47 Disclosure Letter, there are no material claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of Silver47, threatened affecting Silver47 or any of its subsidiaries or affecting any of their respective property or assets at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws. Except as set out in Schedule 3.1(w) of the Silver47 Disclosure Letter, neither Silver47 nor any of the Silver47 Subsidiaries nor their respective assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree.

(x)	Insolvency. No act or proceeding has been taken by or against Silver47 or any Silver47 Subsidiaries in connection with the dissolution, liquidation, winding up, bankruptcy, reorganization, compromise or arrangement of Silver47 or any Silver47 Subsidiaries or for the appointment of a trustee, receiver, manager or other administrator of Silver47 or any Silver47 Subsidiaries or any of its properties or assets nor, to the knowledge of Silver47, is any such act or proceeding threatened. Neither Silver47 nor any Silver47 Subsidiaries has sought protection under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or similar legislation. Neither Silver47 nor any Silver47 Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of Silver47 or any Silver47 Subsidiaries to conduct its business in all material respects as it has been carried on prior to the date hereof, or that has had, individually or in the aggregate, a Material Adverse Effect on Silver47 or would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

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(y)	Taxes. Except as provided for in the Silver47 Financial Statements or as set out in Schedule 3.1(y) of the Silver47 Disclosure Letter,

(i)	Silver47 and each of the Silver47 Subsidiaries has duly and timely (taking into account any validly obtained extensions) filed all material Returns required to be filed by it with the appropriate Governmental Entity prior to the date hereof and all such material Returns are complete and correct in all material respects.

(ii)	Silver47 and each of the Silver47 Subsidiaries has paid on a timely basis all material Taxes which are due and payable, including instalments on account of Taxes for their current taxation year, all assessments and reassessments, in each case, other than those which are being or have been contested in good faith by appropriate proceedings pursuant to applicable Laws and in respect of which reserves have been provided in the most recently published Silver47 Financial Statements and for which no execution or enforcement action may be taken in respect of such contested Taxes.

(iii)	Silver47 and each of the Silver47 Subsidiaries has established reserves on its books and records, in the case of Silver47 in accordance with IFRS, and in the case of Silver47 Subsidiaries in accordance with generally accepted accounting principles of their respective governing jurisdictions, adequate for the payment of any Taxes not yet due and payable and will continue doing so until the Effective Date.

(iv)	Neither Silver47 nor any of the Silver47 Subsidiaries is party to or bound by any Tax sharing agreement, Tax indemnity obligation in favour of any person or similar agreement in favour of any person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Entity) (excluding Contracts entered into in the ordinary course of business, the primary purpose of which does not relate to Tax).

(v)	Neither Silver47 nor any of the Silver47 Subsidiaries will be required to include in a Tax period ending after the Effective Time any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued, or that was required to be reported for financial accounting purposes in a prior taxable period but that was not included in taxable income for that or another prior tax period.

(vi)	Silver47 and each of the Silver47 Subsidiaries has maintained and continues to maintain, in the place and manner prescribed by applicable Law, all records and books of account required to be maintained under applicable Laws with respect to Taxes.

(vii)	No material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted, in any case in writing, with respect to Taxes of Silver47 or any of the Silver47 Subsidiaries, and neither Silver47 nor any of the Silver47 Subsidiaries is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of Silver47, threatened, in any case in writing, against Silver47 or any of the Silver47 Subsidiaries or any of their respective assets, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(viii)	To the knowledge of Silver47, no written claim has been made by any Governmental Entity in a jurisdiction where Silver47 or any of the Silver47 Subsidiaries does not file Returns that Silver47 or any of the Silver47 Subsidiaries is or may be subject to Tax by that jurisdiction.

(ix)	There are no material Liens for unpaid Taxes (other than in respect of Taxes not yet due and payable or Liens for Taxes that are being contested in good faith by appropriate proceedings pursuant to applicable Laws, in respect of which reserves have been provided in the most recently published Silver47 Financial Statements and for which no execution or enforcement action may be taken in respect of such contested Taxes) upon any of the assets of Silver47 or any of the Silver47 Subsidiaries.

(x)	Silver47 and each of the Silver47 Subsidiaries has duly and timely withheld all material Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any person, including employees, officers or directors and any person who is a non-resident of Canada for purposes of the Tax Act) and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Law to be remitted by it.

(xi)	Silver47 and each of the Silver47 Subsidiaries has duly and timely collected all material amounts on account of any sales or use taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it, except where the failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect to Silver47.

(xii)	To the knowledge of Silver47, there are no outstanding written agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from Silver47 or any of the Silver47 Subsidiaries for any taxable period (other than, to the extent applicable, automatic six-month extensions for U.S. federal and applicable state income Returns) and no request for any such waiver or extension is currently pending.

(xiii)	All the Returns, audit reports and assessments in the Silver47 Data Room Information were true, correct and complete copies of such Returns, audit reports and assessments.

(xiv)	Silver47 and each of the Silver47 Subsidiaries, if legally required to do so, is duly registered under Subdivision D of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax.

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(xv)	Neither Silver47 nor any Silver47 Subsidiaries has applied for any Canadian Emergency Wage Subsidy or Canada Emergency Rent Subsidy, in each case as provided for under section 125.7 of the Tax Act, or any analogous or similar pandemic, epidemic or health crisis relief measures enacted by the Government of Canada or any province or territory thereof.

(xvi)	Silver47 is not, and has never been, in default of any of its legal obligations in respect of any “flow-through share” financings previously undertaken by it.

(xvii)	Neither Silver47 nor any of the Silver47 Subsidiaries has acquired property from a non-arm’s length person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Tax Act (or comparable provisions of any other applicable Tax legislation).

(xviii)	Each of Silver47 and the Silver47 Subsidiaries has substantially complied with the transfer pricing provisions of each applicable Law relating to Taxes, including (if applicable) the contemporaneous documents and disclosure requirements thereunder.

(xix)	None of Silver47 or the Silver47 Subsidiaries has been a party to or otherwise has participated in any “reportable transaction”, as defined in Treasury Regulations Section 1.6011-4(b) (or any equivalent provision under the Law of any other jurisdiction).

(xx)	None of subsection 90(6) or sections 17, 78, 79 or 80 to 80.04 of the Tax Act (or comparable provisions of any other applicable legislation) have applied to Silver47 or any of the Silver47 Subsidiaries, and there are no circumstances existing which could reasonably be expected to result in the application of subsection 90(6) or sections 17, 78, 79 or 80 to 80.04 of the Tax Act (or comparable provisions of any other applicable legislation) to Silver47 or any of the Silver47 Subsidiaries.

(xxi)	None of Silver47 or the Silver47 Subsidiaries has had an obligation to file an information return in respect of any transaction that is a “reportable transaction” or “notifiable transaction” as defined for purposes of section 237.3 or 237.4 of the Tax Act (or any equivalent provision of the taxation legislation of any province or any other jurisdiction).

(xxii)	Silver47 Shares have not in the past 60-month period derived directly or indirectly more than 50% of their fair market value from one or any combination of (a) real or immovable property situated in Canada, (b) “Canadian resource properties” as defined by the Tax Act, (c) “timbre resource properties” as defined by the Tax Act, and options in respect of, or interests in, or for civil law rights in, property described in (a) to (c), whether or not the property exists.

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(xxiii)	None of Silver47 or the Silver47 Subsidiaries is obligated to make any payments or is a party to any agreement under which it could be obligated to make any payment that will not be deductible in computing its income under the Tax Act by virtue of Section 67 of the Tax Act (or comparable provisions of any other applicable legislation).

(xxiv)	None of Silver47 or the Silver47 Subsidiaries will be required to include in any taxable period ending after the Effective Date any taxable income attributable to income that accrued (or cash that was received), but was not recognized, in any taxable period ending on or before the Effective Date as a result of a reserve, deduction, election, prepaid amount, an agreement with a Governmental Entity, any subsidy or deemed overpayment of Tax, or for any other reason.

(xxv)	For the purposes of the Tax Act, any applicable Tax treaty and any other relevant Tax purposes (i) Silver47 is resident in, and is not a non-resident of, Canada, and is a “taxable Canadian corporation”; and (ii) each of the Silver47 Subsidiaries is resident in the jurisdiction in which it was formed, is not resident in any other country, and if resident in Canada and is a corporation, is a “taxable Canadian corporation”.

(xxvi)	Each of Silver47 and the Silver47 Subsidiaries is classified as a corporation for U.S. federal income tax purposes. None of Silver47 or any Silver47 Subsidiary is classified as a surrogate foreign corporation within the meaning of Section 7874(a) or a U.S. domestic corporation under Section 7874(b) of the U.S. Tax Code.

(xxvii)	Silver47 is not aware of any agreement, plan or other circumstance that would prevent the Arrangement from qualifying as a “reorganization” under Section 368(a) of the U.S. Tax Code.

(xxviii)	During the two (2) year period ending on the date of this Agreement, neither Silver47 nor any Silver47 Subsidiary has been a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the U.S. Tax Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the U.S. Tax Code.

(xxix)	None of Silver47 or any Silver47 Subsidiary has ever been a member of an “affiliated group” (within the meaning of Section 1504(a) of the U.S. Tax Code) filing a consolidated U.S. federal income Return (other than an affiliated group the common parent of which is a Silver47 Subsidiary).

(xxx)	None of Silver47 or the Silver47 Subsidiaries has any liability for Taxes of any person (other than Silver47 or a Silver47 Subsidiary) (i) by operation of Law, including under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor, or (iii) by contract (excluding, for this purpose, commercial agreements entered into in the ordinary course of business and not primarily related to Taxes).

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(z)	Operational Matters. All material rentals, royalties (whether statutory or contractual), overriding royalty interests, production payments, net profits, earnouts, streaming agreements, metal pre-payment or similar agreements, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Silver47 and the Silver47 Subsidiaries and affiliates, have been, in all material respects: (i) duly paid; (ii) duly performed; and (iii) no default or event of default has occurred and is continuing thereunder.

(aa)	Property. Other than as disclosed in Schedule 3.1(aa) of the Silver47 Disclosure Letter:

(i)	The Silver47 Properties are accurately described in the Silver47 Public Disclosure Record.

(ii)	The Silver47 Public Disclosure Record together with the Silver47 Data Room Information discloses all material real and immoveable property legally or beneficially owned, licensed, or leased by Silver47 or the Silver47 Subsidiaries, or in respect of which Silver47 or the Silver47 Subsidiaries enjoy the benefit of rights of way, surface rights, easements and Permits for the use of real and immoveable property, and there is no other material real and immoveable property in respect of which Silver47 or the Silver47 Subsidiaries has any interest.

(iii)	The Concessions relating to Silver47 Properties are the only mining concessions, claims, leases, licenses, Permits or other rights that are required to conduct the activities of Silver47 or the Silver47 Subsidiaries on Silver47 Properties as currently conducted.

(iv)	Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect to Silver47 or as otherwise disclosed in Schedule 3.1(aa) of the Silver47 Disclosure Letter, (i) each Concession relating to Silver47 Properties is in full force and effect and in good standing and (ii) the interests of Silver47 or the Silver47 Subsidiaries in each Concession relating to Silver47 Properties is held free and clear of all Liens. Silver47 Public Disclosure Record together with the Silver47 Data Room Information accurately describes, in all material respects: (A) the interests of Silver47 and the Silver47 Subsidiaries in each of the material Concessions relating to Silver47 Properties; and (B) the agreement or document pursuant to which Silver47 or the Silver47 Subsidiaries holds its interest in each material Concession relating to Silver47 Properties. Silver47 or the Silver47 Subsidiaries are lawfully authorized to hold their respective interests in the material Concessions relating to Silver47 Properties.

(v)	Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect to Silver47 or as otherwise disclosed in the Schedule 3.1(aa) of the Silver47 Disclosure Letter:

(A)	each Concession relating to Silver47 Properties comprises an active and subsisting mineral claim or concession, in each case in all material respects, and Silver47 or the Silver47 Subsidiaries enjoys legally enforceable access to Silver47 Properties as may be required to conduct the activities of Silver47 or the Silver47 Subsidiaries as currently conducted;

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(B)	all material assessment work required to be performed and filed in respect of Silver47 Properties or under the Concessions relating to Silver47 Properties has been performed and filed;

(C)	all material Taxes and other payments required to be paid in respect of Silver47 Properties and the Concessions relating to Silver47 Properties and all maintenance fee, rental, or royalty payments required to be paid in respect of the Concessions relating to Silver47 Properties have been paid;

(D)	all material filings required to be filed in respect of Silver47 Properties and the Concessions relating to Silver47 Properties have been filed;

(E)	Silver47 or the Silver47 Subsidiaries have the exclusive right to deal with Silver47 Properties and the Concessions relating to Silver47 Properties;

(F)	no other person has any material interest in Silver47 Properties or the Concessions relating to Silver47 Properties or any right to acquire any such interest;

(G)	there are no back-in rights, earn-in rights, rights of first refusal, royalty rights or similar provisions that would materially affect the interests of Silver47 or any of the Silver47 Subsidiaries in Silver47 Properties or the Concessions relating to Silver47 Properties; and

(H)	neither Silver47 nor any of the Silver47 Subsidiaries have received any notice, whether written or oral from any Governmental Entity or any person with jurisdiction or applicable authority of any revocation or intention to revoke the interests of Silver47 or any of the Silver47 Subsidiaries in Silver47 Properties or the Concessions relating to Silver47 Properties.

(vi)	Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect to Silver47, all work and activities carried out on Silver47 Properties and the Concessions relating to Silver47 Properties by Silver47 or the Silver47 Subsidiaries or, to the knowledge of Silver47, by any other person appointed by Silver47 or any of the Silver47 Subsidiaries have been carried out in all material respects in compliance with all applicable Laws, and neither Silver47 nor any of the Silver47 Subsidiaries, nor, to the knowledge of Silver47, any other person, has received any notice of any material breach of any such applicable Laws.

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(vii)	The Silver47 Technical Reports complied in all material respects with the requirements of NI 43-101, including Form 43-101F1, at the time of filing thereof and reasonably presented the quantity of mineral resources and mineral reserves attributable to the properties evaluated therein as at the date stated therein based upon information available at the time the report was prepared. All statements of fact relating to Silver47, its subsidiaries and their respective activities contained in the Silver47 Technical Reports are true and accurate in all material respects as of the date thereof and no such fact has been omitted therefrom (or information withheld), the omission of which would make any statement of fact therein misleading.

(bb)	First Nations or Aboriginal Claims. Except as set out in Schedule 3.1(bb) of the Silver47 Disclosure Letter:

(i)	Silver47 has not received any first nations or aboriginal claims which affects Silver47 or any of its subsidiaries nor, to the knowledge of Silver47, has any first nations or aboriginal claims been threatened which relates to any of Silver47 Properties, any Permits or the operation by Silver47 or any of its subsidiaries of its businesses in the areas in which such operations are carried on or in which any of Silver47 Properties are located;

(ii)	Silver47 and the Silver47 Subsidiaries have no outstanding agreements, memorandums of understanding or similar arrangements with any first nations or aboriginal group;

(iii)	there are no ongoing or outstanding discussions, negotiations, or similar communications with or by any first nations or aboriginal group concerning Silver47, any of its subsidiaries or their respective business, operations or assets; and

(iv)	no first nations or aboriginal blockade, occupation, illegal action or on-site protest has occurred or, to the knowledge of Silver47, has been threatened in connection with the activities on Silver47 Properties.

(cc)	NGOs and Community Groups. No material dispute between Silver47 or any of its subsidiaries and any non-governmental organization, ejido, agrarian community, indigenous community, community, or community group exists or, to the knowledge of Silver47, is threatened or imminent with respect to any of Silver47 Properties or operations.

(dd)	Title and Rights re: Other Assets. Other than Silver47 Properties and Silver47 Material Permits, Silver47 and the Silver47 Subsidiaries, as applicable, have (i) good and valid title to, or valid rights to use, all material properties and material assets reflected in Silver47 Financial Statements, free and clear of all Liens, and (ii) valid leasehold or licence interests in all material properties and material assets not reflected in Silver47 Financial Statements but used by Silver47 or any of the Silver47 Material Subsidiaries; except where failure, in each case, would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on Silver47.

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(ee)	Contracts. Schedule 3.1(ee) of the Silver47 Disclosure Letter includes a complete and accurate list of all Material Contracts to which Silver47 or any of the Silver47 Subsidiaries is a party and that are currently in force (the “Silver47 Material Contracts”). All Silver47 Material Contracts are in full force and effect, and Silver47 or the Silver47 Subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof, including all rights necessary to conduct their business as currently conducted. Silver47 has made available to Bunker Hill for inspection true and complete copies of all of the Silver47 Material Contracts. All of Silver47 Material Contracts are valid and binding obligations of Silver47 or a Silver47 Subsidiary of Silver47 as the case may be, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. Silver47 and the Silver47 Subsidiaries have complied in all material respects with all terms of Silver47 Material Contracts, have paid all amounts due thereunder, as and when due, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of Silver47 or any of the Silver47 Subsidiaries or, to the knowledge of Silver47, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of Silver47 Material Contracts. As at the date hereof, neither Silver47 nor any of the Silver47 Subsidiaries has received written notice that any party to a Silver47 Material Contract intends to cancel, terminate or otherwise modify or not renew such Silver47 Material Contract, and to the knowledge of Silver47, no such action has been threatened. Neither Silver47 nor any of the Silver47 Subsidiaries is a party to any Material Contract that contains any non-competition obligation or otherwise restricts in any material way the business of Silver47 or any of the Silver47 Subsidiaries.

(ff)	Permits. Other than as disclosed in Schedule 3.1(ff) of the Silver47 Disclosure Letter, Silver47 and each of the Silver47 Subsidiaries has obtained and is in compliance in all material respects with all material Permits required by applicable Laws, necessary to conduct its current business as now being conducted, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Silver47 (the “Silver47 Material Permits”). Schedule 3.1(ff) of the Silver47 Disclosure Letter sets out a list of Silver47 Material Permits. To the knowledge of Silver47, there are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with such Silver47 Material Permits as are necessary to conduct its business as it is currently being conducted as set forth in the Silver47 Public Disclosure Record.

(gg)	Intellectual Property. There is no action, suit, proceeding or claim pending or, to the knowledge of Silver47, threatened by others challenging Silver47’s or any of the Silver47 Subsidiaries’ rights in or to any Intellectual Property used in the conduct of the business of Silver47 and the Silver47 Material Subsidiaries as currently carried on, as set forth in the Silver47 Public Disclosure Record.

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(hh)	Environmental Matters. Each of Silver47 and the Silver47 Subsidiaries and their respective businesses, assets, property interests and operations:

(i)	is in material compliance with all Environmental Laws and all terms and conditions of all Environmental Permits necessary to operate Silver47 and the Silver47 Subsidiaries’ business;

(ii)	have obtained and/or are subject to all Environmental Permits necessary to carry on the business of Silver47 as currently conducted, and each Environmental Permit is valid, subsisting, and in good standing and to the knowledge of Silver47, there are no outstanding proceedings to revoke or limit any Environmental Permit;

(iii)	has not received any written order, request or notice from any person alleging a material violation of any Environmental Law, which in any event remains unresolved;

(iv)	is not a party to any litigation or administrative proceeding, nor is any litigation or administrative proceeding threatened against it or its property or assets, which in either case asserts, alleges, or claims Silver47 and/or the Silver47 Subsidiaries are responsible for Environmental Liabilities, and is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed in an order issued by any Governmental Entity arising under any Environmental Laws;

(v)	is not involved in any remediation, reclamation or other environmental operations outside the ordinary course of business and does not know of any facts, circumstances or conditions, including any Release of Hazardous Substances that are not in material compliance with Environmental Laws, that would reasonably be expected to result in any Environmental Liabilities; and

(vi)	except in material compliance with Environmental Laws and Environmental Permits, is not using or is not being used, as the case may be to generate, manufacture, process, distribute, use, treat, store, dispose of, transport, or handle any Hazardous Substance, except in each case as disclosed in the Silver47 Public Disclosure Record or where it would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Silver47.

(ii)	Mineral Reserves and Resources. The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources disclosed in the Silver47 Public Disclosure Record have been prepared and disclosed in all material respects in accordance with all applicable Laws. The information provided by Silver47 to the Qualified Persons in connection with the preparation of such estimates was complete and accurate at the time such information was furnished. There has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of Silver47 and the Silver47 Subsidiaries, taken as a whole, from the amounts disclosed in the Silver47 Public Disclosure Record.

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(jj)	Regulatory.

(i)	Silver47 and the Silver47 Subsidiaries have operated and are currently operating in material compliance with all applicable Laws, including all applicable published rules, regulations, guidelines and policies of any regulatory or governmental agency having jurisdiction over Silver47 or the Silver47 Subsidiaries or their respective activities (collectively, the “Silver47 Regulatory Authorities”); and

(ii)	Silver47 and the Silver47 Subsidiaries are currently operating their respective businesses in compliance with all licenses, Permits, authorizations, approvals registrations and consents of Silver47 Regulatory Authorities (the “Silver47 Regulatory Authorizations”) in all material respects and have made all requisite material declarations and filings with Silver47 Regulatory Authorities. Silver47 and the Silver47 Subsidiaries have not received any written notices or other correspondence from Silver47 Regulatory Authorities regarding any circumstances that have existed or currently exist which would lead to a loss, suspension, or modification of, or a refusal to issue, any material Silver47 Regulatory Authorization relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of Silver47 or any of the Silver47 Subsidiaries to operate their respective businesses in a manner which would have a Material Adverse Effect on Silver47.

(kk)	Employee Benefits.

(i)	Silver47 and each of the Silver47 Subsidiaries has complied, in all material respects, with the terms of all employee benefit, health, welfare, dental, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, stock purchase, stock compensation, stock option, disability, life insurance, pension or retirement plans, group registered retirement savings and other employee compensation or benefit plans, policies, arrangements, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured which are sponsored, administered or maintained by or contributed to or required to be contributed to by, or which are otherwise binding upon, Silver47 or any such Silver47 Material Subsidiary or in respect of which Silver47 or any of the Silver47 Material Subsidiaries has any actual or potential liability (collectively, the “Silver47 Benefit Plans”) and with all applicable Laws and any collective bargaining agreements relating thereto.

(ii)	Schedule 3.1(kk) of the Silver47 Disclosure Letter lists all Silver47 Benefit Plans of Silver47 and all material Silver47 Benefit Plans of the Silver47 Material Subsidiaries and Silver47 has furnished to Bunker Hill true, correct, up-to-date and complete copies of such Silver47 Benefit Plans as amended as of the date hereof together with all related documentation, including trust agreements, insurance contracts or other funding arrangements, the most recent financial statements, any material correspondence with a Governmental Entity, any filings, plan summaries, employee booklets and personnel manuals. The plan summaries, employee booklets and personnel manuals prepared for, and circulated to the employees and the former employees of Silver47 and their beneficiaries concerning such Silver47 Benefit Plans, accurately describe the benefits provided under each such Silver47 Benefit Plan referred to therein. For any such Silver47 Benefit Plan that is not set out in writing, a written summary of its material terms has been provided in the Silver47 Data Room Information.

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(iii)	Except as set out in Schedule 3.1(kk) of the Silver47 Disclosure Letter, no Silver47 Benefit Plan is a “registered pension plan” as that term is defined in Section 248(1) of the Tax Act or a “multi-employer pension plan” or a “multi-employer plan” as those terms (or equivalent terms) are used in applicable provincial pension standards legislation and Silver47 and the Silver47 Material Subsidiaries have never maintained, sponsored or contributed to any such “registered pension plan”, “multi-employer pension plan”, “multi-employer plan” on behalf of the employees or former employees of Silver47 and the Silver47 Material Subsidiaries.

(iv)	Each Silver47 Benefit Plan is and has been established, registered (if required), qualified, invested and administered, in all material respects, in compliance with the terms of such Silver47 Benefit Plan (including the terms of any documents in respect of such Silver47 Benefit Plan), all applicable Laws, and any collective bargaining agreement relating thereto and there exists no condition or set of circumstances in connection with which Silver47 or Bunker Hill could incur, directly or indirectly, any liability or expense (other than for routine contributions or benefit payments) under the terms of the Silver47 Benefit Plans or applicable Laws.

(v)	All obligations of Silver47 or any of the Silver47 Material Subsidiaries regarding the Silver47 Benefit Plans have been satisfied in all material respects or having been properly accrued for in Silver47’s financial records and no Taxes are owing or eligible under any of Silver47 Benefit Plans by Silver47 or any of the Silver47 Material Subsidiaries. All employer payments, contributions and premiums required to be remitted, paid to or in respect of each Silver47 Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all applicable Laws.

(vi)	Each Silver47 Benefit Plan is insured or funded in compliance with the terms of such Silver47 Benefit Plan, all applicable Laws and any collective bargaining agreement relating thereto and is in good standing with such Governmental Entities as may be applicable and, as of the date hereof, no currently outstanding notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by Silver47 or any of the Silver47 Material Subsidiaries from any such Governmental Entities.

(vii)	To the knowledge of Silver47: (A) no Silver47 Benefit Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity, or by any other party (other than routine claims for benefits); and (B) there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Silver47 Benefit Plan required to be registered or qualified.

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(viii)	Silver47 and the Silver47 Material Subsidiaries have no formal plan and have made no promise or commitment, whether legally binding or not, to create any additional Silver47 Benefit Plan or to improve or change the benefits provided under any Silver47 Benefit Plan.

(ix)	There is no entity other than Silver47 and any of the Silver47 Material Subsidiaries participating in any Silver47 Benefit Plan.

(x)	Except as set out in Schedule 3.1(kk) of the Silver47 Disclosure Letter, none of the Silver47 Benefit Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees, except as required by Law.

(xi)	Except as set out in Schedule 3.1(kk) of the Silver47 Disclosure Letter or as set out in the applicable Silver47 Benefit Plan, neither the execution and delivery of this Agreement by Silver47 nor completion of the Arrangement pursuant to the Plan of Arrangement nor compliance by Silver47 with any of the provisions hereof shall result in any payment (including severance, unemployment compensation, bonuses or otherwise) becoming due to any director or employee of Silver47 or any of its subsidiaries or result in any increase or acceleration of contributions, liabilities or benefits or acceleration of vesting or an obligation to fund or secure benefits, in whole or in part, under any Silver47 Benefit Plan.

(xii)	All data necessary to administer each Silver47 Benefit Plan is in the possession of Silver47 or one of the Silver47 Material Subsidiaries or their respective agents and is in a form which is sufficient for the proper administration of the Silver47 Benefit Plans in accordance with its terms and all applicable Laws and such data is complete and correct.

(ll)	Labour and Employment.

(i)	No Material Employees of Silver47 are on long-term disability leave, extended absence, authorized unpaid leave of absence (including maternity or parental leave or unpaid sick leave) or worker’s compensation leave. As of the date of this Agreement, no Material Employees of Silver47 or the Silver47 Material Subsidiaries have provided written notice to Silver47 or the Silver47 Material Subsidiaries indicating an intention to resign or otherwise terminate their employment. All current assessments under applicable workers’ compensation legislation in relation to the employees of Silver47 and the Silver47 Material Subsidiaries have been paid or accrued by Silver47 and the Silver47 Material Subsidiaries, as applicable, and Silver47 and the Silver47 Material Subsidiaries are not subject to any special or penalty assessment under such legislation which has not been paid.

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(ii)	Other than as disclosed in Schedule 3.1(ll) of the Silver47 Disclosure Letter or as provided for or permitted by this Agreement or the Plan of Arrangement, neither Silver47 nor any of the Silver47 Material Subsidiaries has entered into any written or oral agreement providing for employment, severance, retention, bonus, golden parachute, change of control, or termination payments or entitlements, to any current or former Material Employee of Silver47, including increases to any benefit otherwise payable under any pension or benefit plan of Silver47 or any of the Silver47 Material Subsidiaries and acceleration of the time of payment or vesting of any such benefits, in connection with the termination of their position or their employment with Silver47 or any of the Silver47 Material Subsidiaries, in connection with the consummation of the Arrangement, or as a result of a change in control of Silver47.

(iii)	Except as disclosed in Schedule 3.1(ll) of the Silver47 Disclosure Letter, there are no outstanding or, to the knowledge of Silver47, pending or threatened labour proceedings, investigations, audits or claims of any kind, including unfair labour practice proceedings, right to organize and collective bargaining or any proceedings which could result in certification of a trade union or employee association as bargaining agent for any employees of Silver47 or any of the Silver47 Material Subsidiaries. To the knowledge of Silver47, there are no threatened or apparent organizing activities by a trade union or employee association involving employees of Silver47 or any of the Silver47 Material Subsidiaries, except as set out in Schedule 3.1(ll) of the Silver47 Disclosure Letter. Silver47 and the Silver47 Material Subsidiaries are not certified to or entered into a voluntary recognition arrangement with a trade union or employee association and are not party to a collective agreement (whether or not the expiry date of such collective agreement has passed). Except as set out in Schedule 3.1(ll) of the Silver47 Disclosure Letter, there is no, and in the past five years there has not been any, labor strike, strike notice, call for strike, slowdown, stoppage, picketing, interruption of work, labor dispute, union certification process, union representation claim, or lockout, labor grievances or disputes, pending or, to the knowledge of Silver47 or the Silver47 Material Subsidiaries, threatened against or involving Silver47 or the Silver47 Material Subsidiaries and no event has occurred or circumstance exists that could reasonably be expected to give rise to any such actions.

(iv)	Except as disclosed in Schedule 3.1(ll) of the Silver47 Disclosure Letter, Silver47 and each of the Silver47 Material Subsidiaries has complied, in all material respects, with the terms of all collective bargaining agreements and there are no material grievances or arbitration proceedings under such collective bargaining agreements.

(v)	Silver47 Financial Statements include adequate accruals or reserves determined in accordance with IFRS for all accrued and unpaid salaries, wages, bonuses or other remuneration, vacation pay, Canada Pension Plan, Employment Insurance, and other employee-related accruals including for any severance or termination payments in respect of employees whose employment was terminated before the date of such statements.

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(mm)	Compliance with Laws. Silver47 and the Silver47 Material Subsidiaries have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Silver47.

(nn)	Absence of Cease Trade Orders. No order ceasing or suspending trading in Silver47 Shares (or any of them) or any other securities of Silver47 is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Silver47, are pending, contemplated or threatened.

(oo)	Related Party Transactions. Other than as disclosed in the Silver47 Financial Statements, there are no Contracts or other transactions currently in place between Silver47 or any of the Silver47 Material Subsidiaries, on the one hand, and: (i) to the knowledge of Silver47, any officer or director of Silver47 or any of the Silver47 Material Subsidiaries; (ii) to the knowledge of Silver47, any holder of record or, to the knowledge of Silver47, beneficial owner of 10% or more of Silver47 Shares; and (iii) to the knowledge of Silver47, any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.

(pp)	Registration Rights. No Silver47 Shareholder has any right to compel Silver47 to register or otherwise qualify Silver47 Shares (or any of them) for public sale or distribution.

(qq)	Rights of Other Persons. Except as set out in Schedule 3.1(gg) of the Silver47 Disclosure Letter, no person has any right of first refusal or option to purchase or any other right of participation in any of the material properties, assets or interests owned by Silver47 or any of the Silver47 Material Subsidiaries, or any part thereof.

(rr)	Restrictions on Business Activities. Except as set out in Section 3.1(rr) of the Silver47 Disclosure Letter, there is no agreement, judgment, injunction, order or decree binding upon Silver47 or any of Silver47 Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or impairing, in each case in any material respect, any business practice of Silver47, Silver47 Subsidiaries or any of its affiliates, any acquisition of property by Silver47, Silver47 Subsidiaries or any of its affiliates, or the conduct of business by Silver47, Silver47 Subsidiaries or any of its affiliates, as currently conducted (including following the transactions contemplated by this Agreement).

(ss)	Indemnification Agreements. The Silver47 Data Room Information contains true and complete copies of all indemnity agreements and any similar agreements to which Silver47 is a party that contain rights to indemnification in favour of the current officers and directors of Silver47.

(tt)	Brokers. Schedule 3.1(tt) of the Silver47 Disclosure Letter contains a complete and accurate list of any broker, investment banker, financial advisor or other person entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Silver47, and the aggregate amount of such fees that may become payable in respect of all such arrangements is set out in Schedule 3.1(tt) of the Silver47 Disclosure Letter.

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(uu)	Insurance. As of the date hereof, Silver47 and the Silver47 Material Subsidiaries have such policies of insurance as are listed in Schedule 3.1(uu) of the Silver47 Disclosure Letter. All insurance maintained by Silver47 or any of the Silver47 Material Subsidiaries is in full force and effect and in good standing and neither Silver47 nor any of its subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has Silver47 or any of the Silver47 Material Subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of Silver47 or any of the Silver47 Material Subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost, except where such failure or default or other event would not reasonably be expected to have a Material Adverse Effect on Silver47.

(vv)	Competition Act. Neither the aggregate value of the assets in Canada that are owned by Silver47 or the Silver47 Subsidiaries, nor the consolidated gross revenues from sales in, from or into Canada generated from all of the assets that are owned by Silver47 or the Silver47 Subsidiaries, both calculated in the manner prescribed under the Competition Act, exceeds $93,000,000.

(ww)	Use of Short Form Prospectus. Silver47 meets the general eligibility requirements for use of a short form prospectus under National Instrument 44-101 – Short Form Prospectus Distributions of the Canadian Securities Administrators.

(xx)	Arrangements with Shareholders. Other than the Bunker Hill Voting Agreements and this Agreement, Silver47 does not have any agreement, arrangement or understanding (whether written or oral) with respect to Bunker Hill or any of its securities, businesses or operations with any shareholder of Bunker Hill, any interested party of Bunker Hill or any related party of any interested party of Bunker Hill, or any joint actor with any such persons (and for this purpose, the terms “interested party”, “related party” and “joint actor” shall have the meaning ascribed to such terms in MI 61-101).

(yy)	Fairness Opinions. The Silver47 Board has received the Silver47 Fairness Opinion, in oral form, and such opinion has not been modified, amended, qualified or withdrawn. A true and complete copy of the Silver47 Fairness Opinion in written form will be provided by Silver47 to Bunker Hill promptly following delivery by Research Capital. Silver47 has been authorized by Research Capital to include a copy of the Silver47 Fairness Opinions in the Silver47 Circular.

(zz)	Bunker Hill Security Ownership. Neither Silver47 nor any Silver47 Subsidiaries, or their affiliates, own any Bunker Hill Shares or any other securities of Bunker Hill.

3.2	Survival of Representations and Warranties

The representations and warranties of Silver47 contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

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Article 4
REPRESENTATIONS AND WARRANTIES OF Bunker Hill

4.1	Representations and Warranties

Bunker Hill hereby represents and warrants to and in favour of Silver47 as follows, except to the extent that such representations and warranties are qualified by the Bunker Hill Disclosure Letter and acknowledges that Silver47 is relying upon such representations and warranties in connection with the entering into of this Agreement that:

(a)	Board Approval. As of the date hereof, the Bunker Hill Board, after consultation with its financial and legal advisors, has unanimously: (A) determined that the business combination between Silver47 and Bunker Hill to be effected by way of the Plan of Arrangement and the entry into this Agreement are in the best interests of Bunker Hill and the Bunker Hill Shareholders, (B) approved the transactions contemplated by this Agreement, (C) determined to recommend approval of the Bunker Hill Resolutions by the Bunker Hill Shareholders and (D) directed that approval of the Bunker Hill Resolutions be submitted for consideration at a special meeting of Bunker Hill Shareholders. The Bunker Hill Board has approved the Arrangement pursuant to the Plan of Arrangement and the execution and performance of this Agreement.

(b)	Organization and Qualification. Bunker Hill and each of its subsidiaries is a corporation duly incorporated or an entity duly created and validly existing under the applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Bunker Hill and each of its subsidiaries: (A) has all Permits necessary to conduct its business substantially as now conducted, as such business is disclosed in the Bunker Hill Public Disclosure Record, except where the failure to have such Permit would not reasonably be expected to have a Material Adverse Effect on Bunker Hill; and (B) is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing would not reasonably be expected to have a Material Adverse Effect on Bunker Hill.

(c)	Subsidiary.

(i)	Bunker Hill does not have any subsidiaries other than the Bunker Hill Subsidiary, which was duly incorporated and is validly existing and in good standing under the laws of the state of Idaho and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on.

(ii)	The Bunker Hill Subsidiary is duly qualified to carry on business in each jurisdiction in which the nature or character of its properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

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(iii)	Bunker Hill is the sole legal, beneficial and registered owner of all of the issued shares or equity interests of the Bunker Hill Subsidiary and the Bunker Hill Subsidiary has no outstanding agreement, subscription, warrant, option, right or commitment (nor has the Bunker Hill Subsidiary granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating them to issue or sell any of its shares or equity interests, including any security or obligation of any kind convertible into or exchangeable or exercisable for any shares, an equity interest or other securities of the Bunker Hill Subsidiary. All of the issued and outstanding shares or equity interests in the capital of the Bunker Hill Subsidiary has been duly authorized and validly issued and is fully-paid and non-assessable, and all such shares are, except pursuant to restrictions on transfer contained in constating documents or by-laws, owned free and clear of all Liens of any kind or nature whatsoever and are free of any other restrictions including any restrictions on the right to vote, sell or otherwise dispose of such shares or other equity interests.

(iv)	Except for the shares or equity interest owned by Bunker Hill in the Bunker Hill Subsidiary, whether directly or indirectly, neither Bunker Hill nor the Bunker Hill Subsidiary owns, beneficially, any shares in the capital of any corporation, and neither Bunker Hill nor the Bunker Hill Subsidiary holds any securities or obligations of any kind convertible into or exchangeable for shares in the capital of any corporation. Neither Bunker Hill nor the Bunker Hill Subsidiary are a party to any agreement to acquire any shares in the capital of any corporation.

(v)	The Bunker Hill Data Room Information includes complete and correct copies of the constating documents of the Bunker Hill Subsidiary, as amended to the date of this Agreement, and includes, in all material respects, complete and correct copies of the resolutions or minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the shareholders of the Bunker Hill Subsidiary, the board of directors of the Bunker Hill Subsidiary and each committee thereof, excluding any minutes (or portion thereof) in relation to this Agreement.

(d)	Authority Relative to this Agreement. Bunker Hill has the requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Bunker Hill and the performance by Bunker Hill of its obligations under this Agreement have been duly authorized by the Bunker Hill Board and except for the Bunker Hill Shareholder Approval, no other corporate proceedings on its part are necessary to authorize this Agreement or the Arrangement. This Agreement has been duly executed and delivered by Bunker Hill and constitutes a legal, valid and binding obligation of Bunker Hill enforceable against Bunker Hill in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

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(e)	Required Approvals. No material authorization, licence, permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Entity is required to be obtained or made by or with respect to Bunker Hill for the execution and delivery of this Agreement, the performance by Bunker Hill of its obligations hereunder or the completion by Bunker Hill of the Arrangement, other than:

(i)	such filings and other actions required to obtain approval of the listing for trading on the TSX, as applicable, by the Effective Time of the Consideration Shares issuable pursuant to the Arrangement;

(ii)	the Regulatory Approvals;

(iii)	the Bunker Hill Third Party Consents and Approvals;

(iv)	the filing of the Bunker Hill Charter Amendment with the Secretary of State of the State of Nevada; and

(v)	any other authorizations, licences, permits, certificates, registrations, consents, approvals, filings and notifications with respect to which the failure to obtain or make same would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

(f)	No Violation. Other than as disclosed in Schedule 4.1(f) in the Bunker Hill Disclosure Letter, neither the authorization, execution and delivery of this Agreement by Bunker Hill nor the completion of the transactions contemplated by this Agreement or the Arrangement, nor the performance of its obligations thereunder, nor compliance by Bunker Hill with any of the provisions of this Agreement will:

(i)	violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require, other than the Bunker Hill Third Party Consents and Approvals and Regulatory Approvals that relate to Bunker Hill, any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration of indebtedness under, or result in the creation of any Lien upon, any of the properties or assets of Bunker Hill or any of its subsidiaries, or cause any indebtedness to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on Bunker Hill or the Bunker Hill subsidiary, under any of the terms, conditions or provisions of:

(A)	their respective articles, charters or by-laws or other comparable organizational documents; or

(B)	any Permit or Material Contract to which Bunker Hill or the Bunker Hill Subsidiary is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Bunker Hill or the Bunker Hill Subsidiary is bound;

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(ii)	subject to obtaining the Regulatory Approvals,

(A)	result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws applicable to Bunker Hill or any of its subsidiaries or any of their respective properties or assets; or

(B)	cause the suspension or revocation of any Permit currently in effect relating to Bunker Hill or any of its subsidiaries;

(iii)	give rise to any rights of first refusal or other similar third party rights or trigger any change in control provisions or influence, rights of first offer or first refusal or any similar provisions or any restrictions or limitation under any such note, bond, mortgage, indenture, contract, license, franchise, Bunker Hill Material Contract or Permit; and

(except, in the case of each of clauses (i), (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations, creations of Liens, suspensions or revocations which, or any consents (expressly excluding the Bunker Hill Third Party Consents and Approvals and Regulatory Approvals), approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect on Bunker Hill).

The Bunker Hill Third Party Consents and Approvals are the only consents and approvals required from any third party under any Contracts of Bunker Hill or the Bunker Hill Subsidiary in order for Bunker Hill and the Bunker Hill Subsidiary to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement.

(g)	Capitalization.

(i)	The authorized capital of Bunker Hill consists of 100,000,000 Bunker Hill Shares with a par value of US$0.000001 per Bunker Hill Share and 285,715 shares of preferred stock with a par value of US$0.000001 per share of preferred stock. As at August 19, 2026, there are: (A) 47,207,589 Bunker Hill Shares were issued and outstanding, and no preferred stock issued and outstanding; (B) 64,234 Bunker Hill Options outstanding providing for the issuance of an aggregate of 64,234 Bunker Hill Shares upon the exercise thereof; (C) 336,084 Bunker Hill RSUs outstanding providing for the issuance of an aggregate of 336,084 Bunker Hill Shares upon the settlement thereof; (D) 17,935,048 Bunker Hill Warrants outstanding providing for the issuance of an aggregate of 17,935,048 Bunker Hill Shares upon the settlement thereof; and (E) 984,364 Bunker Hill Compensation Options outstanding providing for the issuance of an aggregate of 984,364 Bunker Hill Shares upon the exercise thereof; (F) an aggregate of up to 6,802,721 Bunker Hill Shares were issuable upon the conversion of Bunker Hill Convertible Debentures; and (G) an aggregate of 245,312 Bunker Hill DSUs are outstanding evidencing the right to receive a cash payment. After the Effective Date, the authorized capital of Bunker Hill is expected to consist of 400,000,000 Bunker Hill Shares with par value of US$0.000001 per Bunker Hill Share and 285,715 shares of preferred stock with a par value of US$0.000001 per share of preferred stock. Other than as disclosed in Schedule 4.1(g) of the Bunker Hill Disclosure Letter and except for the stock options, restricted share units and share purchase warrants described in the preceding sentence, none of which are issuable in connection with the Arrangement, Bunker Hill has no other outstanding agreement, subscription, warrant, option, right or commitment or other right or privilege (whether by law, pre-emptive or contractual), nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment, obligating it to issue or sell any Bunker Hill Shares or other voting or equity securities, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Bunker Hill Shares or other voting or equity security. All outstanding Bunker Hill Shares have been, and all Bunker Hill Shares issuable upon the exercise or vesting of rights under stock options, restricted share units, convertible debentures deferred share units and common share purchase warrants in accordance with their terms have been duly authorized and, upon issuance, will be, validly issued as fully paid and non-assessable shares of Bunker Hill and are not and will not be, as applicable, subject to or issued in violation of, any pre-emptive rights.

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(ii)	There are no outstanding contractual obligations of Bunker Hill to repurchase, redeem or otherwise acquire any Bunker Hill Shares.

(iii)	Other than pursuant to the Bunker Hill Stock Option Plan, the Bunker Hill Deferred Share Unit Plan and the Bunker Hill Restricted Share Unit Plan, Bunker Hill does not have any share or stock appreciation right, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Bunker Hill Share price, income or any other attribute of or related to Bunker Hill.

(iv)	The Bunker Hill Shares are listed and posted for trading on the TSX and quoted on the OTCQB and, except for such listings and trading and other than as disclosed in Schedule 4.1(g)(iv), no securities of Bunker Hill are listed or quoted for trading on any other stock or securities exchange or market or registered under any securities Laws.

(v)	No holder of securities issued by Bunker Hill or the Bunker Hill Subsidiary has any right to compel Bunker Hill or the Bunker Hill Subsidiary to register or otherwise qualify securities for public sale in Canada, the United States or elsewhere.

(vi)	No holders of securities of Bunker Hill are entitled to any dissent, appraisal or similar rights in connection with the Bunker Hill Resolutions.

(h)	Shareholder and Similar Agreements. Except as disclosed in the Bunker Hill Public Disclosure Record, Bunker Hill is not a party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Bunker Hill or the Bunker Hill Subsidiary.

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(i)	Reporting Status and Securities Laws Matters. Bunker Hill is a “reporting issuer” and not on the list of reporting issuers in default under applicable Securities Laws in the provinces of British Columbia, Alberta and Ontario, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Bunker Hill, and Bunker Hill is not in default of any material provision of applicable Securities Laws or the policies, rules or regulations of the TSX or any other applicable securities market. Trading in Bunker Hill Shares on the TSX is not currently halted or suspended. Bunker Hill Shares issued and outstanding, and all Bunker Hill Shares issuable under any Contract, have been duly approved for listing on the TSX and quotation on the OTCQB. As of the date of this Agreement, the Bunker Hill Shares are not registered or required to be registered under Section 12(b) or 12(g) of the U.S. Exchange Act. Bunker Hill is required to file reports with the SEC pursuant to Section 15(d) of the U.S. Exchange Act. No delisting, suspension of trading in or cease trading order with respect to any securities of Bunker Hill is pending or, to the knowledge of Bunker Hill, no inquiry, review or investigation (formal or informal) of any Securities Authority, the SEC, the TSX or any other applicable securities market, is in effect or ongoing or, to the knowledge of Bunker Hill, expected to be implemented or undertaken with respect to the foregoing. The Bunker Hill Shares are listed on the TSX and quoted on the OTCQB and, except for such listing and quotation, no securities of Bunker Hill are listed or quoted for trading on any other stock or securities exchange or market or registered under any Securities Laws. Bunker Hill has not taken any action to cease to be a reporting issuer in each of the provinces and territories of Canada nor has Bunker Hill received notification from any securities commission or similar regulatory authority seeking to revoke the reporting issuer status of Bunker Hill. Other than in respect of the Securities Laws of British Columbia, Alberta and Ontario and the United States. Bunker Hill is not subject to continuous disclosure or other public reporting requirements under any Securities Laws. The Bunker Hill Subsidiary is not subject to continuous disclosure or other disclosure requirements under any Securities Laws or the securities Laws of any other jurisdiction. The documents and information comprising the Bunker Hill Public Disclosure Record, as at the respective dates they were filed, were in compliance in all material respects with applicable Securities Laws and, where applicable, the rules and policies of the TSX and any other applicable securities market and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Bunker Hill is up-to-date in all forms, reports, statements and documents, including financial statements and management’s discussion and analysis, required to be filed by Bunker Hill under applicable Securities Laws and the rules and policies of the TSX and any other applicable securities market. Bunker Hill has not filed any confidential material change report that at the date hereof remains confidential. Except as disclosed in Schedule 4.1(i) of the Bunker Hill Disclosure Letter, there are no outstanding or unresolved comments in comment letters from any securities commission or similar regulatory authority with respect to any of the Bunker Hill Public Disclosure Record and, to the knowledge of Bunker Hill, neither Bunker Hill nor any of the Bunker Hill Public Disclosure Record is subject of an ongoing audit, review, comment or investigation by any securities commission or similar regulatory authority or the TSX or any other applicable securities market. To the knowledge of Bunker Hill, it is in material compliance with the rules and regulations of any over-the-counter market on which its securities are quoted.

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(j)	Public Filings. Bunker Hill has filed or furnished, as applicable, all documents required to be filed or furnished by it in accordance with applicable Securities Laws, the U.S. Exchange Act and U.S. Securities Act, with the Securities Authorities, the SEC or the TSX or any other applicable securities market. All such documents and information comprising the Bunker Hill Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto): (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (ii) complied in all material respects with the requirements of applicable Securities Laws, the U.S. Exchange Act and the U.S. Securities Act, and any amendments to the Bunker Hill Public Disclosure Record required to be made have been filed on a timely basis with the Securities Authorities, the TSX and any other applicable securities market. Bunker Hill has not filed any confidential material change report with any Securities Authorities or the SEC that at the date of this Agreement remains confidential. There has been no change in a material fact or a material change (as such terms are defined under the Securities Act) in any of the information contained in the Bunker Hill Public Disclosure Record, except for changes in material facts or material changes that are reflected in a subsequently filed document included in the Bunker Hill Public Disclosure Record.

(k)	Bunker Hill Financial Statements. Bunker Hill’s audited consolidated financial statements as at and for the fiscal years ended December 31, 2025 and 2024 and unaudited condensed interim consolidated financial statements as at and for the three months ended June 30, 2026 and 2025, including the notes thereto, as included in Bunker Hill’s Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 6, 2026, and Bunker Hill’s Form 10-Q for the quarter ended June 30, 2026, as filed with the SEC on July 31, 2026 (collectively, the “Bunker Hill Financial Statements”) were prepared in accordance with U.S. GAAP consistently applied (except as otherwise indicated in such financial statements and the notes thereto). The Bunker Hill Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Bunker Hill and the Bunker Hill Subsidiary as at the respective dates and periods thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal period-end adjustments). The Bunker Hill Financial Statements reflect all reserves required by U.S. GAAP in respect of all material contingent liabilities, if any, of Bunker Hill and the Bunker Hill Subsidiary on a consolidated basis. The condensed interim consolidated financial statements of the Bunker Hill as at and for the three months ended June 30, 2026, have been prepared in accordance with U.S. GAAP. There has been no material change in Bunker Hill’s accounting policies since December 31, 2025, except as disclosed in the notes to the Bunker Hill Financial Statements.

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(l)	Disclosure Controls and Internal Controls. Bunker Hill has designed its DC&P, or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that information required to be disclosed by Bunker Hill in its annual filings, interim filings or other reports filed or submitted under securities legislation is accumulated and communicated to Bunker Hill’s Chief Executive Officer and Chief Financial Officer to allow timely decisions regarding required disclosure, and recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and form, in the manner required by applicable securities legislation. Bunker Hill maintains systems of “internal control over financial reporting” that have been designed by, or under the supervision of, its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, in the manner required by applicable securities legislation. Since January 1, 2026, Bunker Hill’s auditors and the audit committee of the Bunker Hill Board have not been advised of: (A) any deficiency, or a combination of deficiencies, in the design or operation of internal controls over financial reporting, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Bunker Hill’s internal control over financial reporting.

(m)	Corrupt Practices Legislation. Neither Bunker Hill, the Bunker Hill Subsidiary, nor any of their respective officers, directors or employees, nor to the knowledge of Bunker Hill any agents or representatives acting for or on behalf of Bunker Hill or the Bunker Hill Subsidiary is taking or to the knowledge of Bunker Hill has within the past five years taken, been engaged in or alleged to have engaged in any action which would cause Bunker Hill or the Bunker Hill Subsidiary to be in violation of applicable Corrupt Practices Laws. Without limiting any of the foregoing, neither Bunker Hill, the Bunker Hill Subsidiary, nor any of their respective officers, directors, or employees, or to the knowledge of Bunker Hill, any agents or representatives acting for or on behalf of Bunker Hill or the Bunker Hill Subsidiary has (i) paid, offered, promised, or authorized the payment of money or anything of value, directly or indirectly, to any Government Official, any political party, or any other person for the purpose of influencing any act or decision or to secure any improper advantage in violation of Corrupt Practices Laws or (ii) received from any Governmental Entity or any other person any written notice of any actual, suspected, or potential violation of any Corrupt Practices Laws, or conducted an internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Entity concerning any actual, suspected, or potential violation of any Corrupt Practices Laws.

(n)	International Trade Laws. Neither Bunker Hill, the Bunker Hill Subsidiary, nor any of their respective officers, directors, employees, or to the knowledge of Bunker Hill, its agents or representatives acting on behalf of Bunker Hill (i) is a Sanctioned Person or organized or resident in a Sanctioned Country; (ii) is or has been in the past five years engaged in taking any action or alleged to have engaged in taking any action in violation of applicable International Trade Laws or which would cause Bunker Hill or the Bunker Hill Subsidiary to be in violation of applicable International Trade Laws; (iii) has received from any Governmental Entity or any other person any written notice of any violation of any applicable International Trade Law, or conducted an internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Entity concerning any actual, suspected, or alleged violation of any applicable International Trade Law. In addition, no counterparty to any streaming agreement or royalty agreement in respect of any mining property or mineral interest of Bunker Hill or the Bunker Hill Subsidiary (i) is a Sanctioned Person or located, organized or resident in a Sanctioned Country, and (ii) no such streaming agreement, royalty agreement, mining property or mineral interest is itself the subject of Sanctions Laws.

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(o)	International Trade and Corrupt Practices Compliance and Policies. Bunker Hill and the Bunker Hill Subsidiary, and to the knowledge of Bunker Hill, its respective officers, directors, and employees are in compliance with all applicable International Trade Laws and applicable Corrupt Practices Laws. Bunker Hill and the Bunker Hill Subsidiary have adopted, implemented and maintained policies and procedures reasonably designed to promote compliance with International Trade Laws and Corrupt Practices Laws, to the extent applicable.

(p)	Books and Records. The financial books, records and accounts of Bunker Hill and the Bunker Hill Subsidiary, have in all material respects, been maintained in accordance with applicable Law, in accordance with U.S. GAAP and, in each case, are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Bunker Hill and the Bunker Hill Subsidiary and accurately and fairly reflect the basis for the Bunker Hill Financial Statements.

(q)	Minute Books. The minute books of Bunker Hill and the Bunker Hill Subsidiary are true and correct in all material respects; they contain the duly signed minutes of all meetings of the boards of directors and shareholders and all resolutions passed by the boards of directors and the shareholders thereof except for minutes relating to the proposed transaction between Bunker Hill and Silver47; provided that minutes for recent meetings of the Bunker Hill Board and committees thereof which have not been finalized as of the date hereof will be finalized and included in the minute books in accordance with Bunker Hill’s past practice.

(r)	No Undisclosed Liabilities. Except as set out in Schedule 4.1(r) of the Bunker Hill Disclosure Letter, Bunker Hill and the Bunker Hill Subsidiary on a consolidated basis have no material outstanding indebtedness or liabilities and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person that are material to Bunker Hill, other than those specifically identified in the Bunker Hill Financial Statements, or incurred in the ordinary course of business since the date of the most recent Bunker Hill Financial Statements.

(s)	Auditors. Bunker Hill’s auditors are (i) independent with respect to Bunker Hill within the meaning of the rules of professional conduct applicable to auditors in Canada and there has never been a “reportable event” (within the meaning of Section 4.11 of National Instrument 51-102 – Continuous Disclosure Obligations) with Bunker Hill’s auditors, and (ii) independent with respect to Bunker Hill as required by the applicable Securities Laws of the United States and registered and in good standing with the Public Company Accounting Oversight Board.

(t)	No Material Change. Except as disclosed in the Bunker Hill Public Disclosure Record and as set out in Schedule 4.1(t) of the Bunker Hill Disclosure Letter, since December 31, 2025 (i) there has been no material change in respect of Bunker Hill and the Bunker Hill Subsidiary, taken as a whole, and the debt, business and material property of Bunker Hill and the Bunker Hill Subsidiary, on a consolidated basis, conform in all material respects to the description thereof contained in the Bunker Hill Public Disclosure Record; (ii) there has been no dividend or distribution of any kind declared, paid or made by Bunker Hill on any Bunker Hill Shares; (iii) there has not been a material change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of Bunker Hill and the Bunker Hill Subsidiary taken as a whole; and (iv) Bunker Hill and the Bunker Hill Subsidiary have carried on business in the ordinary course.

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(u)	Litigation. Except as set out in Schedule 4.1(u) of the Bunker Hill Disclosure Letter, there are no material claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of Bunker Hill, threatened affecting Bunker Hill or any of its subsidiaries or affecting any of their respective property or assets at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws. Neither Bunker Hill nor any of the Bunker Hill Subsidiary nor their respective assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree.

(v)	Insolvency. Except as set out in Schedule 4.1(v) of the Bunker Hill Disclosure Letter, no act or proceeding has been taken by or against Bunker Hill or any the Bunker Hill Subsidiary in connection with the dissolution, liquidation, winding up, bankruptcy, reorganization, compromise or arrangement of Bunker Hill or any Bunker Hill Subsidiary or for the appointment of a trustee, receiver, manager or other administrator of Bunker Hill or any the Bunker Hill Subsidiary or any of its properties or assets nor, to the knowledge of Bunker Hill, is any such act or proceeding threatened. Neither Bunker Hill nor the Bunker Hill Subsidiary has sought protection under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or similar legislation. Neither Bunker Hill nor the Bunker Hill Subsidiary nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of Bunker Hill or the Bunker Hill Subsidiary to conduct its business in all material respects as it has been carried on prior to the date hereof, or that has had, individually or in the aggregate, a Material Adverse Effect on Bunker Hill or would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

(w)	Taxes. Except as provided for in the Bunker Hill Financial Statements or as set out in Schedule 4.1(w) of the Bunker Hill Disclosure Letter,

(i)	Each of Bunker Hill and the Bunker Hill Subsidiary has duly and timely (taking into account any validly obtained extensions) filed all material Returns required to be filed by it with the appropriate Governmental Entity prior to the date hereof and all such material Returns are complete and correct in all material respects.

(ii)	Each of Bunker Hill and the Bunker Hill Subsidiary has paid on a timely basis all material Taxes which are due and payable, including instalments on account of Taxes for their current taxation year, all assessments and reassessments, in each case, other than those which are being or have been contested in good faith by appropriate proceedings pursuant to applicable Laws and in respect of which reserves have been provided in the most recently published Bunker Hill Financial Statements.

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(iii)	Each of Bunker Hill and the Bunker Hill Subsidiary has established reserves on its books and records in accordance with U.S. GAAP, adequate for the payment of any Taxes not yet due and payable and will continue doing so until the Effective Date.

(iv)	Neither Bunker Hill nor the Bunker Hill Subsidiary is party to or bound by any Tax sharing agreement, Tax indemnity obligation in favour of any person or similar agreement in favour of any person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Entity) (excluding Contracts entered into in the ordinary course of business, the primary purpose of which does not relate to Tax).

(v)	Neither Bunker Hill nor the Bunker Hill Subsidiary will be required to include in a Tax period ending after the Effective Time any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued, or that was required to be reported for financial accounting purposes in a prior taxable period but that was not included in taxable income for that or another prior tax period.

(vi)	Each of Bunker Hill and the Bunker Hill Subsidiary has maintained and continues to maintain, in the place and manner prescribed by applicable Law, all records and books of account required to be maintained under applicable Laws with respect to Taxes.

(vii)	No material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted, in any case in writing, with respect to Taxes of Bunker Hill or the Bunker Hill Subsidiary, and, neither Bunker Hill nor the Bunker Hill Subsidiary is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of Bunker Hill, threatened, in any case in writing, against Bunker Hill or the Bunker Hill Subsidiary or any of their respective assets, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(viii)	To the knowledge of Bunker Hill, no written claim has been made by any Governmental Entity in a jurisdiction where Bunker Hill or the Bunker Hill Subsidiary does not file Returns that Bunker Hill or the Bunker Hill Subsidiary is or may be subject to Tax by that jurisdiction.

(ix)	There are no material Liens for unpaid Taxes (other than in respect of Taxes not yet due and payable or Liens for Taxes that are being contested in good faith by appropriate proceedings pursuant to applicable Laws, in respect of which reserves have been provided in the most recently published Bunker Hill Financial Statements and for which no execution or enforcement action may be taken in respect of such contested Taxes) upon any of the assets of Bunker Hill or the Bunker Hill Subsidiary.

(x)	Each of Bunker Hill and the Bunker Hill Subsidiary has duly and timely withheld all material Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any person, including employees, officers or directors) and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Law to be remitted by it.

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(xi)	Each of Bunker Hill and the Bunker Hill Subsidiary have duly and timely collected all material amounts on account of any sales or use taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it, except where the failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect to Bunker Hill.

(xii)	To the knowledge of Bunker Hill, there are no outstanding written agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from Bunker Hill or the Bunker Hill Subsidiary for any taxable period (other than, to the extent applicable, automatic six-month extensions for U.S. federal and applicable state income Returns) and no request for any such waiver or extension is currently pending.

(xiii)	All the Returns, audit reports and assessments in the Bunker Hill Data Room Information were true, correct and complete copies of such Returns, audit reports and assessments.

(xiv)	Each of Bunker Hill and the Bunker Hill Subsidiary has substantially complied with the transfer pricing provisions of each applicable Law relating to Taxes, including (if applicable) the contemporaneous documents and disclosure requirements thereunder.

(xv)	Neither Bunker Hill nor the Bunker Hill Subsidiary has been a party to or otherwise has participated in any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4(b) (or any equivalent provision under the Law of any other jurisdiction).

(xvi)	For the purposes of the Tax Act, any applicable Tax treaty and any other relevant Tax purposes (i) Bunker Hill is a non-resident of Canada and is not a “taxable Canadian corporation”; and (ii) the Bunker Hill Subsidiary is resident in the jurisdiction in which it was formed and is not resident in any other country.

(xvii)	Each of Bunker Hill and the Bunker Hill Subsidiary is classified as a domestic corporation for U.S. federal income tax purposes.

(xviii)	Bunker Hill is not aware of any agreement, plan or other circumstance that would prevent the Arrangement from qualifying as a “reorganization” under Section 368(a) of the U.S. Tax Code.

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(xix)	During the two year period ending on the date of this Agreement, neither Bunker Hill nor the Bunker Hill Subsidiary has been a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the U.S. Tax Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the U.S. Tax Code.

(xx)	Neither Bunker Hill nor the Bunker Hill Subsidiary has ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the U.S. Tax Code filing a consolidated U.S. federal income Return (other than an affiliated group the common parent of which is Bunker Hill).

(xxi)	Neither Bunker Hill nor the Bunker Hill Subsidiary has any liability for Taxes of any person (other than Bunker Hill or the Bunker Hill Subsidiary) (i) by operation of Law, including under Treasury Regulations Section 1.1502-6 (or any equivalent provision under the Law of any other jurisdiction), (ii) as a transferee or successor, or (iii) by contract (excluding, for this purpose, commercial agreements entered into in the ordinary course of business and not primarily related to Taxes).

(x)	Operational Matters. All material rentals, royalties (whether statutory or contractual), overriding royalty interests, production payments, net profits, earnouts, streaming agreements, metal pre-payment or similar agreements, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Bunker Hill and the Bunker Hill Subsidiary and affiliates, have been, in all material respects: (i) duly paid; (ii) duly performed; and (iii) no default or event of default has occurred and is continuing thereunder.

(y)	Property. Other than as disclosed in Schedule 4.1(y) of the Bunker Hill Disclosure Letter:

(i)	The Bunker Hill Property is accurately described in the Bunker Hill Public Disclosure Record.

(ii)	The Bunker Hill Public Disclosure Record together with the Bunker Hill Data Room Information discloses all material real and immoveable property legally or beneficially owned, licensed, or leased by Bunker Hill or the Bunker Hill Subsidiary, or in respect of which Bunker Hill or the Bunker Hill Subsidiary enjoy the benefit of rights of way, surface rights, easements and Permits for the use of real and immoveable property, and there is no other material real and immoveable property in respect of which Bunker Hill or the Bunker Hill Subsidiary has any interest.

(iii)	The Concessions relating to the Bunker Hill Property are the only mining concessions, claims, leases, licenses, Permits or other rights that are required to conduct the activities of Bunker Hill or the Bunker Hill Subsidiary on the Bunker Hill Property as currently conducted.

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(iv)	Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect to Bunker Hill or as otherwise disclosed in Schedule 4.1(y)(iv) of the Bunker Hill Disclosure Letter, (i) each Concession relating to the Bunker Hill Property is in full force and effect and in good standing and (ii) the interests of Bunker Hill or the Bunker Hill Subsidiary in each Concession relating to the Bunker Hill Property is held free and clear of all Liens. The Bunker Hill Public Disclosure Record together with the Bunker Hill Data Room Information accurately describes, in all material respects: (A) the interests of Bunker Hill and the Bunker Hill Subsidiary in each of the material Concessions relating to the Bunker Hill Property; and (B) the agreement or document pursuant to which Bunker Hill or the Bunker Hill Subsidiary holds its interest in each material Concession relating to the Bunker Hill Property. Bunker Hill or the Bunker Hill Subsidiary are lawfully authorized to hold their respective interests in the material Concessions relating to the Bunker Hill Property.

(v)	Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect to Bunker Hill or as otherwise disclosed in the Schedule 4.1(y)(v) of the Bunker Hill Disclosure Letter:

(A)	each Concession relating to the Bunker Hill Property comprises an active and subsisting mineral claim or concession, in each case in all material respects, and Bunker Hill or the Bunker Hill Subsidiary enjoys legally enforceable access to the Bunker Hill Property as may be required to conduct the activities of Bunker Hill or the Bunker Hill Subsidiary as currently conducted;

(B)	to the knowledge of Bunker Hill, any and all applicable assessment work required to be performed and filed in respect of the Bunker Hill Property or under the Concessions relating to the Bunker Hill Property has been performed and filed;

(C)	any and all Taxes and other payments required to be paid in respect of the Bunker Hill Property and the Concessions relating to the Bunker Hill Property and all rental or royalty payments required to be paid in respect of the Concessions relating to the Bunker Hill Property have been paid;

(D)	to the knowledge of Bunker Hill, any and all filings required to be filed in respect of the Bunker Hill Property and the Concessions relating to the Bunker Hill Property have been filed;

(E)	Bunker Hill or the Bunker Hill Subsidiary have the exclusive right to deal with the Bunker Hill Property and the Concessions relating to the Bunker Hill Property;

(F)	no other person has any material interest in the Bunker Hill Property or the Concessions relating to the Bunker Hill Property or any right to acquire any such interest;

(G)	there are no back-in rights, earn-in rights, rights of first refusal, royalty rights or similar provisions that would materially affect the interests of Bunker Hill or the Bunker Hill Subsidiary in the Bunker Hill Property or the Concessions relating to the Bunker Hill Property; and

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(H)	neither Bunker Hill nor the Bunker Hill Subsidiary have received any notice, whether written or oral from any Governmental Entity or any person with jurisdiction or applicable authority of any revocation or intention to revoke the interests of Bunker Hill or the Bunker Hill Subsidiary in the Bunker Hill Property or the Concessions relating to the Bunker Hill Property.

(vi)	Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect to Bunker Hill, all work and activities carried out on the Bunker Hill Property and the Concessions relating to the Bunker Hill Property by Bunker Hill or the Bunker Hill Subsidiary or, to the knowledge of Bunker Hill, by any other person appointed by Bunker Hill or the Bunker Hill Subsidiary have been carried out in all material respects in compliance with all applicable Laws, and neither Bunker Hill nor the Bunker Hill Subsidiary, nor, to the knowledge of Bunker Hill, any other person, has received any notice of any material breach of any such applicable Laws.

(vii)	The NI 43-101 Bunker Hill Technical Report complied in all material respects with the requirements of NI 43-101, including Form 43-101F1, and the S-K 1300 Bunker hill Technical Report complied in all material respects with the requirements of S-K 1300 at the time of filing thereof and reasonably presented the quantity of mineral resources and mineral reserves attributable to the properties evaluated therein as at the date stated therein based upon information available at the time the report was prepared. All statements of fact relating to Bunker Hill, its subsidiaries and their respective activities contained in the Bunker Hill Technical Report are true and accurate in all material respects as of the date thereof and no such fact has been omitted therefrom (or information withheld), the omission of which would make any statement of fact therein misleading.

(z)	First Nations or Aboriginal Claims.

(i)	Bunker Hill has not received any first nations or aboriginal claims which affects Bunker Hill or any of its subsidiaries nor, to the knowledge of Bunker Hill, has any first nations or aboriginal claims been threatened which relates to any of Bunker Hill Property, any Permits or the operation by Bunker Hill or any of its subsidiaries of its businesses in the areas in which such operations are carried on or in which any of the Bunker Hill Property are located;

(ii)	Bunker Hill and the Bunker Hill Subsidiary have no outstanding agreements, memorandums of understanding or similar arrangements with any first nations or aboriginal group;

(iii)	there are no ongoing or outstanding discussions, negotiations, or similar communications with or by any first nations or aboriginal group concerning Bunker Hill, any of its subsidiaries or their respective business, operations or assets; and

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(iv)	no first nations or aboriginal blockade, occupation, illegal action or on-site protest has occurred or, to the knowledge of Bunker Hill, has been threatened in connection with the activities on the Bunker Hill Property.

(aa)	NGOs and Community Groups. No material dispute between Bunker Hill or any of its subsidiaries and any non-governmental organization, agrarian community, indigenous community, community, or community group exists or, to the knowledge of Bunker Hill, is threatened or imminent with respect to any of the Bunker Hill Property or operations.

(bb)	Title and Rights re: Other Assets. Other than Bunker Hill Property and the Bunker Hill Material Permits, Bunker Hill and the Bunker Hill Subsidiary, as applicable, have (i) good and valid title to, or valid rights to use, all material properties and material assets reflected in the Bunker Hill Financial Statements, free and clear of all Liens, and (ii) valid leasehold or licence interests in all material properties and material assets not reflected in the Bunker Hill Financial Statements but used by Bunker Hill or the Bunker Hill Subsidiary; except where failure, in each case, would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on Bunker Hill.

(cc)	Contracts. Schedule 4.1(cc) of the Bunker Hill Disclosure Letter includes a complete and accurate list of all Material Contracts to which Bunker Hill or the Bunker Hill Subsidiary is a party and that are currently in force (the “Bunker Hill Material Contracts”). All Bunker Hill Material Contracts are in full force and effect, and Bunker Hill or the Bunker Hill Subsidiary are entitled to all rights and benefits thereunder in accordance with the terms thereof, including all rights necessary to conduct their business as currently conducted. Bunker Hill has made available to Silver47 for inspection true and complete copies of all of the Bunker Hill Material Contracts and any notices of default, reservations of rights, demands, and material correspondence since January 1, 2025 between Bunker Hill and the counterparties to the Bunker Hill Material Contracts, and there are no agreements, arrangements or understandings (whether written or oral) relating to the Bunker Hill Material Contracts that have not been made available to Silver47. All of the Bunker Hill Material Contracts are valid and binding obligations of Bunker Hill or the Bunker Hill Subsidiary of Bunker Hill as the case may be, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. Except as set out in Schedule 4.1(cc) of the Bunker Hill Disclosure Letter, Bunker Hill and the Bunker Hill Subsidiary have complied in all material respects with all terms of the Bunker Hill Material Contracts, have paid all amounts due thereunder, as and when due, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of Bunker Hill or the Bunker Hill Subsidiary or, to the knowledge of Bunker Hill, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of the Bunker Hill Material Contracts. As at the date hereof, neither Bunker Hill nor the Bunker Hill Subsidiary has received written notice that any party to a Bunker Hill Material Contract intends to cancel, terminate or otherwise modify or not renew such Bunker Hill Material Contract, and to the knowledge of Bunker Hill, no such action has been threatened. Neither Bunker Hill nor the Bunker Hill Subsidiary is a party to any Material Contract that contains any non-competition obligation or otherwise restricts in any material way the business of Bunker Hill or the Bunker Hill Subsidiary.

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(dd)	Permits. Each of Bunker Hill and the Bunker Hill Subsidiary has obtained and is in compliance in all material respects with all material Permits required by applicable Laws, necessary to conduct its current business as now being conducted, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bunker Hill (the “Bunker Hill Material Permits”). Schedule 4.1(dd) of the Bunker Hill Disclosure Letter sets out a list of Bunker Hill Material Permits. To the knowledge of Bunker Hill, there are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with such Bunker Hill Material Permits as are necessary to conduct its business as it is currently being conducted as set forth in the Bunker Hill Public Disclosure Record.

(ee)	Intellectual Property. There is no action, suit, proceeding or claim pending or, to the knowledge of Bunker Hill, threatened by others challenging Bunker Hill’s or the Bunker Hill Subsidiary’s rights in or to any Intellectual Property used in the conduct of the business of Bunker Hill and the Bunker Hill Subsidiary as currently carried on, as set forth in the Bunker Hill Public Disclosure Record.

(ff)	Environmental Matters. Other than as disclosed in Schedule 4.1(ff) of the Bunker Hill Disclosure Letter, each of Bunker Hill and the Bunker Hill Subsidiary and their respective businesses, assets, property interests, and operations:

(i)	is in material compliance with all Environmental Laws and all terms and conditions of all Environmental Permits necessary to operate Bunker Hill and the Bunker Hill Subsidiary’s business;

(ii)	have obtained, or are otherwise lawfully operating under or subject to, all Environmental Permits necessary to carry on the business of Bunker Hill as currently conducted, and each Environmental Permit is valid, subsisting, and in good standing, and to the knowledge of the Bunker Hill, there are no outstanding proceedings to revoke or limit any Environmental Permit;

(iii)	has not received any written order, request or notice from any person alleging a material violation of any Environmental Law, which in any event, remains unresolved;

(iv)	is not a party to any litigation or administrative proceeding, nor is any litigation or administrative proceeding pending or threatened against it or its property or assets, which in either case asserts, alleges, or claims the Bunker Hill and/or the Bunker Hill Subsidiary are responsible for Environmental Liabilities, and is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed in an order issued by any Governmental Entity arising under any Environmental Laws;

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(v)	is not involved in any remediation, reclamation or other environmental operations outside the ordinary course of business and does not know of any facts, circumstances or conditions, including any Release of Hazardous Substances that are not in material compliance with Environmental Laws, that would reasonably be expected to result in any Environmental Liabilities; and

(vi)	except in material compliance with Environmental Laws and Environmental Permits, is not using or is not being used, as the case may be to generate, manufacture, process, distribute, use, treat, store, dispose of, transport, or handle any Hazardous Substance, except, in each case as disclosed in the Bunker Hill Public Disclosure Record or where it would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bunker Hill.

(gg)	Mineral Reserves and Resources. The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources disclosed in the Bunker Hill Public Disclosure Record have been prepared and disclosed in all material respects in accordance with all applicable Laws. The information provided by Bunker Hill to the Qualified Persons in connection with the preparation of such estimates was complete and accurate at the time such information was furnished. There has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of Bunker Hill and the Bunker Hill Subsidiary, taken as a whole, from the amounts disclosed in the Bunker Hill Public Disclosure Record.

(hh)	Regulatory.

(i)	Bunker Hill and the Bunker Hill Subsidiary have operated and are currently operating in material compliance with all applicable Laws, including all applicable published rules, regulations, guidelines and policies of any regulatory or governmental agency having jurisdiction over Bunker Hill or the Bunker Hill Subsidiary or their respective activities (collectively, the “Bunker Hill Regulatory Authorities”); and

(ii)	Bunker Hill and the Bunker Hill Subsidiary are currently operating their respective businesses in compliance with all licenses, Permits, authorizations, approvals registrations and consents of the Bunker Hill Regulatory Authorities (the “Bunker Hill Regulatory Authorizations”) in all material respects and have made all requisite material declarations and filings with the Bunker Hill Regulatory Authorities. Bunker Hill and the Bunker Hill Subsidiary have not received any written notices or other correspondence from the Bunker Hill Regulatory Authorities regarding any circumstances that have existed or currently exist which would lead to a loss, suspension, or modification of, or a refusal to issue, any material Bunker Hill Regulatory Authorization relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of Bunker Hill or the Bunker Hill Subsidiary to operate their respective businesses in a manner which would have a Material Adverse Effect on Bunker Hill.

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(ii)	Employee Benefits.

(i)	Each of Bunker Hill and the Bunker Hill Subsidiary has complied, in all material respects, with the terms of all employee benefit, health, welfare, dental, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, stock purchase, stock compensation, stock option, disability, life insurance, pension or retirement plans, group registered retirement savings and other employee compensation or benefit plans, policies, arrangements, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured which are sponsored, administered or maintained by or contributed to or required to be contributed to by, or which are otherwise binding upon, Bunker Hill or the Bunker Hill Subsidiary or in respect of which Bunker Hill or the Bunker Hill Subsidiary has any actual or potential liability (collectively, the “Bunker Hill Benefit Plans”) and with all applicable Laws and any collective bargaining agreements relating thereto.

(ii)	Schedule 2.2(a)(i) of the Bunker Hill Disclosure Letter lists all Bunker Hill Benefit Plans of Bunker Hill and all material Bunker Hill Benefit Plans of the Bunker Hill Subsidiary and Bunker Hill has furnished to Silver47 true, correct, up-to-date and complete copies of such Bunker Hill Benefit Plans as amended as of the date hereof together with all related documentation, including trust agreements, insurance contracts or other funding arrangements, the most recent financial statements, any material correspondence with a Governmental Entity, any filings, plan summaries, employee booklets and personnel manuals. The plan summaries, employee booklets and personnel manuals prepared for, and circulated to the employees and the former employees of Bunker Hill and their beneficiaries concerning such Bunker Hill Benefit Plans, accurately describe the benefits provided under each such Bunker Hill Benefit Plan referred to therein. For any such Bunker Hill Benefit Plan that is not set out in writing, a written summary of its material terms has been provided in the Bunker Hill Data Room Information.

(iii)	No Bunker Hill Benefit Plan is a “registered pension plan” as that term is defined in Section 248(1) of the Tax Act or a “multi-employer pension plan” or a “multi-employer plan” as those terms (or equivalent terms) are used in applicable provincial pension standards legislation and Bunker Hill and the Bunker Hill Subsidiary have never maintained, sponsored or contributed to any such “registered pension plan”, “multi-employer pension plan”, “multi-employer plan” on behalf of the employees or former employees of Bunker Hill and the Bunker Hill Subsidiary.

(iv)	Each Bunker Hill Benefit Plan is and has been established, registered (if required), qualified, invested and administered, in all material respects, in compliance with the terms of such Bunker Hill Benefit Plan (including the terms of any documents in respect of such Bunker Hill Benefit Plan), all applicable Laws, and any collective bargaining agreement relating thereto and there exists no condition or set of circumstances in connection with which Bunker Hill could incur, directly or indirectly, any liability or expense (other than for routine contributions or benefit payments) under the terms of the Bunker Hill Benefit Plan or applicable Laws.

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(v)	All obligations of Bunker Hill or the Bunker Hill Subsidiary regarding the Bunker Hill Benefit Plans have been satisfied in all material respects or having been properly accrued for in Bunker Hill’s financial records and no Taxes are owing or eligible under any of the Bunker Hill Benefit Plans by Bunker Hill or the Bunker Hill Subsidiary. All employer payments, contributions and premiums required to be remitted, paid to or in respect of each Bunker Hill Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all applicable Laws.

(vi)	Each Bunker Hill Benefit Plan is insured or funded in compliance with the terms of such Bunker Hill Benefit Plan, all applicable Laws and any collective bargaining agreement relating thereto and is in good standing with such Governmental Entities as may be applicable and, as of the date hereof, no currently outstanding notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by Bunker Hill or the Bunker Hill Subsidiary from any such Governmental Entities.

(vii)	To the knowledge of Bunker Hill: (A) no Bunker Hill Benefit Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Entity, or by any other party (other than routine claims for benefits); and (B) there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Bunker Hill Benefit Plan required to be registered or qualified.

(viii)	Bunker Hill and the Bunker Hill Subsidiary have no formal plan and have made no promise or commitment, whether legally binding or not, to create any additional Bunker Hill Benefit Plan or to improve or change the benefits provided under any Bunker Hill Benefit Plan.

(ix)	There is no entity other than Bunker Hill and the Bunker Hill Subsidiary participating in any Bunker Hill Benefit Plan.

(x)	None of the Bunker Hill Benefit Plans provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees, except as required by Law.

(xi)	Neither the execution and delivery of this Agreement by Bunker Hill nor completion of the Arrangement pursuant to the Plan of Arrangement nor compliance by Bunker Hill with any of the provisions hereof shall result in any payment (including severance, unemployment compensation, bonuses or otherwise) becoming due to any director or employee of Bunker Hill or any of its subsidiaries or result in any increase or acceleration of contributions, liabilities or benefits or acceleration of vesting or an obligation to fund or secure benefits, in whole or in part, under any Bunker Hill Benefit Plan.

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(xii)	All data necessary to administer each Bunker Hill Benefit Plan is in the possession of Bunker Hill or the Bunker Hill Subsidiary or their respective agents and is in a form which is sufficient for the proper administration of the Bunker Hill Benefit Plan in accordance with its terms and all applicable Laws and such data is complete and correct.

(jj)	Issuance of Consideration Shares. The Consideration Shares to be issued will, when issued pursuant to the Arrangement, be duly and validly issued as fully paid and non-assessable Bunker Hill Shares and (i) the Bunker Hill Shares issuable in relation to the Replacement Options will, at the Effective Time, be duly and validly authorized and reserved for issuance and, upon issuance thereof in accordance with the terms of the Replacement Options, and such Bunker Hill Shares will be duly and validly issued as fully paid and non-assessable Bunker Hill Shares; and (ii) the Bunker Hill Shares underlying the Replacement Warrants will, at the Effective Time, be duly and validly authorized and reserved for issuance and, upon issuance thereof in accordance with the terms of the Replacement Warrants, will be duly and validly issued as fully paid and non-assessable Bunker Hill Shares.

(kk)	Labour and Employment.

(i)	No Material Employees of Bunker Hill or the Bunker Hill Subsidiary are on long-term disability leave, extended absence, authorized unpaid leave of absence (including maternity or parental leave or unpaid sick leave) or worker’s compensation leave. As of the date of this Agreement, no Material Employees of Bunker Hill or the Bunker Hill Subsidiary have provided written notice to Bunker Hill or the Bunker Hill Subsidiary indicating an intention to resign or otherwise terminate their employment. All current assessments under applicable workers’ compensation legislation in relation to the employees of Bunker Hill and the Bunker Hill Subsidiary have been paid or accrued by Bunker Hill and the Bunker Hill Subsidiary, as applicable, and Bunker Hill and the Bunker Hill Subsidiary are not subject to any special or penalty assessment under such legislation which has not been paid.

(ii)	Other than as disclosed in Schedule 4.1(kk)(ii) of the Bunker Hill Disclosure Letter or as provided for or permitted by this Agreement or the Plan of Arrangement, neither Bunker Hill nor the Bunker Hill Subsidiary has entered into any written or oral agreement providing for employment, severance, retention, bonus, golden parachute, change of control, or termination payments or entitlements to any current or former Material Employee of Bunker Hill, including increases to any benefit otherwise payable under any pension or benefit plan of Bunker Hill or the Bunker Hill Subsidiary and acceleration of the time of payment or vesting of any such benefits, in connection with the termination of their position or their employment with Bunker Hill or the Bunker Hill Subsidiary, in connection with the consummation of the Arrangement, or as a result of a change in control of Bunker Hill.

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(iii)	There are no outstanding or, to the knowledge of Bunker Hill, pending or threatened labour proceedings, investigations, audits or claims of any kind, including unfair labour practice proceedings, right to organize and collective bargaining or any proceedings which could result in certification of a trade union or employee association as bargaining agent for any employees of Bunker Hill or the Bunker Hill Subsidiary. To the knowledge of Bunker Hill, there are no threatened or apparent organizing activities by a trade union or employee association involving employees of Bunker Hill or the Bunker Hill Subsidiary. Bunker Hill and the Bunker Hill Subsidiary are not certified to or entered into a voluntary recognition arrangement with a trade union or employee association and are not party to a collective agreement (whether or not the expiry date of such collective agreement has passed.). There is no, and in the past five years there has not been any, labor strike, strike notice, call for strike, slowdown, stoppage, picketing, interruption of work, labor dispute, union certification process, union representation claim, or lockout, labor grievances or disputes, pending or, to the knowledge of Bunker Hill or the Bunker Hill Subsidiary, threatened against or involving Bunker Hill or the Bunker Hill Subsidiary and no event has occurred or circumstance exists that could reasonably be expected to give rise to any such actions.

(iv)	Bunker Hill and the Bunker Hill Subsidiary has complied, in all material respects, with the terms of all collective bargaining agreements and there are no material grievances or arbitration proceedings under such collective bargaining agreements.

(v)	The Bunker Hill Financial Statements include adequate accruals or reserves determined in accordance with U.S. GAAP for all accrued and unpaid salaries, wages, bonuses or other remuneration, vacation pay, Canada Pension Plan and Employment Insurance, and other employee-related accruals including for any severance or termination payments in respect of employees whose employment was terminated before the date of such statements.

(ll)	Compliance with Laws. Bunker Hill and the Bunker Hill Subsidiary have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Bunker Hill.

(mm)	Absence of Cease Trade Orders. No order ceasing or suspending trading in Bunker Hill Shares (or any of them) or any other securities of Bunker Hill is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Bunker Hill, are pending, contemplated or threatened.

(nn)	Related Party Transactions. Other than as disclosed in the Bunker Hill Financial Statements, there are no Contracts or other transactions currently in place between Bunker Hill or the Bunker Hill Subsidiary, on the one hand, and: (i) to the knowledge of Bunker Hill, any officer or director of Bunker Hill or the Bunker Hill Subsidiary; (ii) to the knowledge of Bunker Hill, any holder of record or, to the knowledge of Bunker Hill, beneficial owner of 10% or more of the Bunker Hill Shares; and (iii) to the knowledge of Bunker Hill, any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.

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(oo)	Registration Rights. No Bunker Hill Shareholder has any right to compel Bunker Hill to register or otherwise qualify the Bunker Hill Shares (or any of them) for public sale or distribution.

(pp)	Rights of Other Persons. Except as set out in Schedule 4.1(pp) of the Bunker Hill Disclosure Letter, no person has any right of first refusal or option to purchase or any other right of participation in any of the material properties, assets or interests owned by Bunker Hill or the Bunker Hill Subsidiary, or any part thereof.

(qq)	Restrictions on Business Activities. There is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon Bunker Hill or the Bunker Hill Subsidiary that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing, in each case in any material respect, any business practice of either of Bunker Hill or the Bunker Hill Subsidiary or, any acquisition or disposition of property by Bunker Hill or the Bunker Hill Subsidiary, or the conduct of the business by any of them as currently conducted, which would reasonably be expected to have a Material Adverse Effect on Bunker Hill (including following the transactions contemplated by this Agreement).

(rr)	Indemnification Agreements. The Bunker Hill Data Room Information contains true and complete copies of all indemnity agreements and any similar agreements to which Bunker Hill is a party that contain rights to indemnification in favour of the current officers and directors of Bunker Hill.

(ss)	Brokers. Schedule 4.1(ss) of the Bunker Hill Disclosure Letter contains a complete and accurate list of any broker, investment banker, financial advisor or other person entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Bunker Hill, and the aggregate amount of such fees that may become payable in respect of all such arrangements is set out in Schedule 4.1(ss) of the Bunker Hill Disclosure Letter.

(tt)	Insurance. As of the date hereof, Bunker Hill and the Bunker Hill Subsidiary have such policies of insurance as are listed in Schedule 4.1(tt) of the Bunker Hill Disclosure Letter. All insurance maintained by Bunker Hill or the Bunker Hill Subsidiary is in full force and effect and in good standing and neither Bunker Hill nor any of its subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has Bunker Hill or the Bunker Hill Subsidiary failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of Bunker Hill or the Bunker Hill Subsidiary or not to renew any policy of insurance on its expiry or to increase any deductible or cost, except where such failure or default or other event would not reasonably be expected to have a Material Adverse Effect on Bunker Hill.

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(uu)	Use of Short Form Prospectus. Bunker Hill meets the general eligibility requirements for use of a short form prospectus under National Instrument 44-101 – Short Form Prospectus Distributions of the Canadian Securities Administrators.

(vv)	Arrangements with Shareholders. Other than the Silver47 Voting Agreements, the Teck Investor Rights Agreement, the Sprott Investor Rights Agreement and this Agreement, Bunker Hill does not have any agreement, arrangement or understanding (whether written or oral) with respect to Silver47 or any of its securities, businesses or operations with any shareholder of Silver47, any interested party of Silver47 or any related party of any interested party of Silver47, or any joint actor with any such persons (and for this purpose, the terms “interested party”, “related party” and “joint actor” shall have the meaning ascribed to such terms in MI 61-101).

(ww)	Fairness Opinions. The Bunker Hill Board has received the Bunker Hill Fairness Opinion, in oral form, and the opinion has not been modified, amended, qualified or withdrawn. A true and complete copy of the Bunker Hill Fairness Opinion in written form will be provided by Bunker Hill to Silver47 promptly following delivery by Evans & Evans, Inc. Bunker Hill and has been authorized by Evans & Evans, to include a copy of the Bunker Hill Fairness Opinion in the Bunker Hill Proxy Statement.

(xx)	Silver47 Security Ownership. Neither Bunker Hill nor the Bunker Hill Subsidiary, or their affiliates, own any Silver47 Shares or any other securities of Silver47.

(yy)	U.S. Securities Law Matters.

(i)	Bunker Hill is not registered, and is not required to be registered, as an “investment company” pursuant to the U.S. Investment Company Act.

(ii)	Bunker Hill satisfies the eligibility requirements of General Instruction I.A. to Form S-3 and the registrant eligibility requirements of Form S-8.

4.2	Survival of Representations and Warranties

The representations and warranties of Bunker Hill contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

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Article 5
COVENANTS

5.1	Covenants of Silver47 Regarding the Conduct of Business

Silver47 covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required or permitted by this Agreement, applicable Laws or any Governmental Entities or consented to by Bunker Hill in writing, Silver47 shall, and shall cause each of the Silver47 Material Subsidiaries to (i) conduct its business in the ordinary course of business consistent with past practice; (ii) to preserve, in all material respects, its business operations, organization and material business relationships; (iii) defend, in good faith, all lawsuits or proceedings against Silver47 or the Silver47 Material Subsidiaries; and (iv) maintain and preserve the reputation and goodwill of Silver47 and Silver47 Material Subsidiary. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required or permitted by this Agreement, as required by applicable Law or Governmental Entity, or as set out in Schedule 5.1 of the Silver47 Disclosure Letter, Silver47 shall not, nor shall it permit any of the Silver47 Material Subsidiaries to, directly or indirectly, without the prior written consent of Bunker Hill (which consent shall not be unreasonably withheld or delayed):

(a)	(i) amend its articles, charter or by-laws or other comparable organizational documents; (ii) split, combine or reclassify any shares in the capital of Silver47 or any of the Silver47 Material Subsidiaries, or, except as set forth in Schedule 5.1(a) of the Silver47 Disclosure Letter, declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of the Silver47 Shares owned by any person or the securities of any subsidiary owned by a person other than Silver47, other than, in the case of any subsidiary wholly-owned by Silver47, any dividends payable to Silver47 or any other wholly-owned subsidiary of Silver47, other than regular quarterly dividends declared from time to time by the Silver47 Board in the ordinary course provided that the quarterly dividend per Silver47 Share is not increased after the date hereof; (iii) issue, grant, deliver, sell or pledge, or agree to issue, grant, deliver, sell or pledge, any Silver47 Shares or shares of the Silver47 Material Subsidiaries, or any rights convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Silver47 Shares or other securities of Silver47 or the Silver47 Material Subsidiaries, other than the following which shall not require the prior consent of Bunker Hill: (A) the issuance of the Silver47 Shares pursuant to the terms of the outstanding Silver47 Convertible Securities, including for certainty, the issuance of Silver47 Shares to settle outstanding Silver47 RSUs up to five Business Days prior to the Effective Date; (B) the issuance of Silver47 Incentive Securities pursuant to grants for new employee hires from time to time by the Silver47 in the ordinary course of business and in accordance with its long-term incentive program; (C) transactions in the ordinary course of business consistent with past practices between two or more Silver47 subsidiaries or between Silver47 and a Silver47 subsidiary; and (D) as required under applicable Law or existing Material Contracts set forth in Schedule 3.1(ee) of the Silver47 Disclosure Letter; (iv) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of Silver47 or any of its subsidiaries, (v) amend the terms of any of its securities; (vi) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Silver47 or any of the Silver47 Material Subsidiaries; (vii) amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with IFRS; or (viii) enter into any agreement with respect to any of the foregoing;

(b)	except as set forth in Schedule 5.1(b) of the Silver47 Disclosure Letter in the ordinary course of business consistent with past practice or as otherwise provided for in this Arrangement Agreement: (i) sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, any assets, securities, properties, interests or businesses of Silver47 or any of the Silver47 Material Subsidiaries for an amount greater than $1,000,000, in the aggregate, other than as required under applicable Law or existing Material Contracts set forth in Schedule 3.1(ee) of the Silver47 Disclosure Letter; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests, businesses, corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities, contribution of capital, property transfer, or purchase of any other property or assets of any other person, for an amount greater than $1,000,000, in the aggregate, other than intercompany cash transfers to or between its subsidiaries consistent with past practice; (iii) other than such transactions contemplated in Schedule 5.1 of the Silver47 Disclosure Letter and borrowings under existing Material Contracts set forth in Schedule 3.1(ee) of the Silver47 Disclosure Letter, incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person; (iv) pay, discharge or satisfy any material liabilities or obligations; (v) waive, release, grant or transfer any rights of material value; (vi) enter into new commitments of a capital expenditure nature in excess of $1,000,000, in the aggregate, except in accordance with current approved budgets that have been disclosed to Bunker Hill; or (vii) authorize or propose any of the foregoing, or enter into any agreement to do any of the foregoing;

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(c)	except as set forth in Schedule 5.1(c) of the Silver47 Disclosure Letter, in the ordinary course of business consistent with past practice or as otherwise necessary to comply with applicable Laws or Contracts, or in accordance with the Silver47 Benefit Plans: (i) grant to any officer, Material Employee or director of Silver47 or any of its subsidiaries an increase in compensation in any form, or grant any general salary increase; (ii) make any loan to any officer, Material Employee, or director of Silver47 or any of its subsidiaries; (iii) take any action with respect to the grant of any severance, change of control, bonus or termination pay to, or enter into any employment agreement, deferred compensation or other similar agreement (or amend any such existing agreement) with any officer, Material Employee, director or new employee hires of Silver47 or any of its subsidiaries, other than the declaration and payment of cash bonuses in the ordinary course of business consistent with past practice; (iv) increase any benefits payable under any existing severance or termination pay policies or employment agreements, or adopt or materially amend or make any contribution to any Silver47 Benefit Plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors, officers or Material Employees or former directors, officers, Material Employees of Silver47 or any of its subsidiaries; (v) increase bonus levels or other benefits payable to any director, officer or Material Employee of Silver47 or any of its subsidiaries; or (vi) establish or amend (except as required by applicable Law) any collective bargaining agreement or similar agreement;

(d)	except as contemplated in the Plan of Arrangement, and except as required for Silver47 to settle all outstanding Silver47 RSUs up to five Business Days prior the Effective Date, provide for accelerated vesting, redemption or settlement, removal of restrictions on exercise or conversion, as applicable, of Silver47 Convertible Securities (including stock options, deferred share units, performance units, restricted share awards and convertible notes), including upon a change of control occurring on or prior to the Effective Time;

(e)	except as set forth in Schedule 5.1(e) of the Silver47 Disclosure Letter or as provided for in the Silver47 Financial Statements, settle, pay, discharge, satisfy, compromise, waive, assign or release (i) any material action, claim or proceeding brought against Silver47 and/or any of its subsidiaries; or (ii) any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Plan of Arrangement;

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(f)	enter into any agreement or arrangement that limits or otherwise restricts in any material respect Silver47 or any of the Silver47 Material Subsidiaries or any successor thereto, or that would, after the Effective Time, limit or restrict in any material respect Silver47 or any of the Silver47 Material Subsidiaries from competing in any manner;

(g)	waive, release or assign any material rights, claims or benefits of Silver47 or any of the Silver47 Material Subsidiaries;

(h)	enter into any agreement that if entered into prior to the date hereof would be a Material Contract; or modify, amend in any material respect, transfer or terminate any Material Contract, or waive, release or assign any material rights or claims thereto or thereunder;

(i)	except in the ordinary course of business, as provided for in the Silver47 Financial Statements or as set out in Schedule 5.1(i) of the Silver47 Disclosure Letter, (i) make, change or revoke any material Tax election, other than the making of any election in respect of an event or circumstance occurring prior to the date of the Agreement and which will be made in a manner consistent with the past practice of Silver47 and the Silver47 Subsidiaries, as applicable, (ii) materially amend any Return that has been filed on or before the Effective Date, or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of Returns for the most recently ended taxation year, except as may be required by applicable Laws, (iii) settle, offer to settle, or compromise any material claim, audit, proceeding, re-assessment or other Tax liability (other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Silver47 Financial Statements), (iv) agree to an extension or waiver of the limitation period with respect to the assessment, reassessment or determination of Taxes (other than, to the extent applicable, automatic six-month extensions for U.S. federal and applicable state income Returns), (v) enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, (vi) enter into any Tax sharing, Tax allocation, Tax related waiver or Tax indemnification agreement, (vii) make a request for a Tax ruling to any Governmental Entity, or (viii) take any action inconsistent with past practice relating to the filing of any Return or the withholding, collecting, remitting and payment of any Tax, in all cases except as would not otherwise reasonably be expected to have a Material Adverse Effect on Bunker Hill, any subsidiary thereof, Silver 47 or any Silver 47 Subsidiary following the Effective Time;

(j)	take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits, Concessions, or any approvals of or from any Governmental Entity necessary to conduct its businesses as now conducted or as proposed to be conducted; or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities for approvals;

(k)	take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Silver47 to consummate the Arrangement or the other transactions contemplated by this Agreement;

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(l)	take any action which would render any representation or warranty made by Silver47 in this Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) at any time prior to the Effective Date if then made; or

(m)	agree, resolve or commit to do any of the foregoing.

Silver47 shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by Silver47 or any of its subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, subject to Section 7.6, none of Silver47 or any of its subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months from the date such insurance (or re-insurance) policy is obtained or renewed.

Silver47 shall keep Bunker Hill fully informed as to all material decisions or actions required to be made with respect to the operations of the business of Silver47; provided, however, that the failure to do so shall not constitute a breach of this Agreement that, in and of itself, may lead to termination of this Agreement.

Silver47 shall promptly notify Bunker Hill in writing of any circumstance or development that, to the knowledge of Silver47, is or would reasonably be expected to constitute a Material Adverse Effect.

5.2	Covenants of Bunker Hill Regarding the Conduct of Business

Bunker Hill covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required or permitted by this Agreement, applicable Laws or any Governmental Entities or consented to by Silver47 in writing, Bunker Hill shall, and shall cause the Bunker Hill Subsidiary to (i) conduct its business in the ordinary course of business consistent with past practice and the Bunker Hill Budget; (ii) to preserve, in all material respects, its business operations, organization and material business relationships; (iii) defend, in good faith, all lawsuits or proceedings against Bunker Hill or the Bunker Hill Subsidiary; and (iv) maintain and preserve the reputation and goodwill of Bunker Hill and the Bunker Hill Subsidiary. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required or permitted by this Agreement, as required by applicable law or Governmental Entity, or as expressly provided for in this Section 5.2, Bunker Hill shall not, nor shall it permit the Bunker Hill Subsidiary to, directly or indirectly, without the prior written consent of Silver47 (which consent shall not be unreasonably withheld or delayed):

(a)	(i) amend its articles, charter or by-laws or other comparable organizational documents; (ii) split, combine or reclassify any shares in the capital of Bunker Hill or the Bunker Hill Subsidiary, or, except as set forth in Schedule 5.2(a) of the Bunker Hill Disclosure Letter, declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of the Bunker Hill Shares owned by any person or the securities of any subsidiary owned by a person other than Bunker Hill other than, in the case of any subsidiary wholly-owned by Bunker Hill, any dividends payable to Bunker Hill or any other wholly-owned subsidiary of Bunker Hill, other than regular quarterly dividends declared from time to time by the Bunker Hill Board in the ordinary course provided that the quarterly dividend per Bunker Hill Share is not increased after the date hereof; (iii) issue, grant, deliver, sell or pledge, or agree to issue, grant, deliver, sell or pledge, any Bunker Hill Shares or shares of the Bunker Hill Subsidiary, or any rights convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Bunker Hill Shares or other securities of Bunker Hill or the Bunker Hill Subsidiary, other than the following which shall not require prior consent of Silver47: (A) the issuance of the Bunker Hill Shares pursuant to the terms of the outstanding Bunker Hill Options, Bunker Hill RSUs, Bunker Hill Convertible Debentures, Bunker Hill Compensation Options or Bunker Hill Warrants; (B) the issuance of Bunker Hill RSUs or Bunker Hill DSUs pursuant to grants for new employees hired from time to time by Bunker Hill in the ordinary course of business and in accordance with Bunker Hill’s long term incentive program; (C) the issuance of Bunker Hill Shares to satisfy interest payment obligations in the ordinary course of business consistent with past practice under existing Material Contracts; (D) transactions in the ordinary course of business consistent with past practices between two or more Bunker Hill subsidiaries or between Bunker Hill and the Bunker Hill subsidiary; (E) as required under applicable Law or existing Material Contracts set forth in Schedule 4.1(y) of the Bunker Hill Disclosure Letter; (iv) except as set forth in Schedule 5.2(a) of the Bunker Hill Disclosure Letter, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of Bunker Hill or any of its subsidiaries, (v) except as set forth in Schedule 5.2(a) of the Bunker Hill Disclosure Letter, amend the terms of any of its securities; (vi) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Bunker Hill or the Bunker Hill Subsidiary; or (vii) enter into any agreement with respect to any of the foregoing;

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(b)	except as set forth in Schedule 5.2(b) of the Bunker Hill Disclosure Letter (provided that, in respect of any such matter, Bunker Hill shall provide Silver47 with reasonable advance written notice of the specific terms of the proposed action and shall not take such action without the prior written consent of Silver47, with such consent not to be unreasonably withheld) or in the ordinary course of business consistent with past practice or as otherwise provided for in this Arrangement Agreement: (i) sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, any assets, securities, properties, interests or businesses of Bunker Hill or the Bunker Hill Subsidiary other than as set out in the Bunker Hill Budget or as required under applicable Law or existing Material Contracts set forth in Schedule 4.1(y) of the Bunker Hill Disclosure Letter; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests, businesses, corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities, contribution of capital, property transfer, or purchase of any other property or assets of any other person, other than as set out in the Bunker Hill Budget or intercompany cash transfers to or between its subsidiaries consistent with past practice; (iii) other than such transactions contemplated in Schedule 5.2(b) of the Bunker Hill Disclosure Letter and borrowings under existing Material Contracts set forth in Schedule 4.1(y) of the Bunker Hill Disclosure Letter, incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person; (iv) pay, discharge or satisfy any material liabilities or obligations; (v) waive, release, grant or transfer any rights of material value; (vi) enter into new commitments of a capital expenditure nature other than as set out in the Bunker Hill Budget; or (vii) authorize or propose any of the foregoing, or enter into any agreement to do any of the foregoing;

(c)	except as set forth in Schedule 5.2(c) of the Bunker Hill Disclosure Letter, in the ordinary course of business consistent with past practice or as otherwise necessary to comply with applicable Laws or Contracts, or in accordance with the Bunker Hill Benefit Plans: (i) grant to any officer, Material Employee or director of Bunker Hill an increase in compensation in any form, or grant any general salary increase; (ii) make any loan to any officer, Material Employee or director of Bunker Hill; (iii) take any action with respect to the grant of any severance, change of control, bonus or termination pay to, or enter into any employment agreement, deferred compensation or other similar agreement (or amend any such existing agreement) with any officer, Material Employee, director or new employee hires of Bunker Hill, other than the declaration and payment of cash bonuses in the ordinary course of business consistent with past practice; (iv) increase any benefits payable under any existing severance or termination pay policies or employment agreements, or adopt or materially amend or make any contribution to any Bunker Hill Benefit Plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors, officers or Material Employees or former directors, officers, Material Employees of Bunker Hill; (v) increase bonus levels or other benefits payable to any director, officer or Material Employee of Bunker Hill; or (vi) except as set forth in Schedule 5.2(c) of the Bunker Hill Disclosure Letter, establish or amend (except as required by applicable Law) any collective bargaining agreement or similar agreement;

(d)	except as set forth in Schedule 5.2(d) of the Bunker Hill Disclosure Letter, provide for accelerated vesting, redemption or settlement, removal of restrictions on exercise or conversion, as applicable, of any stock based or stock related awards (including stock options, stock appreciation rights, deferred share units, performance units and restricted share awards), including upon a change of control occurring on or prior to the Effective Time;

(e)	except as set forth in Schedule 5.2(e) of the Bunker Hill Disclosure Letter (provided that, in respect of any such matter, Bunker Hill shall provide Silver47 with reasonable advance written notice of the specific terms of the proposed action and shall not take such action without the prior written consent of Silver47, with such consent not to be unreasonably withheld) or as provided for in Bunker Hill Financial Statements, settle, pay, discharge, satisfy, compromise, waive, assign or release, (i) any material action, claim or proceeding brought against Bunker Hill and/or any of its subsidiaries; or (ii) any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Plan of Arrangement;

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(f)	enter into any agreement or arrangement that limits or otherwise restricts in any material respect Bunker Hill or the Bunker Hill Subsidiary or any successor thereto, or that would, after the Effective Time, limit or restrict in any material respect Bunker Hill or the Bunker Hill Subsidiary from competing in any manner;

(g)	waive, release or assign any material rights, claims or benefits of Bunker Hill or the Bunker Hill Subsidiary;

(h)	except as set forth in Schedule 5.2(h) of the Bunker Hill Disclosure Letter (provided that, in respect of any such matter, Bunker Hill shall provide Silver47 with reasonable advance written notice of the specific terms of the proposed action and shall not take such action without the prior written consent of Silver47, with such consent not to be unreasonably withheld), enter into any agreement that if entered into prior to the date hereof would be a Material Contract; or modify, amend in any material respect, transfer or terminate any Material Contract, or waive, release or assign any material rights or claims thereto or thereunder;

(i)	take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entity to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits or any approvals of or from any Governmental Entity necessary to conduct its businesses as now conducted or as proposed to be conducted; or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities for approvals;

(j)	except in the ordinary course of business, as provided for in the Bunker Hill Financial Statements or as set out in Schedule 5.2(j) of the Bunker Hill Disclosure Letter (provided that, in respect of any such matter, Bunker Hill shall provide Silver47 with reasonable advance written notice of the specific terms of the proposed action and shall not take such action without the prior written consent of Silver47, with such consent not to be unreasonably withheld), (i) make, change or revoke any material Tax election, other than the making of any election in respect of an event or circumstance occurring prior to the date of the Agreement and which will be made in a manner consistent with the past practice of Bunker Hill and the Bunker Hill Subsidiary, as applicable (except as may otherwise be required pursuant to applicable Law), (ii) materially amend any Return that has been filed on or before the Effective Date, or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of Returns for the most recently ended taxation year, except as may be required by applicable Laws, (iii) settle, offer to settle, or compromise any material claim, audit, proceeding, re-assessment or other Tax liability (other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Bunker Hill Financial Statements), (iv) agree to an extension or waiver of the limitation period with respect to the assessment, reassessment or determination of Taxes (other than, to the extent applicable, automatic six-month extensions for U.S. federal and applicable state income Returns), (v) enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, (vi) enter into any Tax sharing, Tax allocation or Tax indemnification agreement; (vii) make a request for a Tax ruling to any Governmental Entity, or (viii) take any action inconsistent with past practice relating to the filing of any Return or the withholding, collecting, remitting and payment of any Tax, in all cases except as would not otherwise reasonably be expected to have a Material Adverse Effect on Bunker Hill or any subsidiary thereof following the Effective Time;

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(k)	take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Bunker Hill to consummate the Arrangement or the other transactions contemplated by this Agreement;

(l)	take any action which would render any representation or warranty made by Bunker Hill in this Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) at any time prior to the Effective Date if then made;

(m)	except as consented to by Silver47 in writing, with such consent not to be unreasonably withheld, make, incur or commit to any expenditure, payment or disbursement other than in accordance with the Bunker Hill Budget; or

(n)	agree, resolve or commit to do any of the foregoing.

For clarity, Bunker Hill shall be entitled to make expenditures that deviate from the Bunker Hill Budget where such deviations are made in good faith in the ordinary course of business, provided that Bunker Hill shall not, without the prior written consent of Silver47, implement any change to the Bunker Hill Budget that would increase aggregate budgeted expenditures by more than 15%. Bunker Hill shall keep Silver47 reasonably informed of any material updates or revisions to the Bunker Hill Budget and shall provide Silver47 with a copy of any updated, amended or revised Bunker Hill Budget within two Business Days of its approval.

Bunker Hill shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by Bunker Hill or any of its subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, subject to Section 7.6, neither of Bunker Hill or the Bunker Hill Subsidiary shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months.

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Bunker Hill shall keep Silver47 fully informed as to all material decisions or actions required to be made with respect to the operations of the business of Bunker Hill; provided, however, that the failure to do so shall not constitute a breach of this Agreement that, in and of itself, may lead to termination of this Agreement.

Bunker Hill shall promptly notify Silver47 in writing of any circumstance or development that, to the knowledge of Bunker Hill, is or would reasonably be expected to constitute a Material Adverse Effect.

5.3	Covenants of Silver47 Relating to the Arrangement

Silver47 shall, and shall cause its subsidiaries to, perform all obligations required or desirable to be performed by Silver47 or any of its subsidiaries under this Agreement, co-operate with Bunker Hill in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Silver47 shall and, where applicable, shall cause its subsidiaries to:

(a)	use its commercially reasonable efforts to obtain, as soon as practicable following execution of this Agreement, all third-party consents, approvals and notices required under, and shall obtain all amendments reasonably requested by Bunker Hill in respect of any of the Material Contracts and all Third Party Consents and Approvals, all as set out in the Silver47 Disclosure Letter;

(b)	use commercially reasonable efforts to assist Bunker Hill in making the necessary arrangements to restructure, payout or otherwise deal with Bunker Hill’s and Silver47’s indebtedness;

(c)	not take any action, or fail to take any action, in either case that would prevent the Arrangement from qualifying as a “reorganization” under Section 368(a) of the U.S. Tax Code; and

(d)	until the earlier of the Effective Time and termination of this Agreement, Silver47 shall, subject to applicable Law, make available and cause to be made available to Bunker Hill, and the agents and advisors thereto, information reasonably requested by Bunker Hill for the purposes of preparing and considering integration plans for the combined businesses of Bunker Hill and Silver47 following the Effective Date and confirming the representations and warranties of Silver47 set out in this Agreement.

5.4	Covenants of Bunker Hill Relating to the Arrangement

Bunker Hill shall, and shall cause its subsidiaries to, perform all obligations required to be performed by Bunker Hill or any of its subsidiaries under this Agreement, co-operate with Silver47 in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Bunker Hill shall and, where appropriate, shall cause its subsidiaries to:

(a)	subject to the terms and conditions of this Agreement and of the Plan of Arrangement and applicable Laws, (i) prior to the Effective Time, allot and reserve for issuance a sufficient number of Bunker Hill Shares to meet the obligations of Bunker Hill under the Plan of Arrangement and (ii) pursuant to the Arrangement at the time provided herein issue the Consideration Shares to be issued;

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(b)	subject to the terms and conditions of this Agreement and of the Plan of Arrangement and applicable Laws, Bunker Hill shall do all things necessary (including, if required, entering into the Supplemental Warrant Certificates and Supplemental Warrant Indentures) to provide for the application of the provisions set forth in the Plan of Arrangement with respect to the applicable Silver47 Convertible Securities;

(c)	cause the Consideration Shares and Replacement Convertible Securities to be issued in compliance with all applicable U.S. state or local securities laws, without any restrictions on resale thereunder;

(d)	as soon as practicable following the Effective Time, register the Bunker Hill Shares issuable upon exercise of the Replacement Options (i) with the SEC under the U.S. Securities Act on Form S-8 or another applicable form, and use its reasonable efforts to maintain the effectiveness of such registration statement for as long as any Replacement Options remain outstanding, and (ii) under all applicable U.S. state and local securities laws, and use its reasonable efforts to maintain the effectiveness of such registration for as long as any Replacement Options remain outstanding, except in the case of this subparagraph (ii) to the extent that exemptions from U.S. state and local securities law registration requirements are available and such exemptions do not impose any resale or other restrictions on the holder of such Replacement Options or Bunker Hill Shares;

(e)	as soon as practicable following the Effective Time, register the Bunker Hill Shares issuable upon exercise of the Replacement Warrants (i) with the SEC under the U.S. Securities Act on Form S-3 or another applicable form, and use its reasonable efforts to maintain the effectiveness of such registration statement for as long as any Replacement Warrants remain outstanding, and (ii) under all applicable U.S. state and local securities laws, and use its reasonable efforts to maintain the effectiveness of such registration for as long as any Replacement Warrants remain outstanding, except in the case of this subparagraph (ii) to the extent that exemptions from U.S. state and local securities law registration requirements are available and such exemptions do not impose any resale or other restrictions on the holder of such Replacement Warrants or Bunker Hill Shares;

(f)	use commercially reasonable efforts to assist Silver47 in making the necessary arrangements to restructure, payout or otherwise deal with Bunker Hill’s and Silver47’s indebtedness;

(g)	Bunker Hill shall apply for and use its commercially reasonable efforts to obtain approval of the listing for trading on the TSX and any other Exchange on which any Bunker Hill Shares are then listed by the Effective Time of the Consideration Shares issuable pursuant to the Arrangement, which for certainty includes the Bunker Hill Shares issuable for Silver47 Shares issued on settlement of Silver47 RSUs pursuant to the Plan of Arrangement, and the Bunker Hill Shares issuable upon exercise, vesting or conversion, as applicable, of the Replacement Options and the Replacement Warrants, subject to customary listing conditions of the TSX and any other such Exchange on which any Bunker Hill Shares are then listed;

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(h)	Bunker Hill shall (collectively, the “Director and Officer Appointments”): (i) fix the number of directors of the Bunker Hill Board at seven; (ii) appoint Gary R. Thompson and Galen McNamara (the “Silver47 Director Nominees”) members of the Silver47 Board as members of the Bunker Hill Board as of the Effective Time, provided that (a) the Silver47 Director Nominees meet any applicable qualification requirements to serve as directors under applicable Laws, and (b) the Silver47 Director Nominees have delivered to Bunker Hill a consent to act as a director of Bunker Hill; (iii) appoint Galen McNamara as the President and Chief Investment Officer of Bunker Hill as of the Effective Time; and (iv) enter into employment or consulting contracts reasonably acceptable to the Parties with Galen McNamara;

(i)	use its commercially reasonable efforts to obtain, as soon as practicable following execution of this Agreement, all third-party consents, approvals and notices required under any of the Material Contracts, all as set out in the Bunker Hill Disclosure Letter;

(j)	not take any action, or fail to take any action, in either case that would prevent the Arrangement from qualifying as a “reorganization” under Section 368(a) of the U.S. Tax Code; and

(k)	until the earlier of the Effective Time and termination of this Agreement, Bunker Hill shall, subject to applicable Law, make available and cause to be made available to Silver47, and the agents and advisors thereto, information reasonably requested by Silver47 for the purposes of preparing and considering integration plans for the combined businesses of Bunker Hill and Silver47 following the Effective Date and confirming the representations and warranties of Bunker Hill set out in this Agreement.

5.5	Mutual Covenants

Other than in connection with the Third Party Consents and Approvals and the Regulatory Approvals (which shall be governed by Section 5.7 and Section 5.7, respectively), each of the Parties covenants and agrees that, except as contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)	it shall, and shall cause its subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, as promptly as practicable, all other action and to do, or cause to be done, all other things necessary and commercially reasonable to permit the completion of the Arrangement in accordance with its obligations under this Agreement, the Plan of Arrangement and applicable Laws and cooperate with the other Party in connection therewith, including using its commercially reasonable efforts to (i) effect or cause to be effected all necessary registrations, filings and submissions, other than in respect of Third Party Consents and Approvals or Regulatory Approvals, required to be effected by it in connection with the Arrangement, (ii) fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement; and (iii) cooperate with the other Party in connection with the performance by it of its obligations hereunder;

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(b)	it shall use commercially reasonable efforts not to take or cause to be taken any action, or refrain from taking any commercially reasonable action, which is inconsistent with this Agreement or (with the exception of the transactions contemplated by this Agreement) which would reasonably be expected to, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the Arrangement or the other transactions contemplated herein including, for the avoidance of doubt, the taking of any action (including any discussions or negotiation) or the entering into of any transaction not contemplated by this Agreement;

(c)	it shall use commercially reasonable efforts to: (i) defend all lawsuits or other legal, regulatory or other proceedings against itself or any of its subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; (ii) appeal, overturn or have lifted or rescinded any injunction or restraining order or other order relating to itself or any of its subsidiaries which may materially adversely affect the ability of the Parties to consummate the Arrangement; and (iii) appeal or overturn or otherwise have lifted or rendered non-applicable in respect of the Arrangement, any Law that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins either of the Parties from consummating the Arrangement;

(d)	it shall use its commercially reasonable efforts to ensure that the Section 3(a)(10) Exemption is available for the issuance of Consideration Shares and Replacement Convertible Securities to the Silver47 Securityholders in exchange for their Silver47 Shares or Silver47 Convertible Securities, as applicable, pursuant to the Plan of Arrangement;

(e)	Silver47 may provide Bunker Hill with a working capital facility on commercially reasonable terms, with aggregate principal not to exceed US$10,000,000 unless otherwise agreed in writing, subject to negotiation of a credit agreement and related documentation in form and substance satisfactory to each Party, acting reasonably;

(f)	notwithstanding Section 5.2(a), Bunker Hill may conduct one or more equity financings for aggregate gross proceeds of up to US$15,000,000 through the issuance of Bunker Hill Shares (and/or securities convertible into, exchangeable for, or exercisable to acquire Bunker Hill Shares) (the “Equity Financing”), subject to the following: (i) Bunker Hill shall provide Silver47 with reasonable advance written notice of the specific terms of any Equity Financing, which must be acceptable to Silver47; and (ii) Bunker Hill shall not undertake or complete any Equity Financing, or agree to or announce the terms thereof, without the prior written consent of Silver47;

(g)	promptly notify the other Party of:

(i)	any communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the Arrangement (and the response thereto from such Party, its subsidiaries or its Representatives);

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(ii)	any communication from any Governmental Entity in connection with the Arrangement (and the response thereto from such Party, its subsidiaries or its Representatives); and

(iii)	any litigation threatened or commenced against or otherwise affecting such Party or any of its subsidiaries that is related to the Arrangement; and

(h)	it shall use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Party’s legal counsel to permit the completion of the Arrangement.

5.6	Covenants Relating to Third Party Consents and Approvals

(a)	With respect to obtaining all Third Party Consents and Approvals, each of the Parties shall cooperate with the other Party and shall provide such assistance as each other Party may reasonably request in connection with obtaining all Third Party Consents and Approvals. The Parties shall keep each other reasonably informed as to the progress of obtaining the Third Party Consents and Approvals. In particular:

(b)	Neither Party shall extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a third party to not consummate the transactions contemplated by this Agreement, except upon the prior written consent of the other Party;

(c)	Each Party shall provide drafts of all submissions, correspondence, filings, presentations, applications, plans, consent agreements and other documents to be made or submitted to or filed with any third party in respect of the transactions contemplated by this Agreement, provide the other Party with the opportunity for review in advance of any submission or filing, and will consider in good faith any suggestions made by the other Party and their counsel and will provide the other Party and their counsel with final copies of all such submissions, correspondence, filings, presentations, applications, plans, consent agreements and other documents, and all pre-existing business records or other documents, submitted to or filed with any third party in respect of the transactions contemplated by this Agreement; provided, however, that, subject to Section 5.6, information indicated by the disclosing party to be competitively sensitive shall be provided on an external counsel-only basis;

(d)	The Parties shall keep each other and their counsel fully apprised of all material written (including email) and oral communications and all meetings with any third party and their staff in respect of the Third Party Consents and Approvals, and unless participation by the other Party is prohibited by applicable Law or by such third party, will not participate in such communications or meetings without giving the other Party, and their counsel the opportunity to participate therein; provided, however, that, subject to Section 5.6, where competitively sensitive information may be discussed or communicated, the external legal counsel of Bunker Hill shall be provided with any such communications or information on an external counsel-only basis and, unless participation by the other Party is prohibited by applicable Law or by such third party, shall have the right to participate in any such meetings on an external counsel-only basis; and

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(e)	the Parties shall keep each other reasonably informed on a timely basis of developments which are material or reasonably likely to be material to obtaining the Third Party Consents and Approvals required for the completion of the Arrangement in sufficient time to enable the Effective Date to occur on or before the Outside Date.

5.7	Covenants Relating to Regulatory Approvals

With respect to the Regulatory Approvals, each Party, as applicable to that Party, covenants and agrees that:

(a)	As promptly as practicable but in any event within 15 Business Days after the date of this Agreement or such other date as the Parties may reasonably agree, the Parties shall file, and shall cause their respective subsidiaries to file (as applicable), any filings or notifications required to obtain any other Regulatory Approvals.

(b)	The Parties shall use their commercially reasonable efforts to:

(i)	obtain the Regulatory Approvals at the earliest reasonably practicable date;

(ii)	promptly respond to any requests for additional information or documentation made by any Governmental Entity in connection with the Regulatory Approvals; and

(iii)	make such further filings as may be necessary, proper or advisable to obtain the Regulatory Approvals.

(c)	The Parties shall coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested in connection with its preparation of any filing or submission necessary or advisable to obtain the Regulatory Approvals.

(i)	the Parties shall exchange drafts of all submissions, correspondence, filings, presentations, applications, plans, consent agreements and other documents to be made or submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement, provide the other Party with the opportunity for review in advance of any submission or filing, and will consider in good faith any suggestions made by a Party and its counsel and will provide each of the other Party and its counsel with final copies of all such submissions, correspondence, filings, presentations, applications, plans, consent agreements and other documents, and all pre-existing business records or other documents, submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement; provided, however, that, subject to Section 5.7(d), information indicated by a Party to be competitively sensitive shall be provided on an external counsel-only basis;

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(ii)	each Party shall keep the other Party and its counsel fully apprised of all material written (including email) and oral communications and all meetings with any Governmental Entity and their staff in respect of the Regulatory Approvals, and unless participation by a Party is prohibited by applicable Law or by such Governmental Entity, will not participate in such communications or meetings without giving each other Party and its counsel the opportunity to participate therein; provided, however, that, subject to Section 5.7(d), where competitively sensitive information may be discussed or communicated, the external legal counsel of each other Party shall be provided with any such communications or information on an external counsel-only basis and, unless participation by a Party is prohibited by applicable Law or by such Governmental Entity, shall have the right to participate in any such meetings on an external counsel-only basis; and

(iii)	each Party shall keep the other Party reasonably informed on a timely basis of developments which are material or reasonably likely to be material to obtaining the Regulatory Approvals required for the completion of the Arrangement.

(d)	With respect to Section 5.7(c), where a Party provides any submissions, communications, information, correspondence, filings, presentations, applications, plans, consent agreements or other documents to another Party on an external counsel-only basis, the Party disclosing the documents shall also provide the Party receiving such documents with a redacted version of any such submissions, communications, information, correspondence, filings, presentations, applications, plans, consent agreements or other documents.

(e)	Neither Party shall extend or consent to any extension of any applicable waiting or review period, or enter into any agreement with a Governmental Entity to delay completion of the transactions contemplated by this Agreement without first consulting with the other Parties.

(f)	All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Entity in respect of any Regulatory Approvals shall be paid by the Parties, shared equally.

(g)	With the exception of the transactions contemplated by this Agreement, Silver47 shall not enter into any transaction, investment, agreement, arrangement or joint venture or take any other action, the effect of which would reasonably be expected to make obtaining the Regulatory Approvals materially more difficult or challenging, or reasonably be expected to materially delay the obtaining of the Regulatory Approvals.

(h)	Notwithstanding anything to the contrary in Section 5.5 and this Section 5.7, neither Party shall be required to propose, negotiate, accept, agree to and/or effect, by consent agreement or otherwise, (A) the sale, assignment, amendment, license, separate holding, divestiture, disposition or termination of any assets, properties, products, businesses, contracts, licenses or financing arrangements of either Bunker Hill or any of its affiliates, or Silver47 or any of its subsidiaries or (B) any behavioral or other remedy or undertaking imposing conditions, restraints, amendments, or limitations on the assets, properties, products, businesses, contracts, licenses or financing arrangements of either Bunker Hill or any of its affiliates, or Silver47 or any of its subsidiaries or (C) any other arrangement as may be necessary in order to obtain the Regulatory Approvals prior to the Outside Date.

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Article 6
CONDITIONS

6.1	Mutual Conditions Precedent

The obligations of the Parties to complete the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:

(a)	the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to Silver47 or Bunker Hill, acting reasonably, on appeal or otherwise;

(b)	the Court shall have determined that the terms and conditions of the exchange of Silver47 Shares for Consideration Shares, pursuant to the Plan of Arrangement, are procedurally and substantively fair to holders of Silver47 Shares, and the Final Order shall have been granted in a form satisfactory to Silver47 and Bunker Hill, acting reasonably;

(c)	the Consideration Shares and the Replacement Convertible Securities to be issued pursuant to this Agreement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof;

(d)	the Silver47 Shareholder Approval shall have been obtained at the Silver47 Meeting in accordance with the Interim Order;

(e)	the Bunker Hill Shareholder Approval shall have been obtained at the Bunker Hill Meeting;

(f)	there shall not exist any prohibition at Law, including a cease trade order, injunction or other prohibition or order at Law or under applicable legislation against Bunker Hill or Silver47 which shall prevent the consummation of the Arrangement;

(g)	the Regulatory Approvals shall have been obtained and shall not have been modified or withdrawn prior to the Effective Time;

(h)	this Agreement shall not have been terminated in accordance with its terms; and

(i)	the distribution of the securities pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces and territories of Canada or by virtue of applicable exemptions under Securities Laws and shall not be subject to resale restrictions under applicable Securities Laws (other than as applicable to control persons or pursuant to Section 2.6 of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators or Rule 144 under the U.S. Securities Act with respect to securities issued to current and former affiliates (as defined in Rule 144 under the U.S. Securities Act) of Bunker Hill).

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6.2	Additional Conditions Precedent to the Obligations of Bunker Hill

The obligations of Bunker Hill to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of Bunker Hill and may be waived by Bunker Hill):

(a)	all covenants of Silver47 under this Agreement to be performed on or before the Effective Time which have not been waived by Bunker Hill shall have been duly performed by Silver47 in all material respects, and Bunker Hill shall have received a certificate of Silver47 addressed to Bunker Hill and dated the Effective Time, signed by two executive officers on behalf of Silver47 (on Silver47’s behalf and without personal liability), confirming the same as at the Effective Date;

(b)	(i) the representations and warranties of Silver47 set forth in this Agreement (other than as contemplated in clauses (ii) and (iii)) shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them, as of the date of this Agreement and as of the Effective Time as though made on and as of such date or time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect; (ii) the representations and warranties of Silver47 set forth in Sections 3.1(b) [Organization and Qualification], 3.1(d) [Authority Relative to this Agreement] and 3.1(f)(i)(A) [No Violation] shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date or time, and (iii) the representations and warranties of Silver47 set forth in Sections 3.1(g) [Capitalization], 3.1(c) [Subsidiaries] and 3.1(tt) [Brokers] shall be true and correct in all respects (except for de minimis inaccuracies and as a result of transactions, changes, conditions, events or circumstances permitted hereunder) as of the date of this Agreement and as of the Effective Time as though made on and as of such date or time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and Bunker Hill shall have received a certificate of Silver47 addressed to Bunker Hill and dated the Effective Date, signed on behalf of Silver47 by a senior executive officer of Silver47 (on Silver47’s behalf and without personal liability), confirming the same;

(c)	since the date of this Agreement, there shall not have occurred any event, occurrence, development or circumstance that, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on Silver47 that is continuing as of the Effective Time;

(d)	the Silver47 Third Party Consents and Approvals shall have been obtained and shall not have been modified or withdrawn prior to the Effective Time;

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(e)	Bunker Hill shall have received Title Opinions, dated the Effective Date and addressed to Bunker Hill from Silver47’s counsel and/or other special counsel engaged by Silver47, in forms and substance acceptable to Bunker Hill and its counsel, acting reasonably, as to the title and ownership interests of Silver47 and its applicable subsidiaries; and

(f)	holders of no more than 5% of the Silver47 Shares shall have exercised Silver47 Dissent Rights.

The foregoing conditions will be for the sole benefit of Bunker Hill and may be waived by it in whole or in part at any time.

6.3	Additional Conditions Precedent to the Obligations of Silver47

The obligations of Silver47 to complete the transactions contemplated by this Agreement, shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of Silver47 and may be waived by Silver47):

(a)	all covenants of Bunker Hill under this Agreement to be performed on or before the Effective Time which have not been waived by Silver47 shall have been duly performed by Bunker Hill in all material respects, and Silver47 shall have received a certificate of Bunker Hill, addressed to Silver47 and dated the Effective Time, signed on behalf of Bunker Hill by two executive officers of Bunker Hill (on Bunker Hill’s behalf and without personal liability), confirming the same as of the Effective Date;

(b)	(i) the representations and warranties of Bunker Hill set forth in this Agreement (other than as contemplated in clauses (ii) and (iii)) shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them, as of the date of this Agreement and as of the Effective Time as though made on and as of such date or time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect; (ii) the representations and warranties of Bunker Hill set forth in Sections 4.1(b) [Organization and Qualification], 4.1(b) [Authority Relative to this Agreement] and 4.1(f)(i)(A) [No Violation] shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date or time, and (iii) the representations and warranties of Bunker Hill set forth in Sections 4.1(g) [Capitalization], 4.1(c) [Subsidiary] and 4.1(ss) [Brokers] shall be true and correct in all respects (except for de minimis inaccuracies and as a result of transactions, changes, conditions, events or circumstances permitted hereunder) as of the date of this Agreement and as of the Effective Time as though made on and as of such date or time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), and Silver47 shall have received a certificate of Bunker Hill addressed to Silver47 and dated the Effective Date, signed on behalf of Bunker Hill by a senior executive officer of Bunker Hill (on Bunker Hill’s behalf and without personal liability), confirming the same;

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(c)	since the date of this Agreement, there shall not have occurred any event, occurrence, development or circumstance that, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on Bunker Hill that is continuing as of the Effective Time;

(d)	the Bunker Hill Third Party Consents and Approvals shall have been obtained and shall not have been modified or withdrawn prior to the Effective Time;

(e)	Bunker Hill shall have delivered evidence satisfactory to Silver47 of the approval of the listing and posting for trading on the TSX and any other Exchange on which any Bunker Hill Shares are then listed, subject only to satisfaction of the standard listing conditions, of the Consideration Shares and the Bunker Hill Shares underlying the Replacement Options and the Replacement Warrants at the Effective Time; and

(f)	Bunker Hill shall have complied with its obligations under Section 2.11 and the Depositary shall have confirmed receipt of the Consideration Shares contemplated thereby.

The foregoing conditions will be for the sole benefit of Silver47 and may be waived by it in whole or in part at any time.

6.4	Satisfaction of Conditions

The conditions precedent set out in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

Article 7
ADDITIONAL AGREEMENTS

7.1	Notice and Cure Provisions

7.1.1	Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.

7.1.2	Bunker Hill may not exercise its rights to terminate this Agreement pursuant to Section 8.2.1(c)(iii) and Silver47 may not exercise its right to terminate this Agreement pursuant to Section 8.2.1(d)(iii) unless the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the expiration of a period of ten Business Days from such notice, and then only if such matter has not been cured by such date. If such notice has been delivered prior to the making of the application for the Final Order, such application and such filing shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein without a Material Adverse Effect, this Agreement may not be terminated as a result of the cured breach.

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7.2	Non-Solicitation

7.2.1	Except as expressly provided in this Section 7.2, until the earlier of the Effective Time or date, if any, on which this Agreement is terminated pursuant to Section 8.2, neither Party shall, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of such Party or any of its subsidiaries (collectively, the “Representatives”): (i) make, solicit, assist, initiate, promote, facilitate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries or proposals regarding an Acquisition Proposal; (ii) participate, directly or indirectly, in any discussions or negotiations with any person (other than the other Party or any of its affiliates) regarding, or furnish to any person any information or otherwise co-operate with, respond to, assist or participate in, an Acquisition Proposal; provided, however, a Party may communicate with any person making an Acquisition Proposal for the purpose of: (A) advising such person of the restrictions in this Agreement, (B) clarifying the terms of any inquiry, proposal or offer in order to determine if it may reasonably be expected to result in a Superior Proposal, or (C) for the purpose of advising such person that the Acquisition Proposal could not reasonably be expected to result in a Superior Proposal; (iii) approve, accept, endorse or recommend, or propose publicly to accept, approve, endorse or recommend, any Acquisition Proposal, (iv) accept or enter into or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, understanding, undertaking or arrangement or other contract in respect of an Acquisition Proposal, or requiring it to abandon, terminate or fail to consummate the Arrangement, or providing for the payment of any break, termination or other fees or expenses to any person in relation to an Acquisition Proposal; (v) withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to the other Party, such Party’s Board Recommendation; (vi) if an Acquisition Proposal has been publicly disclosed in respect of a Party, that Party fails to publicly recommend against such Acquisition Proposal within five Business Days after the other Party’s written request that the Party or the Party’s Board do so (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to such Party, such rejection of such Acquisition Proposal) and reaffirm the Party’s Board Recommendation within such five Business Day period or, with respect to any Acquisition Proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last five days prior to the Silver47 Meeting (in the case of an Acquisition Proposal in respect of Silver47) or the Bunker Hill Meeting (in the case of an Acquisition Proposal in respect of Bunker Hill), as applicable, the Party in respect of which the Acquisition Proposal is made fails to take the actions referred to in this clause (vi), with references to the applicable five Business Days prior being replaced with three Business Days, (vii) fail to include the Party’s Board Recommendation in that Party’s Circular, (viii) make any public announcement or take any other action inconsistent with the recommendation of the Bunker Hill Board to approve the Arrangement, in the case of Bunker Hill, or the Silver47 Board, in the case of Silver47, (ix) approve or authorize, or cause or permit the Party or its subsidiaries to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an acceptable confidentiality agreement entered into in accordance with Section 7.2.3); or (x) commit or agree to do any of the foregoing (any act by a Party described in clauses (iii) to (x) inclusive (to the extent related to the foregoing clauses (iii) to (ix) inclusive), a “Change in Recommendation”).

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7.2.2	Each Party shall, and shall cause its subsidiaries and Representatives to immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted heretofore by it, its subsidiaries or any Representatives with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, and, in connection therewith, such Party will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) and shall as soon as possible request, to the extent that it is entitled to do so (and use commercially reasonable efforts to exercise all rights it has to require) the return or destruction of all confidential information regarding such Party and its subsidiaries previously provided to any such person or any other person and will request (and use commercially reasonable efforts to exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any confidential information regarding such Party and its subsidiaries and use its commercially reasonable efforts to confirm that such requests are complied with in accordance with the terms of such rights. Each Party agrees that neither it, nor any of its subsidiaries, shall terminate, waive, amend or modify any provision of any existing confidentiality agreement relating to an Acquisition Proposal or any standstill agreement to which it or any of its subsidiaries is a party (it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement as the result of the entering into and announcement of this Agreement, pursuant to the express terms of any such agreement, shall not be a violation of this Section 7.2.2) and each Party undertakes to use commercially reasonable efforts to enforce all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or any of its subsidiaries have entered into prior to the date hereof.

7.2.3	Notwithstanding any other provision of this Agreement, if at any time following the date of this Agreement and prior to obtaining the Silver47 Shareholder Approval, in the case of Silver47, or the Bunker Hill Shareholder Approval, in the case of Bunker Hill, a Party receives a bona fide, written Acquisition Proposal that did not result from a breach of Section 7.2.1 or 7.2.2 and that the board of directors of such Party determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or, if consummated in accordance with its terms, would reasonably be expected to constitute or lead to a Superior Proposal, then, and only in such case, such Party may subject to compliance with Section 7.2.4:

(a)	furnish, or provide access to, information with respect to such Party and its subsidiaries to the person making such Acquisition Proposal; and/or

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(b)	enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the person making such Acquisition Proposal, provided that such Party shall not, and shall not allow its Representatives to, disclose any non-public information to such person: (i) if such non-public information has not been previously provided to, or is not concurrently provided to, the other Party hereto; and (ii) without entering into an agreement with such person (and providing a true copy of such agreement to the other Party) substantially in the form of the Confidentiality Agreement containing terms that are no more favourable to such person than those found in the Confidentiality Agreement; provided, however, that any such agreement shall not preclude such person from making an Acquisition Proposal or prohibit a Party from providing any information to the other Party in accordance with, or otherwise complying with, this Section 7.2.3.

7.2.4	Each Party shall promptly notify the other Party, at first orally and then as soon as reasonably practical thereafter in writing (and, in any event, within 24 hours) of receipt of any Acquisition Proposal (whether or not in writing), any inquiry received that could reasonably be expected to constitute or lead to an Acquisition Proposal, or any request received for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of such Party by any person that informs such Party that it is considering making an Acquisition Proposal, including a copy of any written Acquisition Proposal, a description of the material terms and conditions thereof, and the identity of the person or persons making the Acquisition Proposal, inquiry or request, and shall provide the other Party with a copy of any such Acquisition Proposal, inquiry, or request, a copy of any Superior Proposal Agreement proposed to be entered into in accordance with Section 7.3 hereof and a copy of any other agreements (including material financing documents), substantive correspondence or documents which relate to the Acquisition Proposal, or any amendment to any of the foregoing. The Party receiving the Acquisition Proposal shall thereafter also provide such other details of such Acquisition Proposal, inquiry, or request, or any amendment to any of the foregoing, as the other Party may reasonably request and shall promptly (and in any event within 24 hours) keep the other Party fully informed as to the status, including any changes to the material terms, of such proposal, inquiry, offer or request, or any amendment to any of the foregoing, and shall respond promptly to all inquiries from the other Party with respect thereto.

7.2.5	Subject to Section 7.3, (i) at any time following the date of this Agreement and prior to obtaining the Silver47 Shareholder Approval, if Silver47 receives an Acquisition Proposal that did not result from a breach of this Section 7.2 and which the Silver47 Board concludes in good faith constitutes a Superior Proposal, it may, subject to compliance with the procedures set forth in Sections 7.3, 7.3.4 and 8.2, terminate this Agreement and enter into an agreement, understanding or arrangement with respect to such Superior Proposal, and (ii) at any time following the date of this Agreement and prior to obtaining the Bunker Hill Shareholder Approval, if Bunker Hill receives an Acquisition Proposal that did not result from a breach of this Section 7.2 and which the Bunker Hill Board concludes in good faith constitutes a Superior Proposal, it may, subject to compliance with the procedures set forth in Sections 7.3, 7.3.4 and 8.2, terminate this Agreement and enter into an agreement, understanding or arrangement with respect to such Superior Proposal.

7.2.6	Nothing contained in this Agreement shall prohibit either Party from responding through a directors’ circular or otherwise as required by applicable Securities Laws to an Acquisition Proposal if: (i) such Party provides the other Party and its legal counsel with a reasonable opportunity to review and comment on the form and content of any such disclosure, including but not limited to the directors’ circular or otherwise, and (ii) such Party considers all reasonable amendments to such disclosure as requested by the other Party and its legal counsel, acting reasonably. Nothing in this Agreement shall prevent a Party’s Board from (A) calling and holding a meeting of shareholders validly requisitioned by that Party’s shareholders in accordance with applicable Law, or (B) calling and holding a meeting of shareholders ordered to be held by a court in accordance with Law.

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7.2.7	Each Party shall ensure that its Representatives are aware of the provisions of this Section 7.2, and it shall be responsible for any breach of this Section 7.2 by its Representatives.

7.3	Superior Proposals and Right to Match

7.3.1	Notwithstanding any other provision of this Agreement if a Party receives a written Acquisition Proposal prior to the approval of the Arrangement Resolution (in respect of an Acquisition Proposal for Silver47) or the Bunker Hill Resolutions (in respect of an Acquisition Proposal for Bunker Hill), as applicable, in each case, that such Party’s Board determines in good faith constitutes a Superior Proposal, then such Party’s Board may make a Change in Recommendation and/or enter into an agreement, understanding or arrangement in respect of such Superior Proposal (a “Superior Proposal Agreement”) if and only if:

(a)	the Party receiving such proposal (the “Receiving Party”) has complied with its obligations under Section 7.2 in all material respects and has provided the other Party (the “Responding Party”) with a copy of the Superior Proposal and all related documentation described in Section 7.2.4 as well as the value or range of values in financial terms that the Party’s Board has, in consultation with financial advisors, determined should be ascribed to any non-cash consideration offered under such Superior Proposal;

(b)	a period (the “Response Period”) of five Business Days has elapsed from the date that is the later of: (x) the date on which the Responding Party receives written notice from the Receiving Party that it has determined, subject only to compliance with this Section 7.3, to make a Change in Recommendation and/or enter into a Superior Proposal Agreement; and (y) the date the Responding Party receives a copy of the Superior Proposal Agreement, all related documents described in Section 7.2.4 and, if applicable, the written notice with respect to the value or range in Section 7.3.1(a) above;

(c)	after the Response Period, the Receiving Party (after consultation with its legal and financial advisors) has determined in good faith that such Acquisition Proposal continues to constitute a Superior Proposal compared to any proposed amendments to the terms of this Agreement and the Plan of Arrangement by the Responding Party; and

(d)	prior to or concurrently with entering into such Superior Proposal Agreement, the Receiving Party shall have terminated this Agreement pursuant to Section 8.2.1(c)(ii) (where Silver47 is the Receiving Party) or Section 8.2.1(d)(ii) (where Bunker Hill is the Receiving Party) and the Receiving Party shall have paid Responding Party the applicable Termination Fee.

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7.3.2	During the Response Period, the Responding Party will have the right, but not the obligation, to offer to amend this Agreement and the Plan of Arrangement, including modification of the consideration. The Receiving Party shall review any such offer by the Responding Party to amend this Agreement and the Plan of Arrangement to determine in good faith whether the Acquisition Proposal to which the Responding Party is responding would continue to be a Superior Proposal when assessed against the Arrangement as it is proposed in writing by the Responding Party to be amended. The Receiving Party shall negotiate in good faith with the Responding Party to enable the Responding Party to make such amendments to the terms of this Agreement and the Plan of Arrangement as would enable the Responding Party to proceed with the Arrangement and any related transactions on such amended terms. The Receiving Party agrees that, subject to the Receiving Party’s disclosure obligations under applicable Securities Laws, the fact of the making of, and each of the terms of, any such proposed amendments shall be kept strictly confidential and shall not be disclosed to any person (including without limitation, the person having made the Superior Proposal), other than the Receiving Party’s Representatives, without the prior written consent of the Responding Party. If the Receiving Party, after consultation with its financial advisors and outside legal counsel, determines that the Acquisition Proposal would cease to be a Superior Proposal, when assessed against this Agreement and the Plan of Arrangement as they are proposed to be amended by the Responding Party, the Receiving Party will cause it to enter into an amendment to this Agreement with the Responding Party incorporating the amendments to the Agreement and Plan of Arrangement as set out in the written offer to amend. If the Receiving Party’s Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal remains a Superior Proposal and therefore rejects the Responding Party’s offer to amend this Agreement and the Arrangement, if any, the Receiving Party may, subject to compliance with the other provisions hereof, make a Change in Recommendation and/or enter into an Superior Proposal Agreement with respect to such Superior Proposal.

7.3.3	The Receiving Party will promptly reaffirm its Board Recommendation by the prompt issuance of a press release after: (i) any Acquisition Proposal which the Receiving Party determines not to constitute a Superior Proposal is publicly announced; or (ii) the Receiving Party’s Board determines that a proposed amendment to the terms of this Agreement and the Plan of Arrangement pursuant to Section 7.3.2 would result in any Acquisition Proposal that has been publicly announced to cease to be a Superior Proposal. The Responding Party and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by the Receiving Party, acting reasonably.

7.3.4	Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the holders of the Receiving Party’s securities shall constitute a new Acquisition Proposal for the purposes of this Section 7.3 and the Responding Party shall be afforded a new Response Period and the rights afforded in Section 7.3.2 in respect of each such Acquisition Proposal.

7.3.5	Where at any time within ten days before the Silver47 Meeting or the Bunker Hill Meeting, as applicable, the Receiving Party has provided the Responding Party with a notice under Section 7.3.1 hereof, an Acquisition Proposal has been publicly disclosed or announced, and the Response Period has not elapsed, then, subject to applicable Laws, at the Responding Party’s request, the Receiving Party may, and upon request of the Responding Party, shall, postpone or adjourn the Silver47 Meeting or the Bunker Hill Meeting, as applicable, to a date acceptable to the Responding Party, acting reasonably, which shall not be later than ten days after the scheduled date of the Silver47 Meeting or the Bunker Hill Meeting, as applicable, and shall, in the event that the Parties amend the terms of this Agreement pursuant to Section 7.3.2, ensure that the details of such amended Agreement are communicated to the shareholders of the Receiving Party prior to the resumption of the postponed or adjourned meeting.

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7.4	Expenses and Termination Fees

7.4.1	Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

7.4.2	If a Silver47 Termination Fee Event occurs, Silver47 shall pay Bunker Hill or as Bunker Hill may direct (by wire transfer of immediately available funds) the Termination Fee.

7.4.3	If a Bunker Hill Termination Fee Event occurs, Bunker Hill shall pay Silver47 or as Silver47 may direct (by wire transfer of immediately available funds) the Termination Fee.

7.4.4	For the purposes of this Agreement, “Termination Fee” means $7.9 million, in respect of a Silver47 Termination Fee Event and $9.1 million in respect of a Bunker Hill Termination Fee Event.

7.4.5	For the purposes of this Agreement, “Silver47 Termination Fee Event” means the termination of this Agreement:

(a)	by Bunker Hill pursuant to Section 8.2.1(c)(i) [Change in Recommendation];

(b)	by Bunker Hill pursuant to Section 8.2.1(c)(iv) [Breach of Non-Solicitation];

(c)	by Silver47 pursuant to Section 8.2.1(d)(ii) [Superior Proposal]; or

(d)	by either Party pursuant to Section 8.2.1(b)(iii) [Silver47 Shareholder Approval] or by Bunker Hill pursuant to Section 8.2.1(c)(iii) [Silver47 Breach of Representations and Warranties or Covenants] but only in the event of a termination due to wilful or intentional breach or fraud by Silver47 if, in each case: (A) prior to such termination, a bona fide Acquisition Proposal, or the intention to make an Acquisition Proposal, with respect to Silver47 shall have been publicly announced by any person (other than Bunker Hill or any of its affiliates) after the date of this Agreement and prior to the Silver47 Meeting; (B) such Acquisition Proposal (as it may be modified or amended) has not expired or been withdrawn at least five Business Days prior to the Silver47 Meeting; and (C) within 12 months following the date of such termination, either:

(i)	the announced Acquisition Proposal (as it may be modified or amended) is consummated by Silver47; or

(ii)	Silver47 and/or one or more of its subsidiaries enters into a definitive agreement in respect of, or the Silver47 Board approves or recommends, any Acquisition Proposal which is subsequently consummated at any time thereafter;

provided that, for the purposes of this Section 7.4.5(d) all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; or

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(e)	by either Party pursuant to Section 8.2.1(b)(i) [Outside Date] or pursuant to Section 8.2.1(b)(iii) [Silver47 Shareholder Approval], if at the time of such termination, Bunker Hill was entitled to terminate this Agreement pursuant to Section 8.2.1(c)(i) [Change in Recommendation];

7.4.6	For the purposes of this Agreement, “Bunker Hill Termination Fee Event” means the termination of this Agreement:

(a)	by Silver47 pursuant to Section 8.2.1(d)(i) [Change in Recommendation]; or

(b)	by Silver47 pursuant to Section 8.2.1(d)(iv) [Breach of Non-Solicitation]; or

(c)	by Bunker Hill pursuant to Section 8.2.1(c)(ii) [Superior Proposal]; or

(d)	by either Silver47 or Bunker Hill pursuant to Section 8.2.1(b)(iv) [Bunker Hill Shareholder Approval] or by Silver47 pursuant to Section 8.2.1(d)(iii) [Bunker Hill Breach of Representations and Warranties or Covenants] but only in the event of a termination due to wilful or intentional breach or fraud by the Bunker Hill if, in each case: (A) prior to such termination, a bona fide Acquisition Proposal, or the intention to make an Acquisition Proposal, with respect to Bunker Hill shall have been publicly announced by any person (other than Silver47 or any of its affiliates) after the date of this Agreement and prior to the Bunker Hill Meeting; (B) such Acquisition Proposal (as it may be modified or amended) has not expired or been withdrawn at least five Business Days prior to the Bunker Hill Meeting; and (C) within 12 months following the date of such termination:

(i)	the announced Acquisition Proposal (as it may be modified or amended) is consummated by Bunker Hill; or

(ii)	Bunker Hill and/or one or more of its subsidiaries enters into a definitive agreement in respect of, or the Bunker Hill Board approves or recommends, any Acquisition Proposal which is subsequently consummated at any time thereafter;

provided that, for the purposes of this Section 7.4.6(d) all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(e)	by the Silver47 or Bunker Hill pursuant to Section 8.2.1(b)(i) [Outside Date] or Section 8.2.1(b)(iv) [Bunker Hill Shareholder Approval], if at the time of such termination, Silver47 was entitled to terminate this Agreement pursuant to Section 8.2.1(d)(i) [Change in Recommendation];

7.4.7	If a Silver47 Termination Fee Event described in any of Sections 7.4.5(a) or 7.4.5(c) occurs, the Termination Fee shall be payable simultaneously by Silver47 to Bunker Hill with the occurrence of such Silver47 Termination Fee Event. If a Silver47 Termination Fee Event described in Sections 7.4.5(b), 7.4.5(d) or 7.4.5(e) occurs, the Silver47 Termination Fee shall be payable by Silver47 to Bunker Hill within two Business Days following the occurrence of such Silver47 Termination Fee Event.

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7.4.8	If a Bunker Hill Termination Fee Event described in any of Sections 7.4.6(a) or 7.4.6(c) occurs, the Termination Fee shall be payable by Bunker Hill to Silver47 simultaneously with the occurrence of such Bunker Hill Termination Fee Event. If a Bunker Hill Termination Fee Event described in Section 7.4.6(b), 7.4.6(d) or 7.4.6(e) occurs, the Bunker Hill Termination Fee shall be payable by Bunker Hill to Silver47 within two Business Days following the occurrence of such Bunker Hill Termination Fee Event.

7.4.9	In the event that this Agreement is terminated by Silver47 pursuant to Section 8.2.1(d)(iii) [Breach of Representation or Warranty or Failure to Perform Covenants by Bunker Hill] or pursuant to Section 8.2.1(b)(iv) [Bunker Hill Shareholder Approval], an amount equal to $1,500,000 (the “Silver47 Expense Reimbursement”) shall be paid by Bunker Hill to Silver47 provided that the Silver47 Expense Reimbursement shall not be payable in the event of a termination of this Agreement pursuant to Section 8.2.1(b)(iv) [Bunker Hill Shareholder Approval], if: (a) the Silver47 Shareholder Approval was not obtained at the Silver47 Meeting; or (b) prior to the Bunker Hill Meeting (i) a Material Adverse Effect in respect of Silver47 occurred and such Material Adverse Effect was not cured at least five Business Days prior to the Bunker Hill Meeting and (ii) Bunker Hill notified Silver47 in writing prior to the Silver47 Meeting that it is of the view that a Material Adverse Effect had occurred in respect of Silver47, specifying in detail the basis for its conclusion. Notwithstanding anything in this Section 7.4.9 to the contrary and subject to Section 7.4.12, in no event shall Bunker Hill be required to pay under Section 7.4.6, on the one hand, and this Section 7.4.9, on the other hand, in aggregate, an amount in excess of the Termination Fee.

7.4.10	In the event that this Agreement is terminated by Bunker Hill pursuant to Section 8.2.1(c)(iii) [Breach of Representation or Warranty or Failure to Perform Covenants by Silver47] or pursuant to Section 8.2.1(b)(iii) [Silver47 Shareholder Approval], an amount equal to $1,500,000 (the “Bunker Hill Expense Reimbursement”) shall be paid by Silver47 to Bunker Hill provided that the Bunker Hill Expense Reimbursement shall not be payable in the event of a termination of this Agreement pursuant to Section 8.2.1(b)(iii) [Silver47 Shareholder Approval], if (a) the Bunker Hill Shareholder Approval was not obtained at the Bunker Hill Meeting; or (b) prior to the Silver47 Meeting (i) a Material Adverse Effect in respect of Bunker Hill occurred and such Material Adverse Effect was not cured at least five Business Days prior to the Silver47 Meeting and (ii) Silver47 notified Bunker Hill in writing prior to the Silver47 Meeting that it is of the view that a Material Adverse Effect has occurred in respect of Bunker Hill, specifying in detail the basis for its conclusion. Notwithstanding anything in this Section 7.4.10 to the contrary and subject to Section 7.4.12, in no event shall Silver47 be required to pay under Section 7.4.5, on the one hand, and this Section 7.4.10, on the other hand, in aggregate, an amount in excess of the Termination Fee.

7.4.11	Each of the Parties acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 7.4 are payments of liquidated damages which are a genuine pre-estimate of the damages which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where a Party is entitled to the Termination Fee and such Termination Fee is paid in full, such payment shall be the sole and exclusive remedy of such Party in respect of the event giving rise to such payment and such Party shall be precluded from any other remedy against the other Party at law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Agreement or the transactions contemplated hereby.

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7.4.12	Nothing in this Section 7.4 shall relieve or have the effect of relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of an intentional or wilful breach of this Agreement.

7.4.13	Nothing in this Section 7.4 shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

7.4.14	In no event shall a Party be obligated to pay to the other Party an amount in respect of the termination of this Agreement that is, in aggregate, in excess of the Termination Fee and the Termination Fee shall, in any case, only be paid once by a Party.

7.5	Access to Information; Confidentiality

7.5.1	From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, Silver47 shall, and shall cause its subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to Bunker Hill and to the officers, employees, agents and Representatives of Bunker Hill such access as Bunker Hill may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall furnish Bunker Hill with all data and information as Bunker Hill may reasonably request.

7.5.2	From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, Bunker Hill shall, and shall cause its subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to Silver47 and to the officers, employees, agents and Representatives of Silver47 such access as Silver47 may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall furnish Silver47 with all data and information as Silver47 may reasonably request.

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7.5.3	Bunker Hill and Silver47 acknowledge and agree that information furnished pursuant to this Section 7.5 shall be subject to the terms and conditions of the Confidentiality Agreement.

7.6	Insurance and Indemnification

7.6.1	Prior to the Effective Time, Silver47 shall purchase customary “tail” policies of directors’ and officers’ liability insurance from an insurance company of nationally recognized standing providing protection no less favourable in the aggregate to the protection provided by the policies maintained by Silver47 and the Silver47 Subsidiaries which are in effect immediately prior to the Effective Time and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time and Bunker Hill shall, or shall cause Silver47 and the Silver47 Subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six years after the Effective Date; provided that Bunker Hill shall not be required to pay any amounts in respect of such coverage prior to the Effective Time.

7.6.2	Bunker Hill agrees that it shall directly honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Silver47 and the Silver47 Subsidiaries and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect.

7.6.3	If Silver47 or Bunker Hill or any of their respective successors or assigns shall (i) amalgamate, consolidate with or merge or wind-up into any other person and shall not be the continuing or surviving corporation or entity; or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns and transferees of Silver47 or Bunker Hill, as the case may be, shall assume all of the obligations of Silver47 or Bunker Hill, as applicable, set forth in this Section 7.6.

7.6.4	The provisions of this Section 7.6 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, Silver47 hereby confirms that it is acting as agent and trustee on their behalf. Furthermore, this Section 7.6 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six years.

Article 8
TERM, TERMINATION, AMENDMENT AND WAIVER

8.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2	Termination

8.2.1	This Agreement, other than Section 7.4 hereof, may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement or the Arrangement Resolution by the Silver47 Shareholders, or of this Agreement and the Bunker Hill Resolutions by the Bunker Hill Shareholders or the approval of the Arrangement by the Court):

(a)	by mutual written agreement of Silver47 and Bunker Hill; or

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(b)	by either Silver47 or Bunker Hill, if:

(i)	the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 8.2.1(b)(i) shall not be available to any Party whose failure to fulfill any of its obligations or whose breach of any of its representations and warranties under this Agreement has been the cause of, or directly resulted in, the failure of the Effective Time to occur by such Outside Date; or

(ii)	after the date hereof, there shall be enacted or made any applicable Law (or any applicable Law shall have been amended) that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Silver47 or Bunker Hill from consummating the Arrangement and such applicable Law (if applicable), prohibition or enjoinment shall have become final and non-appealable; or

(iii)	the Arrangement Resolution shall have failed to obtain the requisite Silver47 Shareholder Approval at the Silver47 Meeting (including any adjournment or postponement thereof), in accordance with the Interim Order, except that the right to terminate this Agreement under Section 8.2.1(b)(iii) shall not be available to any Party whose failure to fulfill any of its obligations or whose breach of any of its representations and warranties under this Agreement has been the cause of, or directly resulted in, the failure to receive the Silver47 Shareholder Approval; or

(iv)	the Bunker Hill Resolutions shall have failed to obtain the Bunker Hill Shareholder Approval at the Bunker Hill Meeting (including any adjournment or postponement thereof) in accordance with applicable Law, except that the right to terminate this Agreement under Section 8.2.1(b)(iv) shall not be available to any Party whose failure to fulfill any of its obligations or whose breach of any of its representations and warranties under this Agreement has been the cause of, or directly resulted in, the failure to receive the Bunker Hill Shareholder Approval;

(c)	by Bunker Hill, if:

(i)	the Silver47 Board makes a Change in Recommendation; or

(ii)	prior to the Bunker Hill Meeting, the Bunker Hill Board authorizes Bunker Hill to enter into a Superior Proposal Agreement (other than an acceptable confidentiality agreement entered into in accordance with Section 7.2.3) with respect to a Superior Proposal in accordance with Section 7.3.1, provided that Bunker Hill is then in compliance with Section 7.2 and 7.3 in all material respects and that, prior to or concurrently with such termination, Bunker Hill pays the Termination Fee payable pursuant to Section 7.3.4; or

(iii)	subject to Section 7.1, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Silver47 set forth in this Agreement (other than as set forth in Section 7.2) shall have occurred that would cause the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that Bunker Hill is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied;

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(iv)	Silver47 breaches any of its obligations or covenants set forth in Section 7.2 in any material respect; or

(v)	there has occurred a Material Adverse Effect on Silver47 that is incapable of being cured prior to the Outside Date;

(d)	by Silver47, if:

(i)	the Bunker Hill Board makes a Change in Recommendation; or

(ii)	prior to the Silver47 Meeting, the Silver47 Board authorizes Silver47 to enter into a Superior Proposal Agreement (other than an acceptable confidentiality agreement entered into in accordance with Section 7.2.3) with respect to a Superior Proposal in accordance with Section 7.3.1, provided that Silver47 is then in compliance with Section 7.2 and 7.3 in all material respects and that, prior to or concurrently with such termination, Silver47 pays the Termination Fee payable pursuant to Section 7.3.4; or

(iii)	subject to Section 7.1, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Bunker Hill set forth in this Agreement (other than as set forth in Section 7.2) shall have occurred that would cause the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that Silver47 is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied;

(iv)	Bunker Hill breaches any of its obligations or covenants set forth in Section 7.2 in any material respect; or

(v)	there has occurred a Material Adverse Effect on Bunker Hill that is incapable of being cured prior to the Outside Date.

8.2.2	The Party desiring to terminate this Agreement pursuant to this Section 8.2 (other than pursuant to Section 8.2.1(a)) shall give prompt written notice of such termination to the other Party.

8.2.3	If this Agreement is terminated pursuant to this Section 8.2, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party hereto, except as otherwise expressly contemplated hereby, and provided that the provisions of this Section 8.2.3 and Sections 7.3.4, 7.5.3, 9.1, 9.3, 9.6 and 9.7 and all related definitions in Section 1.1, and the provisions of the Confidentiality Agreement (including any standstill provisions contained therein), shall survive any termination hereof pursuant to Section 8.2.1; provided further that neither the termination of this Agreement nor anything contained in this Section 8.2 shall relieve a Party from any liability arising prior to such termination.

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8.3	Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Silver47 Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and the Final Order and applicable Law, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

8.4	Waiver

Any Party may: (i) extend the time for the performance of any of the obligations or acts of the other Party; (ii) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein; or (iii) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

Article 9
GENERAL PROVISIONS

9.1	Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual (the “Transaction Personal Information”). Neither Party shall disclose Transaction Personal Information to any person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement. If the Arrangement is consummated, neither Party shall, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information:

(a)	for purposes other than those for which such Transaction Personal Information was collected prior to the Effective Date; and

(b)	which does not relate directly to the carrying on the business of such Party or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

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Each Party shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. Each Party shall cause its advisors to observe the terms of this Section and to protect and safeguard Transaction Personal Information in their possession. If this Agreement shall be terminated, each Party shall promptly deliver to other Party all Transaction Personal Information in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof.

9.2	Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or e-mail transmission, or as of the following Business Day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to Bunker Hill:

Bunker Hill Mining Corp.

1009 McKinley Avenue

Kellogg, Idaho 83831

Attention:	Sam Ash, Chief Executive Officer
Email:	[* * *]

with copies (which shall not constitute notice) to:

Blake, Cassels & Graydon, LLP

1133 Melville Street

Suite 3500, The Stack

Vancouver, BC V6E 4E5

Attention:	Jamie Kariya
Christina Sutcliffe
Emails:	[* * *]
[* * *]

and

King & Spalding LLP

1180 Peachtree Street NE

Atlanta, Georgia 30309

Attention:	Dan Giemajner
Matt Hartsuyker Robert J. Leclerc
Email:	[* * *]
[* * *] [* * *]

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(b)	if to Silver47:

Silver47 Exploration Corp.

550 Burrard Street, Suite 2900

Vancouver, British Columbia V6C 0A3

Attention:	Galen McNamara
Email:	[* * *]

with a copy (which shall not constitute notice) to:

Forooghian + Company Law Corporation

353 Water Street, Suite 401

Vancouver, British Columbia V6B 1B8

Attention:	Farzad Forooghian
Email:	[* * *]

9.3	Governing Law; Waiver of Jury Trial

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and waives any defences to the maintenance of an action in the Courts of the Province of British Columbia. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.4	Injunctive Relief

Subject to Section 7.4, the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

9.5	Time of Essence

Time shall be of the essence in this Agreement.

9.6	Entire Agreement, Binding Effect and Assignment

Bunker Hill may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, a wholly-owned direct or indirect subsidiary of Bunker Hill, provided that if such assignment and/or assumption takes place, Bunker Hill shall continue to be liable jointly and severally with such subsidiary for all of its obligations hereunder. This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns.

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This Agreement (including the exhibits and schedules hereto, the Silver47 Disclosure Letter and the Bunker Hill Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.

9.7	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.8	Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUNKER HILL MINING CORP.

By:	/s/ “Richard Williams”
Name:	Richard Williams
Title:	Executive Chairman

By:	/s/ “Samuel Ash”
Name:	Samuel Ash
Title:	Chief Executive Officer

SILVER47 EXPLORATION CORP.

By:	/s/ “Gary R. Thompson”
Name:	Gary R. Thompson
Title:	Executive Chairman

By:	/s/ “Galen McNamara”
Name:	Galen McNamara
Title:	Chief Executive Officer

Schedule A

TO THE ARRANGEMENT AGREEMENT

Plan of Arrangement

Under Division 5 of Part 9 of the BCBCA

SEE ATTACHED.

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Schedule A
TO THE ARRANGEMENT AGREEMENT

PLAN OF ARRANGEMENT
UNDER THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

“affiliate” shall have the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions, in force as of the date of this Plan of Arrangement;

“Arrangement” means the arrangement pursuant to the provisions of Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto in accordance with Section 9.3 of the Arrangement Agreement, or Article 5, or at the direction of the Court in the Final Order with the prior written consent of Bunker Hill and Silver47, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated August 20, 2026 between Bunker Hill and Silver47, together with the disclosure letters referenced therein, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Arrangement Resolution” means the special resolution of the Silver47 Shareholders approving the Arrangement to be considered at the Silver47 Meeting, substantially in the form and content of Schedule B to the Arrangement Agreement;

“BCBCA” means the Business Corporations Act (British Columbia);

“Bunker Hill” means Bunker Hill Mining Corp.;

“Bunker Hill Shares” means the shares of common stock, par value $0.000001 per share, of Bunker Hill;

“Bunker Hill Stock Option Plan” means the amended and restated stock option plan of Bunker Hill adopted by the stockholders of Bunker Hill on June 11, 2026;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia or Toronto, Ontario;

“Consideration” means the consideration to be received pursuant to the Plan of Arrangement for each Silver47 Share that is issued and outstanding immediately prior to the Effective Time, consisting of the Consideration Shares;

“Consideration Shares” means the Bunker Hill Shares to be issued to the Silver47 Securityholders pursuant to the Arrangement;

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“Court” means the Supreme Court of British Columbia;

“Depositary” means any trust company, bank or financial institution agreed to in writing between Bunker Hill and Silver47 (each acting reasonably) to act as depositary in relation to the Arrangement;

“Dissent Rights” means the rights of dissent exercisable by registered Silver47 Shareholders as of the record date of the Silver47 Meeting with respect to all (but not less than all) Silver47 Shares held by such holder as registered holder thereof as of such date in connection with the Arrangement pursuant to and in strict compliance with the procedures set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order, or any other order of the Court, and Section 4.1, as described in Section 4.1;

“Dissent Shares” means Silver47 Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has duly and validly exercised Dissent Rights in strict compliance with the procedures set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order, or any other order of the Court, and Section 4.1 (provided that Dissent Rights of such Dissenting Shareholder have not terminated or ceased to apply with respect to such shares);

“Dissenting Shareholder” means a registered holder of Silver47 Shares as of the record date of the Silver47 Meeting who has duly and validly exercised Dissent Rights in strict compliance with the procedures set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order, or any other order of the Court, and Section 4.1, and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Silver47 Shares in respect of which Dissent Rights are validly exercised by such registered holder;

“DRS” shall have the meaning ascribed thereto in Section 3.2;

“Effective Date” means the date designated by Silver47 and the Bunker Hill by notice in writing as the effective date of the Arrangement, after all of the conditions of the Arrangement Agreement have been satisfied or waived;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, unless a different time on the Effective Date is agreed to by the Parties and set out in an instrument in writing for that purpose that is executed by the Parties;

“Exchange Ratio” means 0.1724 of a Bunker Hill Share for each Silver47 Share, as adjusted pursuant to Section 3.5;

“Exchanges” means the TSX and the TSXV and, if the Bunker Hill Shares are listed on the NYSE American on the Effective Date, the NYSE American, as applicable;

“Final Order” means the final order of the Court, after being informed of the intention to rely upon the exemption from the registration requirements under Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares and the Replacement Convertible Securities pursuant to the Arrangement, made pursuant to Section 291(4) of the BCBCA, approving the Arrangement, in form and substance acceptable to Silver47 and Bunker Hill, all acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court at any time prior to the Effective Date (provided that any such amendment, modification, supplementation or variation is acceptable to each of Silver47 and Bunker Hill, all acting reasonably), or, if appealed, then, as affirmed or as amended on appeal (provided that any such amendment is acceptable to each of Silver47 and Bunker Hill, all acting reasonably) unless such appeal is withdrawn, abandoned or denied;

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“final proscription date” shall have the meaning ascribed thereto in Section 5.5;

“Former Silver47 Shareholders” means the holders of Silver47 Shares immediately prior to the Effective Time;

“Governmental Entity” means: (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, bureau, board or authority of any of the foregoing; (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (d) any stock exchange, including the Exchanges; or (e) any government-run, government-owned, or government-controlled entity;

“Interim Order” means the interim order of the Court, after being informed of the intention to rely upon the exemption from the registration requirements under Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares and the Replacement Convertible Securities pursuant to the Arrangement, made pursuant to Section 291(2) of the BCBCA, following the application contemplated by Section 2.3(a) of the Arrangement Agreement, in form and substance acceptable to each of Silver47 and Bunker Hill, each acting reasonably, providing for, among other things, declarations and directions in respect of the notice to be given in respect of, and the calling and holding of the Silver47 Meeting, as the same may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of Silver47 and Bunker Hill, each acting reasonably);

“Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority (including the Exchanges), and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“NYSE American” shall mean the NYSE American LLC;

“Party” means any of Silver47 or Bunker Hill, as the case may be, and “Parties” means both of them, collectively;

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“Plan of Arrangement” means this plan of arrangement as amended, modified or supplemented from time to time in accordance with Article 6 or at the direction of the Court in the Final Order, with the consent of Silver47 and Bunker Hill, each acting reasonably;

“Replacement Convertible Securities” means (i) the Replacement Options and (ii) the Replacement Warrants;

“Replacement Option In-The-Money Amount” in respect of a Replacement Option means the amount, if any, by which the total fair market value (determined immediately after the Effective Time) of the Bunker Hill Shares that a holder is entitled to acquire on exercise of the Replacement Option at and from the Effective Time exceeds the amount payable to acquire such shares;

“Replacement Options” shall have the meaning ascribed thereto in Section 3.1(d);

“Replacement Warrants” shall have the meaning ascribed thereto in Section 3.1(e));

“SEC” means the United States Securities and Exchange Commission;

“Silver47” means Silver47 Exploration Corp.;

“Silver47 Circular” means the notice of the Silver47 Meeting and accompanying management information circular (including all schedules, appendices and exhibits thereto, and information incorporated by reference therein) to be sent to the Silver47 Shareholders in connection with the Silver47 Meeting, including any amendments or supplements thereto;

“Silver47 Meeting” means the special meeting of the Silver47 Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering the Arrangement Resolution and for any other purpose as may be set out in the Silver47 Circular;

“Silver47 Omnibus Incentive Plan” means the omnibus incentive plan of Silver47 adopted by the board of directors of Silver47 on December 8, 2025, and approved by Silver47 Shareholders on January 21, 2026, being the effective date of the plan;

“Silver47 Optionholders” means the holders of Silver47 Options;

“Silver47 Option In-The-Money Amount” in respect of a Silver47 Option means the amount, if any, by which the total fair market value (determined immediately before the Effective Time) of the Silver47 Shares that a holder is entitled to acquire on exercise of the Silver47 Option immediately before the Effective Time exceeds the amount payable to acquire such shares;

“Silver47 Options” means options to acquire Silver47 Shares granted pursuant to or otherwise subject to the Silver47 Omnibus Incentive Plan or the Summa Silver Option Plan;

“Silver47 RSU” means a restricted share unit issued pursuant to the Silver47 Omnibus Incentive Plan;

“Silver47 RSU Holders” means the holders of Silver47 RSUs;

“Silver47 Securityholders” means holders of the Silver47 Shares, Silver47 Options, Silver47 RSUs and Silver47 Warrants;

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“Silver47 Shareholders” means the holders of the Silver47 Shares;

“Silver47 Shares” means the common shares in the capital of Silver47;

“Silver47 Warrant Certificates” means the warrant certificates, as amended, each dated July 8, 2021, April 14, 2022, May 31, 2022, June 28, 2022, November 28, 2022, June 4, 2024, June 6, 2024, November 6, 2024, March 5, 2025, March 12, 2025, March 21, 2025, April 2, 2025, April 4, 2025 and September 19, 2025;

“Silver47 Warrantholders” means the holders of Silver47 Warrants;

“Silver47 Warrant Indentures” means the warrant indentures, as amended, each dated November 1, 2024, June 17, 2025, September 16, 2025, and January 14, 2026;

“Silver47 Warrants” means Silver47 Share purchase warrants issued under the terms of the Silver47 Warrant Certificates and Silver47 Warrant Indentures;

“Summa Silver” means Summa Silver Corp.

“Summa Silver Option Plan” means the stock option plan of Summa Silver adopted by the board of directors of Summa Silver on February 5, 2024, and approved by the shareholders of Summa Silver on March 26, 2024, being the effective date of the plan;

“Tax Act” means the Income Tax Act (Canada);

“Taxes” means, with respect to any person, all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, digital services taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, ecological taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, global minimum or “Pillar 2” taxes, goods and service taxes, harmonized sales taxes, mining duties (whether assessed on explored or exploited surface area, related to mining or non-mining activities, based on sales, profits, production, volume or otherwise measured in any manner under applicable Law), contributions, duties, government charges or fees, tariffs, customs duties, surtaxes or other taxes of any kind whatsoever imposed or charged by any Governmental Entity, any requirement to pay or repay any amount to a Governmental Entity in respect of a tax credit, refund, rebate, governmental grant or subsidy, overpayment, or similar adjustment of Taxes, and any instalments in respect thereof, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties, and whether disputed or not, and “Tax” means any one of such Taxes;

“Transmittal Letter” means the letter of transmittal to be sent to holders of Silver47 Shares for use in connection with the Arrangement;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and

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“VWAP” means for any date, the price determined by the first of the following clauses that applies: (a) if the Bunker Hill Shares are then listed or quoted on an Exchange in Canada, the daily volume weighted average price of the Bunker Hill Shares for such date (or the nearest preceding date) on the principal Exchange in Canada on which the Bunker Hill Shares are then listed or quoted, and (b) in all other cases, the fair market value of a Bunker Hill Share as determined by the board of directors of Bunker Hill in good faith.

Any capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to them in the Arrangement Agreement. In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto. Unless the contrary intention appears, references in this Plan of Arrangement to an Article or Section, by number or letter or both refer to the Article or Section, respectively, bearing that designation in this Plan of Arrangement.

1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Statutory References

Any reference in this Plan of Arrangement to a statute includes all rules and regulations made or promulgated thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6	Currency

Unless otherwise stated, all references herein to amounts of money are expressed in lawful money of United States.

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1.7	Governing Law

This Plan of Arrangement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.

1.8	Binding Effect

At the Effective Time, this Plan of Arrangement and the Arrangement, will become effective, and be binding on, without any further act or formality required on the part of any person: Bunker Hill, Silver47, the Depositary, all registered and beneficial Silver47 Shareholders, including Dissenting Shareholders, Silver47 Optionholders, Silver47 RSU Holders, Silver47 Warrantholders, the registrar and transfer agent in respect of the Silver47 Shares and all other persons.

Article 2
ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

Article 3
ARRANGEMENT

3.1	Arrangement

Commencing and effective as at the Effective Time, each of the events set out below shall occur and shall be deemed to occur sequentially in the following order, in each case, unless stated otherwise, effective as at one-minute intervals starting at the Effective Time, without any further act or formality required on the part of any person, except as otherwise expressly provided herein:

(a)	each Dissent Share shall, without any further act or formality by or on behalf of a Dissenting Shareholder, be deemed to have been transferred by the holder thereof to Silver47 (free and clear of any Liens of any nature whatsoever) and cancelled, and Silver47 shall thereupon be obligated to pay the amount therefore determined and payable in accordance with Article 4, and:

(i)	such Dissenting Shareholder shall cease to be, and shall be deemed to cease to be, the holder of such Dissent Share and to have any rights as a Silver47 Shareholder other than the right to be paid the fair value by Silver47 for such Dissent Share as set out in Section 4.1 out of reserves established by Silver47 therefore; and

(ii)	such Dissenting Shareholder’s name shall be, and shall be deemed to be, removed from the register of Silver47 Shareholders maintained by or on behalf of Silver47;

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(b)	notwithstanding any vesting or exercise or other provision to which a Silver47 RSU might otherwise be subject (whether by contract, the conditions of grant, applicable Law or the terms of the Silver47 Omnibus Incentive Plan, as applicable), each Silver47 RSU outstanding immediately prior to the Effective Time, whether vested or unvested, shall be deemed to be immediately and unconditionally vested to the fullest extent, shall be settled by Silver47 at the Effective Time, net of any applicable withholdings pursuant to Section 5.4, in exchange for Silver47 Shares (provided that no share certificates or DRS statements shall be issued with respect to such Silver47 Shares), and shall cease to represent a restricted share unit or other right to acquire Silver47 Shares. Such Silver47 Shares shall be transferred to Bunker Hill at the time and for the Consideration provided for pursuant to Section 3.1(c), and each such Silver47 RSU shall be immediately cancelled by Silver47, and

(i)	the holder of such Silver47 RSU shall cease to be holder thereof and to have any rights as a Silver47 RSU Holder, other than the right to receive the consideration (if any) to which they are entitled under this Section 3.1(b);

(ii)	the name of such holder shall be, and shall be deemed to be, removed from the register of Silver47 RSUs maintained by or on behalf of Silver47; and

(iii)	all agreements relating to such Silver47 RSU shall be terminated and shall be of no further force and effect;

(c)	each outstanding Silver47 Share, including the Silver47 Shares issued pursuant to Section 3.1(b) above (other than Dissent Shares or any Silver47 Shares held by Bunker Hill or its any of its affiliates) shall, without any further act or formality by or on behalf of a Silver47 Shareholder, be deemed to be transferred and assigned by the holder thereof to Bunker Hill (free and clear of all Liens of any nature whatsoever) in exchange for the Consideration, and

(i)	the holder of such Silver47 Share shall cease to be, and shall be deemed to cease to be, the holder thereof and to have any rights as a Silver47 Shareholder other than the right to be paid the Consideration per Silver47 Share in accordance with this Plan of Arrangement;

(ii)	the name of such holder shall be, and shall be deemed to be, removed from the register of Silver47 Shareholders maintained by or on behalf of Silver47; and

(iii)	Bunker Hill shall be deemed to be the transferee and the legal and beneficial holder of such Silver47 Share (free and clear of any Liens of any nature whatsoever) and shall be entered as the registered holder of such Silver47 Share in the register of Silver47 Shareholders maintained by or on behalf of the Silver47;

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(d)	each Silver47 Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall be exchanged for an option (each a “Replacement Option”) to acquire from Bunker Hill, the number of Bunker Hill Shares equal to (rounded down to the nearest whole number): (i) the number of Silver47 Shares subject to such Silver47 Option immediately prior to the Effective Time; multiplied by (ii) the Exchange Ratio. The exercise price per Bunker Hill Share subject to a Replacement Option shall be an amount equal to: (i) the exercise price per Silver47 Share subject to each such Silver47 Option immediately before the Effective Time; divided by (ii) the Exchange Ratio, provided that the aggregate exercise price payable on any particular exercise of Replacement Options shall be rounded up to the nearest whole cent. It is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the exchange of a Silver47 Option for a Replacement Option. Therefore, in the event that the Replacement Option In-The-Money Amount in respect of a Replacement Option exceeds the Silver47 Option In-The-Money Amount in respect of the Silver47 Option for which it is exchanged, the exercise price of a Replacement Option (as otherwise determined) will be increased (and will be deemed always to have been increased) to ensure that the Replacement Option In-The-Money Amount in respect of the Replacement Option does not exceed the Silver47 Option In-The-Money Amount in respect of the Silver47 Option and the ratio of the amount payable to acquire such shares to the value of such shares to be acquired shall be unchanged.

The Replacement Options shall be exercisable until the original expiry date of the Silver47 Option, except that the term of any Replacement Options, including any outstanding Replacement Options held by or on behalf of an individual that will not be continuing as a director, officer, employee or consultant of Bunker Hill or any of its affiliates (including Silver47) following 60 days after the Effective Date, shall be the lesser of (A) the current expiry date of the Silver47 Option, and (B) the date that is 120 days following the Effective Date. Except as set out above, term to expiry, conditions to and manner of exercise and other terms and conditions of each of the Replacement Options shall be the same as the terms and conditions of the Silver47 Option for which it is exchanged and, for greater certainty, each Replacement Option shall continue to be governed by and be subject to the terms of the Silver47 Omnibus Incentive Plan or the Summa Silver Option Plan, as applicable, and the agreement evidencing the grant of such Silver47 Option with respect to such terms and conditions, with any adjustment deemed to be made thereto as are necessary to ensure consistency with the provisions of this Section 3.1(d), including that any references in such plans and the option agreements to Silver47, Summa Silver, or the board of directors of Silver47 or Summa Silver, as applicable, shall be read as references to Bunker Hill and its board of directors. To the extent that the terms of the Replacement Option confers any additional benefit to the holder thereof as compared to the Silver47 Option so exchanged, the terms of the Replacement Option shall be deemed such that any such benefit is not conferred.

Any document previously evidencing Silver47 Options will thereafter evidence and be deemed to evidence the Replacement Options exchanged therefor and no certificates evidencing the Replacement Options will be issued.

Following the exchange of the Silver47 Options for the Replacement Options pursuant to this Section 3.1(d), the Silver47 Optionholders shall have no further rights, and Silver47 and Summa Silver, as applicable, shall have no further obligations with respect to, any Silver47 Option. The exchange of the Silver47 Options for the Replacement Options is in full and complete satisfaction of all payment obligations of Silver47 and Summa Silver, as applicable, relating to the Silver47 Options.

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It is further intended that each Silver47 Option that is held by a holder who is subject to taxation in the United States will be exchanged for a Replacement Option in a manner compliant with Section 409A of the U.S Tax Code and further that if such Silver47 Option is an “incentive stock option” (as defined in Section 422 of the U.S. Tax Code) in a manner compliant with Section 424 of the U.S. Tax Code, and this Section 3.1(d) will be construed consistently with such intent.

(e)	each Silver47 Warrant outstanding immediately prior to the Effective Time (whether vested or unvested) shall be exchanged for a warrant (each a “Replacement Warrant”) to acquire from Bunker Hill, other than as provided herein, the number of Bunker Hill Shares equal to: (i) the number of Silver47 Shares subject to such Silver47 Warrant immediately prior to the Effective Time; multiplied by (ii) the Exchange Ratio, provided that, if the foregoing would result in the issuance of a fraction of a Bunker Hill Share on any particular exercise of Replacement Warrants, then the number of Bunker Hill Shares otherwise issued shall be rounded down to the nearest whole number of Bunker Hill Shares. The exercise price per Bunker Hill Share subject to a Replacement Warrant shall be an amount equal to: (i) the exercise price per Silver47 Share subject to each such Silver47 Warrant immediately before the Effective Time; divided by (ii) the Exchange Ratio, provided that the aggregate exercise price payable on any particular exercise of Replacement Warrants shall be rounded up to the nearest whole cent; and provided, further, that Replacement Warrants will be exercisable exclusively on a “cashless exercise” basis, without the payment of any cash, if at the time of such exercise (A) a registration statement filed under the U.S. Securities Act and covering the exercise of the Replacements Warrants and the issuance of the Bunker Hill Shares issuable upon such exercise is not then effective or may not then be used; or (B) the holder or beneficial holder of the Replacement Warrants has not demonstrated to the satisfaction of Bunker Hill that either (i) the Replacement Warrants are being exercised outside the United States and not for the account or benefit of a U.S. person or a person in the United States (as such terms are defined in Regulation S under the U.S. Securities Act), or (ii) the exercise of the Replacement Warrants for cash complies with the applicable U.S. state or blue sky laws without the imposition of any resale or other restrictions on the holder by virtue of such U.S. state or blue sky laws. Upon any exercise of Replacement Warrants on a “cashless exercise” basis in accordance with the foregoing provisions, the holder shall be entitled to receive, without the payment of any cash, a number of Bunker Hill Shares equal to the quotient obtained by dividing (A-B) (X)] by (A), where:

(A) = the last VWAP immediately preceding the time of delivery of the Notice of Exercise (as defined in the applicable Silver47 Warrant Indenture or Silver47 Warrant Certificate) giving rise to the applicable “cashless exercise”, as set forth in the applicable Notice of Exercise (to clarify, the “last VWAP” will be the last VWAP as calculated over an entire trading day such that, in the event that the Replacement Warrant is exercised at a time that the primary Exchange in Canada for the Bunker Hill Shares (if any) is open, the prior trading day’s VWAP shall be used in this calculation);

(B) = the exercise price of the Replacement Warrant, as adjusted pursuant to its terms; and

(X) = the number of Bunker Hill Shares that would be issuable upon exercise of the Replacement Warrant (or portion thereof if a partial exercise) in accordance with the terms of the Replacement Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

Bunker Hill agrees that a holder of Replacement Warrants will not be required to provide any evidence of registration or exemption under the U.S. Securities Act or any U.S. state or blue sky laws in order to exercise a Replacement Warrant; provided, that in connection with the exercise of Replacement Warrants at any time that the Bunker Hill Shares are not listed on a U.S. national securities exchange, Bunker Hill may require the holder or beneficial holder of the Replacement Warrants to confirm whether the Replacement Warrants are being exercised outside the United States and not for the account or benefit of a U.S. person or a person in the United States (as such terms are defined in Regulation S under the U.S. Securities Act) or, if otherwise, the U.S. state or other jurisdiction in which the holder, beneficial holder and/or person to receive the underlying Bunker Hill Shares is located. All other terms and conditions of a Replacement Warrant, including the term to expiry, will be the same as the Silver47 Warrant for which it was exchanged.

The exchanges and cancellations provided for in Sections 3.1(a) through 3.1(e) will be deemed to occur on the Effective Date, notwithstanding that certain of the procedures related thereto are not completed until after the Effective Date.

3.2	Effective Time Procedures

Following the receipt of the Final Order and prior to the Effective Date, Bunker Hill shall deliver or arrange to be delivered to the Depositary certificates or direct registration (“DRS”) advice-statements representing the Bunker Hill Shares required to be issued to Former Silver47 Shareholders, all in accordance with the provisions of Section 3.1(c), which certificates or DRS advice-statements shall be held by the Depositary as agent and nominee for such Former Silver47 Shareholders for distribution to such Former Silver47 Shareholders (or, for greater certainty, to give effect to any withholding or remittance obligations in respect of Taxes pursuant to Section 5.4 hereof) in accordance with the provisions of Article 5.

Subject to the provisions of Article 5, and upon return of a properly completed Transmittal Letter by a registered Former Silver47 Shareholder together with certificates representing Silver47 Shares and such other documents as the Depositary may require, Former Silver47 Shareholders shall be entitled to receive delivery of certificates or DRS advice-statements representing the Bunker Hill Shares to which they are entitled pursuant to Section 3.1.

3.3	Bunker Hill Shares

In no event shall any holder of Silver47 Shares be entitled to a fractional Bunker Hill Share. Where the aggregate number of Bunker Hill Shares to be issued to a person as consideration under or as a result of this Arrangement would result in a fraction of a Bunker Hill Share being issuable, the number of Bunker Hill Shares to be received by such securityholder shall be rounded down to the nearest whole Bunker Hill Share and no person will be entitled to any compensation in respect of a fractional Bunker Hill Share. All Bunker Hill Shares issued pursuant hereto shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for the purposes of the BCBCA.

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3.4	Calculations

All calculations and determinations made by Bunker Hill and Silver47, or the Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final, and binding.

3.5	Adjustments to Consideration

The Exchange Ratio and the Consideration Shares issuable to a Silver47 Shareholder pursuant to Section 3.1(c) shall be adjusted to reflect fully the effect of any stock split, reverse split, dividend (including any dividend or distribution of securities convertible into Silver47 Shares or Bunker Hill Shares), consolidation, reorganization, recapitalization or other like change with respect to Silver47 Shares or Bunker Hill Shares, as applicable effected in accordance with the terms of the Arrangement Agreement occurring after the date of the Arrangement Agreement and prior to the Effective Time, such that the Silver47 Shareholders receive the same economic consideration that they would have received had such stock split, reverse split, dividend, consolidation, reorganization, recapitalization or other like change not occurred.

Article 4
DISSENT RIGHTS

4.1	Dissent Rights

Pursuant to the Interim Order, registered Silver47 Shareholders as of the record date of the Silver47 Meeting may exercise rights of dissent (“Dissent Rights”) with respect to all (but not less than all) Silver47 Shares held by such holder as registered holder thereof as of such date in connection with the Arrangement pursuant to and in strict compliance with the procedures set forth in Sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order, or any other order of the Court, and this Section 4.1; provided that, notwithstanding anything to the contrary contained in Section 242(1)(a) of the BCBCA, the written notice setting forth the objection of such registered Silver47 Shareholder to the Arrangement Resolution must be received by Silver47 not later than 5:00 p.m. (Vancouver time) on the day that is two Business Days immediately before the date of the Silver47 Meeting (as it may be adjourned or postponed from time to time). Each Dissenting Shareholder who duly and validly exercises its Dissent Rights in accordance with this Section 4.1, shall be deemed to have transferred all Silver47 Shares held by such Dissenting Shareholder and in respect of which Dissent Rights have been validly exercised to Silver47, free and clear of all Liens, as provided in Section 3.1(a) and if such Dissenting Shareholder:

(a)	is ultimately entitled to be paid fair value for such Silver47 Shares, such Dissenting Shareholder: (i) shall be deemed not to have participated in the transactions in Article 3 (other than Section 3.1(a)); (ii) will be entitled to be paid the fair value of such Silver47 Shares, less applicable withholding Taxes in accordance with Section 5.4, by Silver47 (using Silver47’s own funds and not funds directly or indirectly provided by Bunker Hill or its affiliates), which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the Business Day immediately preceding the date on which the Arrangement Resolution was adopted; and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement if such Dissenting Shareholder had not exercised its Dissent Rights in respect of such Silver47 Shares; or

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(b)	is ultimately not entitled, for any reason, to be paid fair value for such Silver47 Shares, such Dissenting Shareholder shall be deemed to have participated in the Arrangement as of the Effective Time on the same basis as a non-dissenting holder of Silver47 Shares that is not a Dissenting Shareholder and shall be entitled to receive only the Consideration contemplated by Section 3.1(b) that such Dissenting Shareholder would have received pursuant to the Arrangement if such Dissenting Shareholder had not exercised its Dissent Rights.

4.2	Recognition of Dissenting Shareholders

(a)	In no circumstances shall Bunker Hill, Silver47 or any other person be required to recognize a person exercising Dissent Rights as a holder of Silver47 Shares unless, as of the record date of the Silver47 Meeting and the deadline for exercising Dissent Rights (as set forth in Section 4.1), such person is the registered holder of the Silver47 Shares in respect of which such Dissent Rights are sought to be exercised. For greater certainty, in addition to any other restrictions under Sections 237 to 247 of the BCBCA or in the Interim Order, none of the following persons shall be entitled to exercise Dissent Rights: (i) any Silver47 Optionholder, Silver47 Warrantholder or Silver47 RSU Holder in respect of such holder’s Silver47 Options, Silver47 Warrants and/or Silver47 RSUs; (ii) any Silver47 Shareholder who votes or has instructed a proxyholder to vote such holder’s Silver47 Shares in favour of the Arrangement Resolution (but only in respect of such Silver47 Shares); and (iii) any other person who is not a registered Silver47 Shareholder as of the record date of the Silver47 Meeting and as of the deadline for exercising such Dissent Rights.

(b)	For greater certainty, in no case shall Bunker Hill, Silver47 or any other person be required to recognize any Dissenting Shareholder as a holder of Silver47 Shares after the completion of the transfer under Section 3.1(a), and the name of such Dissenting Shareholder shall be removed from the register of Silver47 Shareholders as to those Silver47 Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 3.1(a) occurs, and Silver47 shall be recorded as the registered holder of such Silver47 Shares and shall be deemed to be the legal and beneficial owner of such Silver47 Shares.

Article 5
DELIVERY OF CONSIDERATION

5.1	Delivery of Consideration

(a)	As soon as practicable following the later of the Effective Date and the surrender to the Depositary for cancellation of a certificate or a DRS advice-statement that immediately before the Effective Time represented one or more outstanding Silver47 Shares (other than Silver47 Shares in respect of which Dissent Rights have been validly exercised and not withdrawn), together with a duly completed and executed Transmittal Letter and such other documents and instruments as would have been required to effect the transfer of the Silver47 Shares formerly represented by such certificate or DRS advice-statement under the BCBCA and the constating documents of Silver47 and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate or DRS advice-statement shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, or make available for pick up at its offices during normal business hours, a certificate or DRS advice-statement representing the Bunker Hill Shares that such holder is entitled to receive in accordance with Section 3.1, less any amounts withheld, if any, pursuant to Section 5.4, and any certificate so surrendered shall forthwith be cancelled.

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(b)	Until surrendered for cancellation as contemplated by this Section 5.1, each certificate or DRS advice-statement that immediately prior to the Effective Time represented one or more Silver47 Shares (other than Silver47 Shares in respect of which Dissent Rights have been validly exercised and not withdrawn) shall be deemed after the Effective Time to represent only the right to receive in exchange therefor a certificate or DRS advice-statement representing Bunker Hill Shares that the holder of such certificate or DRS advice-statement is entitled to receive in accordance with Section 3.1, less any amounts withheld, if any, pursuant to Section 5.4.

5.2	Lost Certificates

In the event any certificate that immediately prior to the Effective Time represented one or more outstanding Silver47 Shares that were exchanged in accordance with Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, a certificate representing Bunker Hill Shares that such holder is entitled to receive in accordance with Section 3.1. When authorizing such delivery of a certificate representing Bunker Hill Shares that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such Bunker Hill Shares is to be delivered shall, as a condition precedent to the delivery of such Bunker Hill Shares, give a bond satisfactory to Bunker Hill and the Depositary in such amount as Bunker Hill and the Depositary may direct, or otherwise indemnify Bunker Hill and the Depositary in a manner satisfactory to Bunker Hill and the Depositary, against any claim that may be made against Bunker Hill or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the constating documents of Silver47.

5.3	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Bunker Hill Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Silver47 Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or 5.2. Subject to applicable Law and to Section 5.4, at the time of such compliance, there shall, in addition to the delivery of a certificate representing Bunker Hill Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Bunker Hill Shares.

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5.4	Withholding Rights

Bunker Hill, Silver47, the Depositary, and their respective agents, as applicable (in this paragraph, the “payor”), shall each be entitled to deduct and withhold, or direct any person to deduct or withhold on their behalf, from any consideration payable (whether in cash or in kind, and including for avoidance of doubt the Consideration Shares) or otherwise deliverable to any person under the Plan of Arrangement and Arrangement Agreement (including any payment to Dissenting Shareholders) such amounts as the payor is required to deduct or withhold therefrom under any applicable Law in respect of Taxes. For the purposes hereof, all such deducted or withheld amounts shall be treated as having been paid to the person in respect of which such deduction or withholding was made on account of the obligation to make payment to such person thereunder, provided that such deducted or withheld amounts are actually and timely remitted to the appropriate Governmental Entity when required by Law by, or on behalf of, the payor. Each payor is hereby authorized to sell or otherwise dispose of, on behalf of such person in respect of which a deduction or withholding was made, such portion of any Consideration Shares or other security deliverable to such person as is necessary to provide sufficient funds to the payor to enable it to comply with such deduction or withholding requirement and the payor shall notify such person thereof and remit the applicable portion of the net proceeds of such sale (after deducting all reasonable commissions, fees and other reasonable expenses in respect of such sale) to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person. Any such sale will be made in accordance with applicable Laws and at prevailing market prices, and no payor shall be under any obligation to obtain a particular price, or indemnify any person, in respect of a particular price, for the portion of the Consideration Shares or other securities, as applicable, so sold. No payor will be liable for any loss arising out of any such sale.

5.5	Limitation and Proscription

To the extent that a Former Silver47 Shareholder shall not have complied with the provisions of Section 5.1 or 5.2 on or before the date that is six years after the Effective Date (the “final proscription date”), then the Bunker Hill Shares that such Former Silver47 Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates or DRS advice-statements representing such Bunker Hill Shares shall be delivered to Bunker Hill by the Depositary and the share certificates shall be cancelled by Bunker Hill, and the interest of the Former Silver47 Shareholder in such Bunker Hill Shares to which it was entitled shall be terminated as of such final proscription date.

5.6	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Silver47 Shares, Silver47 Options, Silver47 RSUs and Silver47 Warrants outstanding prior to the Effective Time, (b) the rights and obligations of the Silver47 Shareholders (other than Bunker Hill or any of its affiliates), Silver47 Optionholders, Silver47 RSU Holders and Silver47 Warrantholders, Silver47, Bunker Hill, the Depositary and any transfer agent or other depositary therefore in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Silver47 Shares, Silver47 Options, Silver47 RSUs and Silver47 Warrants shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

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Article 6
AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)	Bunker Hill and Silver47 reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be agreed to in writing by each of Bunker Hill and Silver47 (each acting reasonably) and filed with the Court, and, if made following the Silver47 Meeting, then: (i) approved by the Court; and (ii) communicated to the Silver47 Shareholders, Silver47 Optionholders, Silver47 RSU Holders and Silver47 Warrantholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Bunker Hill and Silver47 (each acting reasonably), may be proposed by Bunker Hill and Silver47 at any time prior to or at the Silver47 Meeting, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Silver47 Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Silver47 Meeting shall be effective only if: (i) it is consented to in writing by each of Bunker Hill and Silver47 (each acting reasonably) and (ii) if required by the Court, it is consented to by some or all of the Silver47 Shareholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made by Bunker Hill and Silver47 without the approval of or communication to the Court or the Silver47 Shareholders, Silver47 Optionholders, Silver47 RSU Holders and Silver47 Warrantholders, provided that it concerns a matter which, in the reasonable opinion of Bunker Hill and Silver47 is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any of the Silver47 Shareholders, Silver47 Optionholders, Silver47 RSU Holders and Silver47 Warrantholders.

Article 7
FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of Bunker Hill and Silver47 will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

Article 8
U.S. SECURITIES LAW MATTERS

8.1	U.S. Securities Law Matters

Notwithstanding any provision herein to the contrary, the Parties agree that this Plan of Arrangement will be carried out with the intention that all Consideration Shares and Replacement Convertible Securities to be issued pursuant to this Plan of Arrangement will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by Section 3(a)(10) thereof and applicable U.S. state securities laws in reliance upon similar exemptions under such laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.

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Schedule B

TO THE ARRANGEMENT AGREEMENT

Arrangement Resolution

The text of the Arrangement Resolution which the Silver47 Shareholders will be asked to pass at the Silver47 Meeting is as follows:

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

(1)	The arrangement (as it may be modified or amended, the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) involving Silver47 Exploration Corp. (“Silver47”), pursuant to the arrangement agreement between Silver47 and Bunker Hill Mining Corp. (“Bunker Hill”), dated August [●], 2026, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”), as more particularly described and set forth in the management information circular of Silver47 dated [●] (the “Circular”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

(2)	The plan of arrangement of Silver47, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”), the full text of which is set out as Schedule [●] to the Circular, is hereby authorized, approved and adopted.

(3)	The: (i) Arrangement Agreement and all the transactions contemplated therein; (ii) actions of the directors of Silver47 in approving the Arrangement and the Arrangement Agreement; and (iii) actions of the directors and officers of Silver47 in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto, and causing the performance by Silver47 of its obligations thereunder, are hereby confirmed, ratified, authorized and approved.

(4)	Silver47 is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended).

(5)	Notwithstanding that this resolution has been passed (and the Arrangement approved and agreed to) by securityholders of Silver47 or that the Arrangement has been approved by the Court, the directors of Silver47 are hereby authorized and empowered without further notice to or approval of any securityholders of Silver47 (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or Plan of Arrangement and (ii) not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

(6)	Any one director or officer of Silver47 is hereby authorized, empowered and instructed, acting for, in the name and on behalf of Silver47, to execute or cause to be executed, under the seal of Silver47 or otherwise, and to deliver or to cause to be delivered, all such other documents and to do or to cause to be done all such other acts and things as in such person’s opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of these resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing.

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Schedule C

TO THE ARRANGEMENT AGREEMENT

REGULATORY APPROVALS

Silver47

●	See items listed in the Silver47 Disclosure Letter

●	TSXV approval of the Arrangement

Bunker Hill

●	See items listed in the Bunker Hill Disclosure Letter

●	Approval of the listing and posting for trading on the TSX and any other Exchange on which any Bunker Hill Shares are listed, subject only to satisfaction of the standard listing conditions, of the Consideration Shares

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Schedule D

TO THE ARRANGEMENT AGREEMENT

Director AND OFFICER APPOINTMENTS

Directors

Richard Williams – Executive Chairman

Mark Cruise – Lead Independent Director

Pamela Saxton – Director

Kelli Kast – Director

Samuel Ash – Director

Gary Thompson – Director

Galen McNamara – Director

Officers

Galen McNamara – President and Chief Investment Officer

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